UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to §240.14a-12

TBA ENTERTAINMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11 and Fee Rate Advisory #7 for Fiscal Year 2004.

	1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001 per share
Series A Preferred Stock, par value $0.001 per share

	2)	Aggregate number of securities to which transaction applies:
7,377,515

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
For purpose of calculating the filing fee, the transaction valuation was based on 7,375,425 issued and outstanding shares of common stock multiplied by the per share merger consideration of $0.68, 2,040 issued and outstanding shares of preferred stock multiplied by the per share merger consideration of $0.71, and the cash out of warrants to purchase 125,000 shares of common stock at a net consideration (after adjustment for exercise price) of $0.67 per share.

	4)	Proposed maximum aggregate value of transaction:
$5,100,487

	5)	Total fee paid:
$646.23

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

TBA ENTERTAINMENT CORPORATION

16501 Ventura Boulevard, Suite 601
Encino, California 91436

[Mailing Date]

Dear Fellow Stockholders:

     You are cordially invited to attend a special meeting of the stockholders of TBA Entertainment Corporation to be held at [Location of Meeting], located at [Street Address], Nashville, Tennessee [Zip Code], on [Day of week], [Date], 2004, at 10:00 a.m. local time. At the special meeting you will be asked to consider and vote on a proposal to approve a merger agreement, dated April 8, 2004, providing for the acquisition of TBA Entertainment Corporation in a merger transaction by an entity formed by (i) an affiliate of Irving Azoff, prominent artist manager, movie producer and former chairman of MCA Records, (ii) JHW Greentree Capital, L.P., an affiliate of Whitney & Co., and (iii) an affiliate of Robert Geddes.

     If the merger agreement is approved and the merger is completed, you will be entitled to receive approximately $0.68 in cash for each share of TBA common stock that you own, which represents approximately a 48% premium over the thirty-day average closing price per share of $0.46 for the period ended April 8, 2004, the last trading day before the announcement of signing the merger agreement.

     Please be advised that the amount you will be entitled to be paid for your TBA common stock is subject to a possible reduction in certain circumstances, as more fully explained in the enclosed proxy statement. Therefore, the total amount per share you will ultimately receive as a result of the merger may be less than $0.68 per share. Your shares will also be subject to appraisal rights under Delaware law, as described in the enclosed proxy statement.

     Upon completion of the merger, you will no longer own any stock or have any interest in TBA Entertainment Corporation, and you will not receive any stock of the acquiring company in the merger. The merger is expected to be completed in the second quarter of 2004.

     We cannot complete the merger unless all conditions to closing are satisfied, including the approval of the merger agreement and the proposed merger by holders of a majority of our outstanding common stock. We cannot assure you that all the closing conditions will be satisfied or, if satisfied, when they will be satisfied.

     Thomas J. Weaver III, Chairman and Chief Executive Officer of TBA Entertainment Corporation, has agreed with the acquiring company to vote all of the TBA common stock over which he holds voting power, which represents approximately 9% of TBA’s common stock, in favor of the approval of the merger agreement and the merger.

     Based on our reasons for the merger described in the attached proxy statement, including the opinion delivered to a Special Committee of our Board of Directors by our financial advisor, Bear, Stearns & Co. Inc., our Board of Directors has unanimously determined that the merger agreement is fair to you and in your best interests. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     The enclosed proxy statement provides you detailed information about the special meeting, the proposed merger, the merger agreement and related matters. WE URGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE ATTACHED MERGER AGREEMENT.

     Your vote is extremely important. Approval of the merger agreement and the proposed merger requires the affirmative vote of the holders of a majority of our outstanding common stock, so it is very important that you vote your shares.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ACCOMPANYING REPLY ENVELOPE AS PROMPTLY AS POSSIBLE.

     Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

     On behalf of the Board of Directors of TBA Entertainment Corporation, I thank you for your continued support.

Very truly yours,

Thomas J. Weaver III
Chairman and Chief Executive Officer

TBA ENTERTAINMENT CORPORATION

16501 Ventura Boulevard, Suite 601
Encino, California 91436

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ______________, 2004

To the stockholders of TBA Entertainment Corporation:

     Notice is hereby given that a special meeting of stockholders of TBA Entertainment Corporation will be held on [Day of week], [Date], 2004, at 10:00 a.m., local time, at [Location of Meeting], located at [Street Address], Nashville, Tennessee [Zip Code], for the following purposes:

1.	To vote on a proposal to approve and adopt the merger agreement, dated April 8, 2004, among TBA Holdings, LLC, TBA Merger Sub, Inc. and TBA Entertainment Corporation, and the merger contemplated by the merger agreement;

2.	In the event that there are insufficient votes for approval and adoption of the merger agreement, to consider and vote upon a proposal to grant our Board of Directors discretionary authority to adjourn the special meeting to solicit additional votes for adoption and approval of the merger agreement and the merger; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     We have fixed the close of business on [Record Date], 2004, as the record date for the special meeting. Only holders of TBA common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, we had outstanding and entitled to vote 7,375,425 shares of common stock. A list of stockholders entitled to vote at the special meeting will be available for inspection at our corporate offices at least ten days prior to the special meeting.

     A copy of the merger agreement is attached to the enclosed proxy statement as Appendix A. The affirmative vote of the holders of a majority of the outstanding TBA common stock entitled to vote at the special meeting is necessary to approve and adopt the merger agreement and the merger.

     As a stockholder of the Company, you have a right under Delaware law to an appraisal of the fair value of your shares of common stock if the merger is completed. In order to exercise this appraisal right, you must deliver a written demand to TBA for payment for your shares before the special meeting, and you must not vote in favor of the approval and adoption of the merger agreement and the merger. Merely voting against the merger agreement and the merger, or abstaining from voting, is not sufficient to perfect your appraisal right. A copy of the Delaware statutory provisions regarding this appraisal right is attached as Appendix C to the accompanying proxy statement. See “Dissenters’ Rights of Appraisal” on page 50 of the proxy statement for a summary of these provisions.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE

INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF TBA’S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

By Order of the Board of Directors, Frank A. McKinnie Weaver, Sr. Secretary

Nashville, Tennessee

[Mailing Date]

IMPORTANT

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

TBA ENTERTAINMENT CORPORATION

PROXY STATEMENT FOR TBA ENTERTAINMENT CORPORATION
SPECIAL MEETING OF STOCKHOLDERS

     This proxy statement and accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors of TBA Entertainment Corporation of proxies for use at the special meeting of stockholders to be held on [Day of week], [Date], 2004, at 10:00 a.m., local time, at [Location of Meeting], located at [Street Address], Nashville, Tennessee [Zip Code]. At the special meeting, stockholders will be asked to approve and adopt the merger agreement, dated April 8, 2004, among TBA Entertainment Corporation, TBA Holdings, LLC and TBA Merger Sub, Inc., and the merger contemplated by the merger agreement. TBA Holdings, LLC and TBA Merger Sub, Inc. are each affiliated with Mr. Irving Azoff, prominent artist manager, movie producer and former chairman of MCA Records, JHW Greentree Capital, L.P., an affiliate of Whitney & Co., and Robert Geddes. Consummation of the merger will result in:

•	TBA Holdings, LLC acquiring TBA Entertainment Corporation by merging its wholly-owned subsidiary TBA Merger Sub, Inc. with and into TBA Entertainment Corporation, with TBA Entertainment Corporation being the surviving corporation;

•	Each share of TBA common stock that is issued and outstanding immediately prior to the effective time of the merger, other than shares held by TBA Holdings, LLC, TBA Entertainment Corporation or stockholders who have properly exercised their dissenters’ rights, being converted into the right to receive approximately $0.68 in cash, subject to a possible reduction in certain circumstances as more fully described in this proxy statement; and

•	The certificate of designation of the TBA preferred stock provides that upon a merger each share of TBA preferred stock is entitled to receive a preference of $0.03 and will thereafter participate ratably without preference with the holders of TBA common stock on an “as converted” basis. Accordingly, each share of TBA Entertainment Corporation preferred stock that is issued and outstanding immediately prior to the effective time of the merger, other than shares held by TBA Holdings, LLC, TBA Entertainment Corporation or stockholders who have properly exercised their dissenters’ rights, shall be converted into the right to receive approximately $0.71 in cash, subject to a possible reduction in certain circumstances as more fully described in this proxy statement.

     For a discussion of the consideration to be received in the merger, see “The Merger and the Merger Agreement — Merger Consideration” on page 17 of this proxy statement. The merger will be a taxable transaction to stockholders. See “The Merger and the Merger Agreement — Material Federal Income Tax Consequences of the Merger” for a discussion of the U.S. federal income tax impacts of the merger. Stockholders will have no equity interest in either TBA Entertainment Corporation or TBA Holdings, LLC after completion of the merger. A copy of the merger agreement is included as Appendix A to this proxy statement.

     The date of this proxy statement is                   , 2004, and was first mailed to our stockholders on                   , 2004.

     As of [Record Date], TBA Entertainment Corporation had 7,375,425 shares of common stock, par value $0.001 per share, outstanding. Only stockholders of record of TBA common stock at the close of business on [Record Date] are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Each stockholder will be entitled to one vote for each share of common stock outstanding in the stockholder’s name on the records of TBA Entertainment

Corporation. Approval of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote. We have 2,040 shares of preferred stock, par value $0.001 per share, outstanding. Our preferred stock is a nonvoting stock, and thus holders of our preferred stock shall have no vote to approve and adopt the merger agreement.

     All proxies duly submitted will be voted on all business properly presented at the special meeting. Only such business that is brought before the special meeting by or at the direction of the Board of Directors will be conducted at the special meeting. Proxies that specify a vote on a proposal will be voted in accordance with such specification. Proxies that do not specify a vote on a proposal will be voted in accordance with the recommendation of the Board of Directors “FOR” approval and adoption of the merger agreement and the merger. The Board of Directors knows of no other business to be brought before the special meeting. However, if other business is properly brought before the special meeting, the holders of the proxies will vote on those proposals at their discretion. A stockholder voting by means of a proxy has the power to revoke it at any time before it is exercised by submitting another proxy bearing a later date, by notifying TBA Entertainment Corporation in writing of such revocation (in the manner described in this proxy statement), or by voting in person at the special meeting.

     Our Board of Directors, after careful consideration, and based upon the unanimous recommendation of a special committee composed entirely of independent directors, has unanimously approved and adopted the merger agreement and merger, has declared the merger agreement and the merger fair and in the best interest of TBA Entertainment Corporation and its stockholders, and unanimously recommends that the holders of our common stock vote “FOR” approval and adoption of the merger agreement and the merger.

     We will bear the costs of printing this proxy statement. We will pay the expense of soliciting proxies. Proxies will be solicited by mail. Proxies may also be solicited by telephone calls or personal calls by officers, directors, or employees of TBA Entertainment Corporation, none of whom will be specially compensated for soliciting proxies, other than reimbursement for actual expenses incurred. We have retained the services of American Stock Transfer & Trust Company to assist in the solicitation. Fees for such services are estimated to be approximately $   , plus reasonable out-of-pocket expenses.

     Please read carefully the detailed information about the merger contained in this proxy statement. To obtain additional information about TBA Entertainment Corporation, please see “Where You Can Find More Information” on page 53.

     This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

     No persons have been authorized to give any information or to make any representation other than that contained in this proxy statement in connection with the solicitation of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by TBA Entertainment Corporation or any of its affiliates. This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any such solicitation in such jurisdiction.

     You should not assume that the information contained in this proxy statement is accurate as of any date other than    , 2004, and the delivery of this proxy statement shall not, under any circumstances, create an implication that there has been no change in the affairs of TBA Entertainment

Corporation since    , 2004, or that the information herein is correct as of any time subsequent to its date.

APPENDICES:

SUMMARY TERM SHEET

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposal for the special meeting fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the appendices, and the other documents to which we refer. A copy of the merger agreement is attached as Appendix A to this proxy statement. For more information about TBA, see “Where You Can Find More Information” on page 53 of this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

The Companies

TBA Entertainment Corporation (Page 12)

     TBA Entertainment Corporation, a Delaware corporation, is a strategic communications and entertainment company that creates comprehensive programs to reach and engage audiences worldwide. Our common stock is traded on the American Stock Exchange under the symbol “TBA”. We are located at 16501 Ventura Boulevard, Suite 601, Encino, California 91436, and our telephone number at that address is (818) 728-2600.

     In this proxy statement, TBA Entertainment Corporation is referred to as “TBA” or the “Company.”

TBA Holdings, LLC (Page 12)

     TBA Holdings, LLC, a Delaware limited liability company, was formed for the sole purpose of effecting the merger. TBA Holdings, LLC is owned by Azoff Family Trust of 1997, JHW Greentree Capital, L.P. and The Geddes Family Trust dated 1997. TBA Holdings, LLC is located at 177 Broad Street, Stamford, Connecticut 06901, and its telephone number at that address is (203) 973-1400.

     In this proxy statement, TBA Holdings, LLC is referred to as “Parent.”

TBA Merger Sub, Inc. (Page 12)

     TBA Merger Sub, Inc., a Delaware corporation, is a wholly-owned subsidiary of Parent and was formed for the sole purpose of effecting the merger. TBA Merger Sub, Inc. is located at 177 Broad Street, Stamford, Connecticut 06901, and its telephone number at that address is (203) 973-1400.

     In this proxy statement, TBA Merger Sub, Inc. is referred to as “Merger Sub.”

The Special Meeting (Page 14)

Date, Place, Time and Purpose (Page 14)

     TBA will hold a special meeting of our common stockholders at [Location of Meeting], located at [Street Address], Nashville, Tennessee [Zip Code], on [Day of week], [Date], 2004 at 10:00 a.m. local time. At the special meeting, our common stockholders will vote on the approval and adoption of the merger agreement and the merger.

Record Date, Outstanding Shares and Voting (Page 14)

     You are entitled to vote at the TBA special meeting if you owned shares of TBA common stock as of the close of business on the record date of    , 2004. On the record date, there were 7,375,425 shares of TBA common stock issued and outstanding, held by approximately 147 stockholders of record. Of the shares of TBA common stock outstanding, 6,092,842 shares were held by shareholders other than TBA’s affiliates.

     You are entitled to one vote for each share of TBA common stock you owned on the record date. The holders of a majority of the shares entitled to vote at the TBA special meeting must be present in person or by proxy in order to constitute a quorum for all matters to come before the special meeting.

     Thomas J. Weaver III, Chairman and Chief Executive Officer of TBA, has agreed to vote his shares, which collectively represent approximately 9% of all shares outstanding, in favor of the merger. See “- The Merger — Voting Agreement.” Abstentions and broker non-votes will have the effect of a vote “AGAINST” the adoption of the merger agreement. Adoption of the merger agreement does not require the separate vote of TBA’s unaffiliated shareholders, and no separate vote of TBA’s unaffiliated shareholders will be conducted. See “Introduction — Quorum; Voting Required.”

Vote Required (Page 14)

     The affirmative vote of a majority of the outstanding shares of TBA common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement and the merger.

Solicitation of Proxies (Page 16)

     TBA will bear the costs of printing this proxy statement. TBA will pay for the costs of mailing this document to its stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its Board of Directors. In addition to solicitation by mail, the directors, officers and employees of TBA and its subsidiaries may solicit proxies from stockholders of TBA in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement by TBA for their actual expenses.

     Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of TBA common stock held of record by such persons, and TBA will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     TBA has retained the services of American Stock Transfer & Trust Company to assist in the solicitation of proxies. Fees for such services are estimated to be approximately $   plus reasonable out-of-pocket expenses.

Reasons for the Merger (Page 29)

     The TBA Board of Directors has determined that the merger consideration is fair to, and in the best interests of, the TBA stockholders. The merger represents an opportunity for TBA’s stockholders to realize a 48% premium over the thirty-day average closing price of $0.46 for the period ended April 8, 2004, the last trading day before the announcement of signing the merger agreement. The TBA Board of Directors has explored strategic alternatives and believes that the merger offers the best opportunity to maximize the value of TBA stock.

Recommendation of TBA Board of Directors (Page 29)

     The TBA Board of Directors determined that the merger agreement and the merger are fair to, and in the best interests of, TBA and its stockholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the merger.

Opinion of TBA’s Financial Advisor (Page 31 and Appendix B)

     In connection with the merger, a Special Committee of the TBA Board of Directors received an opinion from TBA’s financial advisor, Bear, Stearns & Co. Inc., as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of TBA common stock. The written opinion of Bear Stearns, dated April 7, 2004, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Bear Stearns in providing its opinion. Bear Stearns’ opinion was addressed to the Special Committee of the TBA Board of Directors and does not constitute a recommendation to any stockholder with respect to any matters relating to the proposed merger.

The Merger (Page 16)

     If approved by the TBA stockholders, and if other conditions to the merger agreement are satisfied, at the effective time of the merger, Merger Sub will merge with and into TBA, with TBA surviving the merger as a wholly-owned subsidiary of Parent. Parent will pay cash to the holders of stock of TBA for their shares of TBA stock.

What You Will Receive in Connection with the Merger (Page 17)

     If the merger is completed, each share of TBA common stock and TBA preferred stock that is outstanding immediately prior to the effective time of the merger, other than shares held by Parent or TBA or stockholders who are entitled to and who have properly exercised their dissenters’ rights, will be exchanged for the right to receive approximately $0.68 in cash for each share of TBA common stock, and approximately $0.71 in cash for each share of TBA preferred stock, without interest, subject to a possible reduction based on the expenses incurred by TBA in connection with the merger, and subject to applicable withholding or stock transfer taxes. TBA will notify you or make an announcement regarding any reduction in the merger consideration not later than the 10th day prior to the special meeting of stockholders.

     You should not send your stock certificates until instructed to do so after the merger is completed.

Interests of Certain Persons in the Merger (Page 48)

     In considering the recommendation of the TBA Board of Directors that the merger agreement and the merger be adopted and approved, TBA stockholders should be aware that TBA’s executive officers and directors have interests in the merger that are, or may be, different or in addition to, your interests as a stockholder. These interests include the following:

•	Thomas J. Weaver III, Chairman and Chief Executive Officer of TBA, has entered into a three-year consulting agreement with Merger Sub, whereby Mr. Weaver will provide certain consulting services to TBA after the merger. Mr. Weaver will be paid $175,000 per year for these services. After the merger, Mr. Weaver’s existing employment agreement with TBA will be terminated, and Mr. Weaver will receive no severance payment.

•	Bryan J. Cusworth, Chief Financial Officer and Treasurer of TBA, received a $50,000 cash bonus upon TBA’s entry into the merger agreement and will receive a $50,000 cash bonus upon completion of the merger. A portion of such bonus is not payable until the 30th day after the completion of the merger.

•	TBA, as the surviving corporation, will, for a period of six years following the merger, indemnify the past and present officers, directors and employees of TBA and its subsidiaries to the fullest extent permitted by TBA’s and its subsidiaries’ charter documents and bylaws for serving in their capacities as such, and has agreed to maintain their directors’ and officers’ liability insurance coverage for a minimum of three years following the merger, subject to certain limits as to the costs of such coverage.

     The TBA Board of Directors knew about and considered these interests in approving the merger agreement and the merger.

The Merger Agreement

Effective Time of the Merger (Page 16)

     The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State or at such later date and time as is specified as the effective time in the certificate of merger. The filing is expected to occur after approval of the merger agreement by the TBA stockholders at the special meeting and the satisfaction or waiver of the other conditions to the merger contained in the merger agreement. There can be no assurance that all conditions to the merger contained in the merger agreement will be satisfied or waived.

The Merger Agreement Contains Representations and Warranties of TBA, Parent and Merger Sub (Page 42)

     The merger agreement contains various customary representations and warranties made by each of the parties to the merger agreement.

The Merger Agreement Contains Covenants of TBA, Parent and Merger Sub and Specifies the Conduct of Our Business Prior to the Merger (page 40 and page 43)

     The merger agreement contains various customary covenants, including a covenant that during the period from the date of the merger agreement until consummation of the merger, TBA will conduct its business in the usual and ordinary course.

Conditions of the Merger (Page 40)

     The completion of the merger depends on a number of conditions being satisfied or, where applicable, waived, including:

•	the approval of the merger agreement and the merger by TBA’s common stockholders;

•	the restructuring of TBA’s loan agreement with AmSouth Bank, pursuant to certain agreed-upon terms and otherwise acceptable to Parent and Merger Sub;

•	the continued accuracy of the respective representations and warranties of TBA, Parent and Merger Sub in the merger agreement and the compliance by each of them with their respective obligations under the merger agreement;

•	holders of no more than 10% of the shares of TBA common stock exercising their dissenters’ rights;

•	the receipt of all required third party consents and approvals as provided for in the merger agreement; and

•	the absence of any change in the business or financial condition of TBA since the date of the merger agreement which had, or reasonably could be expected to have, a material adverse effect on TBA.

No Solicitation of Competing Transaction (Page 45)

     The merger agreement provides that TBA will not solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer from any person concerning a “competing transaction” (as defined in the merger agreement), engage in discussions or negotiations with any person relating to a competing transaction or otherwise facilitate any effort or attempt to make or implement a competing transaction, except as necessary for the TBA Board of Directors to comply with its fiduciary duties in response to an unsolicited competing transaction proposal that is not subject to conditions to closing that are, in the aggregate, more onerous than those set forth in the merger agreement and which proposal is reasonably expected to result in a transaction more favorable to the stockholders of TBA from a financial point of view than the transactions contemplated by the merger agreement, and then only after complying with a number of procedural conditions precedent and, in the case where TBA elects to terminate the merger agreement in pursuit of any such competing transaction, only after payment of a termination fee and providing expense reimbursement to Parent and Merger Sub.

Termination of the Merger Agreement (Page 47)

     The merger agreement provides that the merger agreement and the merger may be terminated in the event that a party terminates or breaches the merger agreement and under certain other circumstances.

Termination Fee and Expense Reimbursement (Page 47)

     TBA may be required to pay a $400,000 termination fee and reimburse Parent and Merger Sub for reasonable out-of-pocket expenses if Parent or Merger Sub terminates the merger agreement upon TBA’s breach of the merger agreement or if the TBA Board of Directors elects to engage in a competing transaction.

Voting Agreement (Page 49)

     Thomas J. Weaver III, Chairman and Chief Executive Officer of TBA, has entered into a voting agreement with Parent and Merger Sub, whereby Mr. Weaver has granted a proxy to Parent to vote 660,075 shares of TBA common stock, representing approximately 9% of the issued and outstanding shares of TBA common stock, in favor of approval of the merger agreement and the merger. The voting agreement is included as Appendix D to this proxy statement.

Material Federal Income Tax Consequences of the Merger (Page 49)

     The receipt of cash in exchange for shares of common stock or preferred stock of TBA pursuant to the terms of the merger agreement will be a taxable transaction for federal income tax purposes for you and may also be taxable under state, local, and foreign tax laws. Generally, gain or loss will be recognized as a result of the merger measured by the difference, if any, between the amount of cash received in connection with the surrender of each share of TBA stock and the adjusted tax basis in that share. Tax matters are very complicated and the tax consequences of the merger to you will depend on your own situation. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON YOU UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

Dissenters’ Rights of Appraisal (Page 50 and Appendix C)

     Any stockholder who owned shares of stock of TBA as of [Record Date], the record date, and who does not wish to accept the merger consideration payable with respect to their stock has the right under Delaware General Corporation Law to receive the “fair value” of his or her shares of stock as determined by a Delaware court. This “appraisal right” is subject to a number of restrictions and technical requirements and, therefore, perfecting your appraisal rights can be complicated and costly. Generally, in order to properly exercise appraisal rights a dissenting stockholder (a) must not vote in favor of adopting and approving the merger agreement and the merger, and (b) must make a written demand for appraisal before the vote on the merger agreement and the merger is taken. Merely voting against the merger agreement and the merger will not perfect the right of appraisal. Appendix C to this proxy statement contains the applicable provisions of the Delaware General Corporation Law relating to appraisal rights.

Waiver and Amendment (Page 48)

     Prior to the special meeting of TBA stockholders, Parent, Merger Sub and TBA may jointly amend the terms of the merger agreement, and each of them may waive the right to require the other parties to adhere to those terms. After the special meeting of TBA stockholders, none of Parent, Merger Sub or TBA can amend the merger agreement in any manner which by law requires approval by the TBA stockholders without first obtaining stockholder approval.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:	TBA’s common stockholders are being asked to vote on a merger agreement, which, if approved, will result in TBA being acquired by Parent which was formed to acquire TBA. Under the terms of the merger agreement, Merger Sub, a wholly-owned subsidiary of Parent, will be merged with and into TBA, the separate corporate existence of Merger Sub will cease, and TBA will survive and continue to exist as a wholly-owned subsidiary of Parent.

Q:	What will I receive for my shares of TBA common stock?

A:	The aggregate consideration being offered by Parent for the outstanding shares of TBA common stock is approximately $6,150,000, from which certain financial advisory services fees and an employee bonus will be deducted. For each share of TBA common stock that you hold, you will receive approximately $0.68 in cash, subject to a possible reduction in certain circumstances as more fully described in this proxy statement. TBA will notify you or make an announcement regarding any such reduction not later than the 10th day prior to the special meeting of stockholders.

Q:	Why does TBA want to merge with Merger Sub?

A:	The TBA Board of Directors believes that the merger consideration offered by Parent is fair to, and in the best interests of, TBA’s stockholders, and that the merger is in the best interests of TBA’s employees, customers and the communities that TBA serves.

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger in the second quarter of 2004, assuming that the required stockholder approval is obtained at the special meeting. The merger is also subject to the satisfaction of other closing conditions as described in this proxy statement. We cannot assure you as to if or when all of the conditions to the merger will be met, and we cannot predict the exact timing of the merger. It is also possible that we will not complete the merger.

Q:	When and where will the special meeting take place?

A:	The special meeting will be held at 10:00 a.m. local time, on [Day of week], [Date], 2004, at [Location of Meeting], located at [Street Address], Nashville, Tennessee [Zip Code].

Q:	What stockholder approvals are needed?

A:	Holders of at least a majority of the outstanding shares of TBA common stock as of the close of business on [Record Date], the record date for the special meeting, must approve and adopt the merger agreement and merger at the special meeting. Accordingly, the affirmative vote of at least 3,687,713 shares of TBA common stock, representing a majority of the 7,375,425 shares of TBA’s issued and outstanding common stock eligible to vote, is needed to approve the merger.

Thomas J. Weaver III, Chairman and Chief Executive Officer of TBA, has entered into a voting agreement with Parent and Merger Sub, whereby Mr. Weaver has granted a proxy to Parent to vote 660,075 shares of TBA common stock, representing approximately 9% of the issued and outstanding shares of TBA common stock, in favor of approval of the merger agreement and the merger.

Q:	What is the recommendation of the TBA Board of Directors?

A:	The Board of Directors of TBA unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger.

Q:	Has TBA retained a financial advisor with respect to this transaction?

A:	Yes. TBA retained Bear, Stearns & Co. Inc. to be our financial advisor regarding the merger and to evaluate the financial terms of the merger. On April 7, 2004, Bear Stearns delivered its written opinion to a Special Committee of TBA’s Board of Directors to the effect that, as of that date, and based on and subject to the assumptions, limitations and qualifications set forth therein, the merger consideration to be received by holders of TBA common stock was fair to such holders from a financial point of view. The full text of the Bear Stearns opinion is included as Appendix B to this document. We encourage you to read this opinion in its entirety. For a more detailed description of the opinion, as well as a description of the fees TBA has paid and will pay to Bear Stearns in connection with the merger and this opinion, see “The Merger and the Merger Agreement — Opinion of TBA’s Financial Advisor” beginning on page 31.

Q:	What do I need to do now?

A:	After carefully reviewing this proxy statement, submit your proxy by completing, signing and returning the enclosed proxy card. To enable your shares to be represented at the special meeting, you should sign the enclosed proxy card. By submitting your proxy card, you authorize the individuals named on the proxy card to represent you and vote your shares at the special meeting in accordance with your instructions.

YOUR PROXY VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY SUBMIT YOUR COMPLETED AND SIGNED PROXY IN THE ENCLOSED ENVELOPE.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	If your shares of TBA common stock are held of record in “street name” by a broker, bank or other nominee, follow the voting instructions on how to vote that you receive from the nominee. Your broker nominee will not be able to vote your shares without instructions from you. If you do not instruct your broker nominee how to vote your TBA shares, you will effectively vote “AGAINST” the merger agreement and the merger.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote “FOR” approval and adoption of the merger agreement and the merger, and in the discretion of the persons named as proxies on any other matters properly presented for a vote at the special meeting.

Q:	What will be the effect if I do not vote?

A:	If you elect to “ABSTAIN” on your proxy card, or if you do not return your proxy card or do not otherwise vote at the special meeting, your failure to vote will have the same effect as if you voted “AGAINST” the approval and adoption of the merger agreement and the merger.

Q:	Can I vote my shares in person?

A:	If the shares you own are registered in your name, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card. If your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the shares on the record date in order to vote at the special meeting.

Q:	Can I change my vote after I have submitted my proxy with voting instructions?

A:	Yes. If you are a record holder of TBA common stock, there are three ways in which you may revoke your proxy and change your vote at any time before the special meeting:

•	You may send a written notice that you are revoking your proxy to TBA Entertainment Corporation, 16501 Ventura Boulevard, Suite 601, Encino, California 91436, Attention: Bryan J. Cusworth, Chief Financial Officer. This notice must be received by TBA before the special meeting.

•	You may complete and submit a new proxy card by mail. The latest dated proxy card received before the special meeting will be recorded, and any earlier votes will be automatically revoked. You may request a new proxy card by calling Bryan J. Cusworth, Chief Financial Officer of TBA, at (818) 728-2616.

•	You may attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke a proxy you previously submitted.

If your shares of TBA common stock are held of record in street name by a broker, bank, or other nominee, you must follow the instructions you receive from the nominee to change or revoke your voting instructions.

Q:	What are the tax consequences of the merger to stockholders?

A:	In general, you will recognize taxable income or gain to the extent that the cash you receive for your shares of TBA stock exceeds your adjusted basis in the shares and taxable loss to the extent your adjusted basis in your shares of TBA stock exceeds the cash you receive for your shares. To review the tax consequences to TBA stockholders in greater detail, see “The Merger and the Merger Agreement — Material Federal Income Tax Consequences of the Merger” beginning on page 49. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE MERGER.

Q:	What if I oppose the merger? Do I have dissenters’ rights?

A:	Any stockholder who owned shares of stock of TBA as of [Record Date], the record date, and who does not wish to accept the merger consideration payable with respect to their stock has the right under Delaware General Corporation Law to receive the “fair value” of his or her shares of stock as determined by a Delaware court. This “appraisal right” is subject to a number of restrictions and technical requirements and, therefore, perfecting your appraisal rights can be complicated and costly. Generally, in order to properly exercise appraisal rights a dissenting stockholder (a) must not vote in favor of adopting and approving the merger agreement and the merger, and (b) must make a written demand for appraisal before the vote on the merger agreement and the merger is taken. Merely voting against the merger agreement and the merger will not perfect the right of appraisal. Appendix C to this proxy statement contains the applicable provisions of the Delaware General Corporation Law relating to appraisal rights.

Q:	Should I send in my TBA stock certificate now?

A:	No. After the completion of the merger, Parent’s paying agent will send you a notice and letter of transmittal with instructions informing you how to send in your stock certificates. You should use the letter of transmittal to surrender your TBA stock certificates for the merger consideration. DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	Where can I find more information about the merger?

A:	This document contains important information regarding the merger, as well as information about TBA, Parent and Merger Sub. It also contains important information about the factors the TBA Board of Directors considered in evaluating the merger. We urge you to read this document carefully, including the appendices, and to consider how the merger affects you as a stockholder. If you have any questions regarding the merger or this proxy statement, you should contact:

TBA Entertainment Corporation
16501 Ventura Boulevard, Suite 601
Encino, California 91436
Attention: Bryan J. Cusworth, Chief Financial Officer
Telephone: (818) 728-2616

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Except for historical information, the matters discussed in this proxy statement contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are intended to be covered by the safe harbors created by such provisions. These statements include, but are not limited to: management’s beliefs regarding the future operations of TBA, any projections of revenues, earnings or cash flows and the plans and objectives of management for future growth or sale of TBA.

     The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future political, economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of TBA. Although TBA believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this proxy statement will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by TBA or any other person that the objectives of TBA will be achieved.

     The discussion below, together with portions of the discussion elsewhere in this proxy statement, highlight some of the more important risks identified by management of TBA but should not be assumed to be the only things that could affect future financial performance of TBA. Certain risk factors may also be identified by TBA from time to time in other filings with the Securities and Exchange Commission, press releases and other communications.

If TBA does not Achieve its Operating Plan for 2004, TBA may have Insufficient Cash Flow to Fund Operations and Pay its Debt.

     Achieving TBA’s operating plan for 2004 is critical to the future operations of TBA. Only a small portion of TBA’s expenses vary with revenue in the short term. Net income may be disproportionately affected by a reduction in revenue in 2004. Although management of TBA believes that the 2004 operating plan is achievable, if TBA does not achieve its revenue targets forecasted for 2004, it may not generate sufficient cash flows to fund future operations.

     In addition, as of December 31, 2003, TBA was in default on substantially all its long-term debt. From January 1, 2004 to April 14, 2004, TBA completed a restructuring of all debt that was in default.

TBA provided its 2004 operating plan, including its 2004 cash flow projections, to its debt holders. These cash flow projections were used by the debt holders in determining whether to restructure TBA’s various notes payable. Although management of TBA believes that the 2004 operating plan is achievable, if TBA does not achieve its 2004 operating plan, it may not generate sufficient cash flow to make the scheduled principal payments required pursuant to the restructured bank term loan or restructured acquisition notes payable. Failure to make scheduled principal payments would result in TBA again being in default on its debt which could have a material adverse impact on TBA’s financial position and results of operations.

Key Senior Executives may Leave TBA.

     Certain of TBA’s key senior executives do not have long-term employment contracts with TBA and are not subject to any covenants prohibiting competition with TBA or solicitation of clients of TBA. In addition, TBA’s services to its customers are currently managed by a relatively small number of account executives and artist managers. Although no current key executive has informed TBA of their intent to terminate, a loss of these key senior executives and a loss of their clients could have a material adverse impact on the financial position and future operations of TBA.

Further Terrorist Attacks or Continuation of Global Economic Slowdown could Adversely Affect TBA.

     The terrorist attacks of September 11, 2001 and the global economic slowdown of 2001-2002 had a devastating impact on the operations of TBA. TBA experienced immediate program cancellations and postponements impacting greater than $15 million of revenue which management otherwise would have expected to have been realized during 2001. The economic slowdown also impacted TBA’s business activity throughout 2002. In 2003, TBA began to experience an increase in its corporate client sales activity as a result of the apparent beginning of an economic recovery. If there are further terrorist attacks or if the economic recovery does not materialize in the short term, TBA’s corporate client business may be adversely affected and, in turn, TBA’s revenue may experience another decline.

The Lengthy Sales Cycle and Increased Competition for Corporate Client Business could Adversely Affect TBA.

     The corporate communications and entertainment marketing business segments of TBA typically have a lengthy sales cycle and are subject to delays beyond TBA’s control. In addition, as a result of the tightening economy, TBA’s customers may be reluctant to purchase TBA’s services and rely instead on internally developed programs. The slowdown in the corporate client business activity in 2001 and 2002 has also created increased competition for existing business, resulting in lower gross profit margins. Whether or not within TBA’s control, delays in the sales cycle or increased competition for customers could materially affect TBA’s financial position and future operations.

TBA may Lose Customers Due to its Financial Position.

     Although TBA has experienced significant net losses for 2001-2003, TBA has successfully produced over 700 corporate communications events during that period. TBA has been able to achieve these results by successfully managing its cash flow requirements, working with its vendors on payment terms and negotiating with its debt holders to restructure debt payments. However, as of December 31, 2003, TBA had a net working capital deficit of $3,947,300 and must achieve its 2004 operating plan in order to fund its operations and make scheduled principal payments on its debt. Certain of TBA’s customers may have financial requirements that TBA would be required to meet in order to become a vendor to the customer. Although no customer has indicated that TBA does not meet its financial requirements, if TBA fails to achieve its 2004 operating plan or if the financial condition of TBA worsens, such events could lead to TBA losing existing and potential customers resulting in a loss of revenues.

INFORMATION CONCERNING TBA

TBA Entertainment Corporation

     TBA is a strategic communications and entertainment company that creates comprehensive programs to reach and engage audiences worldwide. TBA provides a broad range of strategic communications and entertainment services through its four integrated business segments: Corporate Communications, Entertainment Marketing, Fairs and Festivals and Artist Management. TBA has offices in Los Angeles, London, Nashville, Chicago, San Diego, Salt Lake City, Atlanta and Omaha.

     TBA was incorporated in Tennessee in June 1993 and reincorporated in Delaware in September 1997.

     TBA’s principal office is located at 16501 Ventura Boulevard, Suite 601, Encino, California 91436, and our telephone number at that address is (818) 728-2600.

Security Ownership of Certain Beneficial Owners and Management of TBA

     The following table sets forth information as to the common stock beneficially owned, as of April 14, 2004, by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who or which was known to TBA to be the beneficial owner of more than 5% of the issued and outstanding TBA common stock, (ii) each director of TBA, (iii) certain of TBA’s executive officers, and (iv) all directors and executive officers of TBA as a group.

	Common Stock
	Number of Shares
Name and Address (1)	Beneficially Owned		Percent of Total
Thomas Jackson Weaver III	1,043,443	(2)(7)	13.6%
Frank Bumstead	24,958		*
Charles Flood	24,958		*
W. Reid Sanders	110,000	(3)	1.5%
Frank A. McKinnie Weaver, Sr.	226,764	(4)	3.1%
Greg M. Janese	252,460	(5)	3.4%
Bryan J. Cusworth	245,000	(6)	3.2%
TBA Holdings, LLC	660,075	(7)	8.9%
JHW Greentree Capital, L.P.	660,075	(8)	8.9%
Irving Azoff	998,575	(9)	13.5%

	Common Stock
	Number of Shares
Name and Address (1)	Beneficially Owned		Percent of Total
Robert Geddes	660,075	(10)	8.9%
Dimensional Fund Advisors, Inc.(11)	492,300		6.7%
All executive officers and directors a group (seven (7) persons) (2) (3) (4) (5) (6)	1,927,583		24.0%

*	Less than 1%.

(1)	The address for Mr. Thomas J. Weaver III is 402 Heritage Plantation Way, Hickory Valley, Tennessee 38042; the address for Messrs. Bumstead and Flood is 1700 Hayes Street, Suite 304, Nashville, Tennessee 37203; the address for Mr. Sanders is 5100 Wheelis Drive, Suite 206, Memphis, Tennessee 38117; the address for Mr. Frank A. McKinnie Weaver, Sr. is 402 Heritage Plantation Way, Hickory Valley, Tennessee 38042; the address for Mr. Janese is 300 Tenth Avenue South, Nashville, Tennessee 37203; the address for Mr. Cusworth is 16501 Ventura Blvd., Suite 601, Encino, California 91436; and the address for Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401; the address for TBA Holdings, LLC is 177 Broad Street, Stamford, Connecticut 06901.

(2)	Includes (a) 300,000 shares issuable to Mr. Weaver upon the exercise of outstanding stock options, (b) 77,236 shares held by the Katherine McKinnie Weaver Trust IV, of which Mr. Weaver is trustee and (c) 83,368 shares held by Heritage Plantation Foundation, Inc., of which Mr. Weaver and his family members control the board of trustees.

(3)	Includes 25,000 shares issuable upon the exercise of outstanding stock options.

(4)	Includes 172,764 shares held by the Katherine McKinnie Weaver VI Ltd., of which Mr. Weaver controls the sole general partner.

(5)	Includes 75,000 shares issuable to Mr. Janese upon the exercise of existing stock options.

(6)	Includes 245,000 shares issuable to Mr. Cusworth upon the exercise of outstanding stock options.

(7)	In connection with the signing of the merger agreement, Thomas J. Weaver III, Chief Executive Officer of TBA, has entered into a voting agreement with Parent and Merger Sub dated April 8, 2004, pursuant to which he granted to Parent an irrevocable proxy to vote such shares in accordance with the voting agreement.

(8)	JHW Greentree Capital GP, LLC (“Greentree GP”) is the general partner of JHW Greentree Capital, L.P. (“Greentree LP”). The managing members of Greentree GP are Peter M. Castleman, Michael R. Stone and Daniel J. O’Brien. Greentree LP, Irving Azoff and Robert Geddes share control of Parent, and, therefore may be deemed to have beneficial ownership of 660,075 shares of TBA common stock beneficially owned by Thomas Jackson Weaver, III, Chief Executive Officer of TBA (the “Weaver shares”) who, in connection with the signing of the merger agreement, entered into a voting agreement with Parent and Merger Sub dated April 8, 2004, pursuant to which he granted to Parent an irrevocable proxy to vote such shares in accordance with the voting agreement. Does not include 338,500 shares of TBA common stock beneficially owned by Azoff Family Trust of 1997 (the “Azoff Family Trust Shares”), which trust is under the shared control of Irving Azoff as settlor and co-trustee and which shares may be deemed to be beneficially owned by Greentree LP, Greentree GP and its managing members because they may be deemed to constitute part of a “group” as the term is used in Section 13(d) of the Securities Exchange Act of 1934. Greentree LP, Greentree GP and its managing members disclaim beneficial ownership of the Weaver Shares and the Azoff Family Trust Shares and disclaim that they constitute part of such a group.

(9)	Includes 338,500 of TBA common stock beneficially owned by Azoff Family Trust of 1997, which is under the shared control of Irving Azoff as settlor and co-trustee. Greentree LP, Irving Azoff and Robert Geddes share control of Parent, and, therefore may be deemed to have beneficial ownership of 660,075 shares of TBA common stock beneficially owned by Thomas Jackson Weaver, III, Chief Executive Officer of TBA (the “Weaver Shares”) who, in connection with the signing of the merger agreement, entered into a voting agreement with Parent and Merger Sub dated April 8, 2004, pursuant to which he granted to Parent an irrevocable proxy to vote such shares in accordance with the voting agreement. Irving Azoff disclaims beneficial ownership of the Weaver Shares.

(10)	Greentree LP, Irving Azoff and Robert Geddes share control of Parent, and, therefore may be deemed to have beneficial ownership of 660,075 shares of TBA common stock beneficially owned by Thomas Jackson Weaver, III, Chief Executive Officer of TBA (the “Weaver Shares”) who, in connection with the signing of the merger agreement, entered into a voting agreement with Parent and Merger Sub dated April 8, 2004, pursuant to which he granted to Parent an irrevocable proxy to vote such shares in accordance with the voting agreement. Does not include the 338,500 shares of TBA common stock beneficially owned by Azoff Family Trust of 1997 (the “Azoff Family Trust Shares”), which trust is under the shared control of Irving Azoff as settlor and co-trustee and which shares may be deemed to be beneficially owned by Robert Geddes because he may be deemed to constitute part of a “group” as the term is used in Section 13(d) of the Securities Exchange Act of 1934. Robert Geddes disclaims beneficial ownership of the Weaver Shares and the Azoff Family Trust Shares and disclaims that he is part of such a group.

(11)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manger to certain other commingled group trusts and separate accounts. (These investment companies, trusts and accounts are the “Funds.”) In its role as investment advisor or manager, Dimensional possessed voting and/or investment power over 492,300 shares of Common Stock as of February 6, 2004. The Funds own all securities reported in this table, and Dimensional disclaims beneficial ownership of such securities.

INFORMATION CONCERNING PARENT AND MERGER SUB

     Parent is a newly-formed Delaware limited liability company that was organized on March 29, 2004. Merger Sub is a newly-formed Delaware corporation that was incorporated on March 29, 2004. Both Parent and Merger Sub were formed for the sole purpose of facilitating the acquisition of TBA. As newly-formed entities, neither Parent nor Merger Sub has any operating history or other business activities. The only material business activity of Parent and Merger Sub has been the execution and delivery of the merger agreement and activities relating thereto. It is anticipated that neither Parent nor Merger Sub will conduct any business other than in connection with its formation and capitalization and the transactions contemplated by the merger agreement. The principal offices of Parent and Merger Sub are located at 177 Broad Street, Stamford, Connecticut 06901, and the telephone number at that address is (203) 973-1400.

THE SPECIAL MEETING

Date, Place, Time and Purpose

     TBA is furnishing this proxy statement to TBA stockholders as part of the solicitation of proxies by the TBA Board of Directors for use at a special meeting of stockholders of TBA to be held at [Location of Meeting], located at [Street Address], Nashville, Tennessee [Zip Code], on [Day of Week], [Date], 2004, at 10:00 a.m. local time, and at any adjournment or postponement thereof. This document and the enclosed proxy card are first being mailed to stockholders of TBA on or about May    , 2004.

     At the TBA special meeting, the holders of shares of TBA common stock will be asked to consider the following matters:

•	To vote on a proposal to approve and adopt the merger agreement and the merger;

•	In the event that there are insufficient votes for approval and adoption of the merger agreement, to consider and vote upon a proposal to grant our Board of Directors discretionary authority to adjourn the special meeting to solicit additional votes for adoption and approval of the merger agreement and the merger; and

•	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     As of the date of this proxy statement, the TBA Board of Directors knows of no business that will be presented for consideration at the special meeting, other than matters described in this proxy statement.

Record Date, Outstanding Shares and Voting

     The TBA Board of Directors has fixed the close of business on    , 2004, as the record date for determining those stockholders of TBA who are entitled to notice of and to vote at the special meeting. Only record holders of shares of TBA common stock on the books of TBA at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were 7,375,425 shares of TBA common stock issued and outstanding, held by approximately 147 holders of record. At the special meeting, TBA stockholders will have one vote for each share of common stock of TBA owned on the record date.

     In the event that the special meeting is adjourned for more than 30 days, a new notice of the meeting for the adjournment will be provided.

Quorum; Vote Required

     The holders of a majority of the outstanding shares of TBA common stock entitled to vote at the special meeting must be present in person, or represented by proxy, in order for a quorum to exist at the special meeting.

     The affirmative vote of a majority of the outstanding shares of TBA common stock is required to approve and adopt the merger agreement and the merger. Shares which abstain from voting will be treated as shares that are present and entitled to vote at the TBA special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as a vote “AGAINST” adoption and approval of the merger agreement and the merger. Broker “non-votes” will have the same effect as shares voted “AGAINST” adoption and approval of the merger agreement and the merger. A broker “non-vote” occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions on how to vote from the beneficial owner.

     As of the record date, directors and executive officers of TBA owned directly or indirectly, an aggregate of 1,282,583 issued and outstanding shares of TBA common stock over which they had or shared the power to vote, representing in the aggregate approximately 17.4% of the votes which may be cast at the special meeting. Thomas J. Weaver III, Chairman and Chief Executive Officer of TBA, has entered into a voting agreement whereby he has granted a proxy to Parent to vote 660,075 shares, representing approximately 9% of the votes which may be cast at the special meeting, for approval of the merger agreement and the merger. See “The Merger and the Merger Agreement – Voting Agreement” on page 49. Adoption of the merger agreement does not require the separate vote of TBA’s unaffiliated shareholders, and no separate vote of TBA’s unaffiliated shareholders will be conducted.

Voting of Proxies

     All shares of TBA common stock represented at the TBA special meeting by properly submitted proxies received prior to or at such meeting, and not revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, proxies, other than broker non-votes, will be voted “FOR” approval and adoption of the merger agreement and the merger.

     If other matters are properly presented for consideration, including consideration of a motion to adjourn or postpone the meeting to another time and/or place for the purposes of soliciting additional proxies, the persons named on the enclosed proxy card and acting under the proxy generally will have discretion to vote on such matters in accordance with their best judgment.

Revocability of Proxies

     You may revoke any proxy given in accordance with this solicitation, at any time before such proxy is voted. You may revoke your proxy by:

•	sending a written notice that you are revoking your proxy, in time for it to be received before the special meeting, to TBA Entertainment Corporation, 16501 Ventura Boulevard, Suite 601, Encino, California 91436, Attention: Bryan J. Cusworth, Chief Financial Officer;

•	completing and submitting a new proxy card by mail. The latest dated proxy card received before the special meeting will be recorded and any earlier proxies will be automatically revoked. You may request a new proxy card by calling Bryan J. Cusworth, Chief Financial Officer of TBA, at (818) 728-2616;

•	attending the special meeting and voting in person. Attendance at the special meeting will not alone constitute a revocation of a proxy – you must vote your shares at the meeting in order to revoke your proxy; or

•	if a stockholder has instructed a broker to vote its shares, by revoking the proxy as provided in the directions received from such broker.

     Stockholders that have instructed a broker or other nominee to vote their shares must follow directions received from such broker or nominee in order to change their vote or to vote at the special meeting.

Recommendation of the TBA Board of Directors

     The TBA Board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The TBA Board has determined unanimously that the merger is fair to, and in the best interests of, TBA and its stockholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the merger.

Solicitation of Proxies

     TBA will bear the costs of printing this proxy statement. TBA will pay for the costs of mailing this document to its stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its Board of Directors. In addition to solicitation by mail, the directors, officers and employees of TBA and its subsidiaries may solicit proxies from stockholders of TBA in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement by TBA for their actual expenses.

     Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of TBA common stock held of record by such persons, and TBA will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     TBA has retained the services of American Stock Transfer & Trust Company to assist in the solicitation of proxies. Fees for such services are estimated to be approximately $   plus reasonable out-of-pocket expenses.

     DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. AFTER THE COMPLETION OF THE MERGER, THE PAYING AGENT WILL MAIL NOTICE AND LETTERS OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF TBA STOCK CERTIFICATES.

THE MERGER AND THE MERGER AGREEMENT

     The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this document, including the merger agreement attached as Appendix A. You are urged to carefully read the merger agreement and the other appendices in their entirety.

Structure of the Merger; Effective Time of the Merger

     Pursuant to the merger agreement, Merger Sub will merge with and into TBA. At the time of the merger, the separate corporate existence of Merger Sub will cease to exist and TBA will continue as the surviving corporation. The merger agreement provides that the closing of the merger will take place on a date no later than five business days after all conditions to the merger contained in the merger agreement have been satisfied or waived. At such time, a certificate of merger will be filed with the Delaware

Secretary of State, and the merger will become effective at the date and time of such filing or at such later date and time as is specified as the effective time in the certificate of merger.

Merger Consideration

     At the effective time of the merger, each share of TBA common stock issued and outstanding immediately prior to the effective time (other than shares held by TBA, Parent or Merger Sub, or as to which dissenters’ rights have been asserted and perfected under Delaware law) will be cancelled and converted into the right to receive approximately $0.68 in cash, without interest, subject to applicable withholding and stock transfer taxes and adjustment as described below. This amount is calculated as follows:

Gross Merger Consideration		$6,150,000
Plus: Exercise Proceeds of “In the Money” Warrants		$1,250
Less:
Estimated Fees and Expenses of Bear Stearns		$(1,000,000)
Success Bonus payable to Bryan J. Cusworth		$(50,000)
Preferred Stock Preference Amount ($0.03 per share)		$(61)

Net Merger Consideration		$5,101,189
Divided by: Fully-Diluted Shares of Common Stock	÷	7,502,465

Per Share Merger Consideration for Common Stock		$0.679935

     The net merger consideration will be reduced by the amount, if any, by which the Company’s expenses incurred in connection with the merger from February 4, 2004 through the effective time of the merger (other than the fees of Bear Stearns and the success bonus payable to Bryan Cusworth, as described above) exceed $250,000. Further, the estimated fees and expenses of Bear Stearns described above could exceed $1,000,000, which would also reduce the merger consideration by the amount of such excess. These reductions to the merger consideration are collectively referred to as the Company Transaction Expenses. Therefore, merger consideration payable to the holders of TBA common stock could be less than $0.68 per share. TBA will notify the holders of TBA common stock or make an announcement regarding any such reduction not later than the 10th day prior to the special meeting of stockholders. Holders of TBA preferred stock will be entitled to receive a preference of $0.03 per share and will thereafter participate ratably without preference with the holders of TBA common stock on an “as converted” basis. Accordingly, subject to adjustment as described above, holders of TBA preferred stock should receive approximately $0.71 per share. There are only 2,040 shares of TBA preferred stock outstanding.

     AmSouth Bank, TBA’s primary commercial lender, owns a warrant to acquire 125,000 shares of TBA common stock at an exercise price of $0.01 per share. Pursuant to the merger agreement, upon consummation of the merger, AmSouth Bank will receive in full payment of its warrant, the product of (x) the excess of the per share merger consideration for TBA common stock over the exercise price, and (y) the number of shares of TBA common stock subject to the warrant, or approximately $83,750.

     After the completion of the merger, holders of certificates that prior to the merger represented issued and outstanding shares of TBA common stock or TBA preferred stock will have no rights with respect to those shares except for the right to surrender the certificates for the merger consideration. After the completion of the merger, holders of shares of TBA common stock and TBA preferred stock will have no continuing equity interest in TBA and, therefore, will not share in future earnings, dividends or growth of TBA.

Exchange Procedures

     On February 4, 2004, Parent deposited $500,000 in cash (the “Deposit”) with an escrow agent. At the effective time of the merger, Parent will cause to be deposited with a paying agent, for the benefit of the holders of the shares of TBA common stock and TBA preferred stock, the Deposit and additional cash sufficient to pay the aggregate merger consideration in exchange for the shares of TBA common stock and TBA preferred stock outstanding immediately prior to the effective time of the merger upon surrender of the certificates representing TBA common stock and TBA preferred stock. No later than three business days following the effective time, the paying agent shall mail to each record holder of TBA common stock and TBA preferred stock a notice and letter of transmittal advising such holder of the effectiveness of the merger and how to surrender the certificates for the cash which each TBA stockholder is entitled to receive as a result of the merger. You will also receive instructions for handling share certificates which have been lost, stolen, destroyed or mislaid. YOU SHOULD NOT SUBMIT SHARE CERTIFICATES FOR TBA STOCK UNTIL YOU HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO.

     After the effective time of the merger, the stock transfer books of TBA will be closed and no transfer of TBA stock will be made on TBA’s stock transfer books. If a certificate formerly representing TBA stock is presented to TBA for transfer, such certificates will be cancelled against delivery of the merger consideration.

     Any portion of the merger consideration delivered to the paying agent by Parent that remains unclaimed by the TBA stockholders for six months after the effective time will be delivered to TBA, as the surviving corporation. Any stockholders of TBA who have not exchanged their certificates as of that date may look only to TBA, as the surviving corporation, for payment of the merger consideration. However, none of TBA, Parent nor any other party to the merger agreement shall be liable to any TBA stockholder for any consideration paid to a public official in accordance with applicable abandoned property, escheat or similar laws.

     TBA, as the surviving corporation, or the paying agent is entitled to deduct and withhold from the consideration otherwise payable to any holder of TBA stock the amounts it is required to deduct and withhold with respect to the payment of such consideration under the Internal Revenue Code or any provision of state, local or foreign tax law. Any amounts withheld will be treated as having been paid to the holders of the shares of TBA stock.

Treatment of Stock Options and Certain Warrants

     TBA has previously issued options to purchase shares of TBA common stock to directors, officers and employees of TBA pursuant to the TBA Entertainment Corporation 1995 Stock Option Plan, the TBA Entertainment Corporation 1997 Stock Option Plan, the TBA Entertainment Corporation 1998 Stock Option Plan and the TBA Entertainment Corporation 2000 Stock Option Plan. The exercise price of each outstanding stock option issued pursuant to such stock option plans is significantly greater than the merger consideration to be received by holders of TBA common stock pursuant to the merger agreement. Under the terms of the merger agreement, all outstanding TBA stock options will be cancelled and retired upon the consummation of the merger and shall cease to exist without any consideration being paid for such options.

     On April 10, 2003, AmSouth Bank was issued a warrant to acquire up to 177,645 shares of TBA common stock at an exercise price of $0.75 per share. Upon consummation of the merger, AmSouth Bank has agreed to cancel and surrender this warrant without any consideration payable therefor.

Background of the Merger

     In January 1999, TBA’s Board of Directors directed management to begin aggressively pursuing business combinations. During the next 18 months, TBA submitted proposals to acquire each of two large entertainment-based corporations, neither of which proposals were successfully completed. On January 26, 2001, TBA engaged First Union Securities, Inc. as TBA’s exclusive financial advisor with respect to any transaction involving TBA’s assets or capital stock. In January – April, 2002, TBA engaged in lengthy negotiations to combine TBA with another publicly-held entertainment company. Such negotiations included extensive legal and financial due diligence and the negotiation of merger and ancillary agreements. However, the parties could not ultimately agree on all terms of a business combination and negotiations terminated. Soon thereafter, TBA terminated its relationship with First Union Securities, Inc., which had by that date merged with Wachovia Corporation.

     On August 28, 2002, TBA engaged Bear Stearns to act as its financial advisor with respect to a possible sale of TBA. The engagement letter provided for a total fee of $1,750,000 payable upon consummation of a transaction, consisting of a $100,000 retainer amount which was paid by TBA, and a $500,000 fairness opinion fee, to be credited against the total fee. From September 2002 through November 2002, Bear Stearns conducted due diligence on TBA, and TBA and Bear Stearns prepared marketing materials to be distributed to potential buyers.

     Between November 2002 and December 2003, Bear Stearns contacted 37 potential buyers, including both domestic and foreign entities and individuals involved in the entertainment, marketing, advertising, broadcasting, arena management and sports services businesses. Nine of these potential buyers expressed an interest in a proposed transaction. TBA entered into confidentiality agreements with each of these parties.

     Four of these potential buyers expressed further interest after receiving and reviewing the marketing materials. Between December 2002 and April 2003, two of these potential buyers participated in discussions with TBA management and conducted due diligence, but neither of these parties elected to make an offer to acquire TBA.

     In July 2003, Irving Azoff contacted TBA regarding a potential transaction. Representatives of Mr. Azoff subsequently conducted a preliminary due diligence investigation of TBA. On October 20, 2003, an entity controlled by Irving Azoff and a second individual who will hereinafter be referred to as Party B submitted a proposal to acquire TBA. The initial proposal placed an enterprise value on TBA of approximately $13.9 million. The proposal anticipated that TBA’s then existing indebtedness and subordinated acquisition notes in the aggregate amount of approximately $5.1 million would remain outstanding after the acquisition, and that TBA would on the date of acquisition have a maximum deficit working capital of $1.3 million. The proposal anticipated net cash available for distribution to the holders of TBA common stock of approximately $7.5 million (approximately $1.00 per share of common stock), minus financial advisory services fees payable to Bear Stearns and certain anticipated severance payments to Thomas Jackson Weaver III, Chief Executive Officer of TBA, whose five-year employment agreement with TBA would be terminated upon the closing of the acquisition. The merger consideration would be further reduced dollar-for-dollar to the extent total debt of the Company exceeded $5.1 million or the deficit working capital exceeded $1.3 million. Based on the estimated amounts of these reductions, the proposal was estimated to result in consideration payable to holders of TBA common stock in an amount of approximately $0.85 per share. The proposal was also contingent upon AmSouth Bank and the holders of TBA’s subordinated acquisition notes agreeing to modify their respective debt instruments to provide for interest-only payments for two years after the acquisition, with all outstanding principal repaid in years three through seven after the acquisition. The proposal also required an escrow whereby 15% of the merger consideration would be retained pending completion of the audit of TBA’s 2003 financial statements and the confirmation of the deficit working capital amount as of the date of acquisition. The proposal also contained a $750,000 break-up fee.

     On October 24, 2003, the Board of Directors of TBA met and appointed a special committee of the Board of Directors (the “Special Committee”), composed entirely of independent directors, to evaluate the terms of the proposal submitted by Irving Azoff / Party B on October 20, 2003. Participating in the meeting were TBA’s outside counsel and representatives from Bear Stearns. At this meeting, Bear Stearns reviewed with the Board a summary of the parties contacted in connection with its efforts to sell TBA. Bear Stearns advised the Special Committee that prior to providing substantive guidance with respect to the submitted proposal, senior management of the Company would be required to provide additional financial information, including financial projections for the Company. The Special Committee and senior management discussed in detail the current economic condition of the Company, on a division-by-division basis, and the business prospects for each division. Mr. Weaver advised that although each division was experiencing increases in sales activities, another terrorist attack or other significant event could substantially negatively impact such sales activity. In addition, notwithstanding the fact that sales were increasing, all of the Company’s indebtedness was in current payment default. Mr. Weaver then reported as to the current status of his negotiations with each of the Company’s debt holders. Management advised that it had been encouraged by the preliminary discussions with AmSouth Bank, but that AmSouth Bank was unwilling to compromise its first lien security interest in the Company’s assets to allow principal payments to the Company’s subordinated acquisition noteholders and had suggested that additional warrants to acquire TBA common stock would likely be requested as a condition to the restructuring. Mr. Weaver concluded that although it was possible to renegotiate the debt, it was likely that the creditors would demand warrants to acquire TBA common stock that would be highly dilutive to the stockholders.

     The Special Committee then engaged in lengthy discussions with senior management regarding alternative steps which the Company could take should the proposal be rejected or withdrawn. Such alternatives included the sale of individual business units to their respective management teams in exchange for long-term notes and other alternative financing transactions. At this point in the meeting, the Special Committee requested that senior management and Bear Stearns exit the meeting, leaving only the members of the Special Committee and outside counsel. Members of the Special Committee were advised of their fiduciary duties under Delaware law, with the Special Committee concluding that its primary responsibility was to obtain maximum value for the Company’s stockholders. Recognizing that the fees payable by the Company to Bear Stearns and severance payments to Mr. Weaver were to be deducted from the merger consideration payable to the stockholders, the Special Committee delegated among themselves the responsibility of negotiating a possible reduction in the financial advisory fee payable to Bear Stearns pursuant to its engagement letter of August 2002, and to negotiate severance payments with Mr. Weaver should a transaction be concluded. Representatives of Bear Stearns then rejoined the meeting, and the participants jointly developed a timeline for continuing the Special Committee’s development of a response to the proposal and the delivery of financial information to Bear Stearns. The Special Committee also discussed with management the amount of the Company’s current and projected deficit working capital and the projected amount of the Company’s outstanding indebtedness. The Special Committee then discussed in detail with outside counsel and Bear Stearns other significant provisions of the proposal. The Special Committee concluded that the $750,000 break-up fee was excessive and a reduced break-up fee should be negotiated. The Special Committee also concluded that an escrow of 15% of the merger consideration pending year end results was not acceptable, and the Committee concluded that it should reject this request and would agree to delay the closing of the transaction until after the audit of the Company’s 2003 financial statements was completed.

     On October 28, 2003, the Special Committee met to continue its consideration of the Irving Azoff / Party B proposal and to report the results of its negotiations with Bear Stearns to reduce its financial advisory fees and to develop a strategy to negotiate a severance payment to Mr. Weaver upon the proposed termination of his employment relationship with TBA upon the consummation of the proposed merger.

     On October 30, 2003, the Special Committee and outside counsel met with senior management to discuss the status of TBA’s negotiations with each of its debt holders regarding the restructuring and modification of their respective indebtedness. The Special Committee also discussed and refined the terms of a counter-proposal to be submitted to the buyer group lead by Irving Azoff and Party B. Such counter-proposal included an increase in enterprise value to $15.55 million, with anticipated net cash available for distributions to the holders of TBA common stock of approximately $7.5 million after payment of fees payable to Bear Stearns and severance payments to Mr. Weaver (the exact amounts of which were still to be negotiated). The counter-proposal also contained exclusions for certain non-cash adjustments in the calculation of net working capital deficit, a $400,000 break-up fee, amendments to certain conditions to the closing of the proposed transaction and other financial and non-financial revisions. The proposal was estimated to result in consideration payable to holders of TBA common stock in an amount of approximately $1.00 per share.

     On October 31, 2003, the Special Committee had two separate meetings to further discuss the terms of the draft counter-proposal to be submitted to Irving Azoff and Party B. Upon the advice of counsel and Bear Stearns, the Special Committee determined to reject the “enterprise value” format of the original proposal and to replace such concept with a specified dollar amount of gross cash merger consideration, from which only the financial services fee payable to Bear Stearns, the severance payments to Mr. Weaver and working capital deficit in excess of $1.3 million would be deducted from the merger consideration payable to stockholders. Counsel agreed to prepare the counter-proposal as instructed, and agreed to submit the proposal to Irving Azoff and Party B on Saturday, November 1.

     On November 1, 2003, the Special Committee met with Bear Stearns and counsel to consider certain telephonic information received late the previous evening by Bear Stearns from Party B. Bear Stearns advised that Party B had strongly cautioned the Company against requesting any increase in purchase price, suggesting that such a request would result in termination of negotiations. After much discussion, the Special Committee determined to revise the counter-proposal to adjust the merger consideration to $7,500,000 (minus financial advisory fees to Bear Stearns and severance to Mr. Weaver upon termination of his employment agreement), the amount of cash merger consideration included in the original offer, but concluded that members of the Special Committee would orally communicate with the buyer group that this dollar amount of merger consideration was insufficient in the Special Committee’s opinion to allow the Special Committee to negotiate acceptable fee agreements with Bear Stearns, severance with Mr. Weaver, and thereafter provide adequate consideration to the stockholders for their stock. As a compromise, the Special Committee agreed to request from the buyer group a post-transaction consulting agreement for Mr. Weaver so as to possibly reduce the amount of severance required to be paid upon termination of Mr. Weaver’s employment relationship with the Company.

     On the morning of November 3, 2003, the Special Committee met with counsel. At this meeting, the Chairman of the Special Committee advised that he had spoken with Party B and advised that the buyer group generally was in agreement with the counter-offer submitted by the Company, but had requested certain specific adjustments to the definition of working capital deficit and an agreement that certain transaction expenses of the Company in excess of $250,000 be deducted from the net merger consideration. The Special Committee also discussed the merits of engaging an alternative investment bank to provide a fairness opinion at a lower cost to the Company. The Special Committee also determined that it would request an increase in merger consideration so as to provide a greater dollar amount with which to negotiate with Bear Stearns and Mr. Weaver. Later that afternoon, the Special Committee and counsel reconvened. The Chairman of the Special Committee advised that the buyer group had tentatively agreed to a $150,000 increase in merger consideration, thus resulting in $7,650,000 in aggregate cash merger consideration, and had accepted the Special Committee’s request that the buyer group provide a two-year post-transaction consulting contract for Mr. Weaver. The buyer group submitted a revised proposal containing such terms the following day, November 4, 2003. The proposal was estimated to result in consideration payable to holders of TBA common stock in an amount of approximately $0.85 per share.

     On November 5, 2003, the Special Committee met with counsel to discuss the counter-proposal received the previous day from Irving Azoff and Party B. After much discussion, the Special Committee concluded that the terms and conditions of the most recently received proposal were acceptable, other than a requirement to provide an auditor’s report with respect to TBA’s financial statements for the ten-month period ended October 31, 2003. The Special Committee concluded that such a provision was both unworkable and unnecessarily expensive and authorized counsel and senior management to negotiate directly with the buyer group and the Company’s outside auditors in an attempt to develop an alternative concept that would provide the buyer group the right to consult with TBA’s outside auditors in connection with their preliminary year-end audit field work, but which would not require an auditor’s report for the ten-month period ended October 31, 2003.

     On November 10, 2003, the Special Committee met with counsel to further refine its strategies to negotiate a mutually acceptable reduction in the financial advisory services fees payable to Bear Stearns and to continue negotiations with Mr. Weaver regarding severance payable upon the termination of his employment agreement upon consummation of the merger.

     On November 11, 2003, the Special Committee met with counsel to approve a revised fee arrangement with Bear Stearns whereby the total advisory fee was reduced from $1,750,000 to $1,000,000. Such reduction was consistent with the Special Committee’s expectations, and thus did not affect the estimated consideration payable to holders of TBA common stock pursuant to the revised proposal submitted November 4, 2003.

     On November 17, 2003, the Special Committee met with counsel and Bear Stearns to discuss the current status of negotiations with the buyer group comprised of Irving Azoff and Party B. Counsel advised that in recent conversations with counsel for the buyer group that it was becoming increasingly apparent that disagreements had arisen between Irving Azoff and Party B regarding their business arrangement and issues regarding the post-acquisition operations of TBA. Counsel to the buyer group had suggested that he was hopeful that the differences would be favorably resolved and that a revised proposal, consistent with negotiations to date, would be delivered to the Special Committee.

     On December 2, 2003, the Special Committee met with counsel who advised that he had spoken the previous evening by telephone with counsel to Mr. Azoff who confirmed that Mr. Azoff and Party B had been unable to reach an agreement between themselves regarding the acquisition of TBA, and that the proposal as negotiated to date had been withdrawn. Counsel further advised that Mr. Azoff intended to submit a revised proposal to acquire TBA on behalf of a new investor group to be lead by Mr. Azoff. After deliberation, the Special Committee agreed to reconvene on Monday, December 8, to further discuss the Committee’s position should no additional communication be received from Mr. Azoff or his counsel prior to such date.

     On December 9, 2003, the Special Committee met with counsel and senior management to discuss a revised proposal to acquire TBA submitted by a new buyer group led by Irving Azoff and Robert Geddes. Counsel explained that the proposal was substantially similar to the counter-proposal which had been submitted to the Company on November 4 by the Irving Azoff / Party B buyer group, and thereafter withdrawn, except that the pre-closing covenants had been revised and certain other non-price related revisions had been included. There was also a general discussion among the Committee that the $1.3 million working capital deficit maximum was no longer appropriate due to the delay in closing the transaction resulting from the delay in receiving the revised proposal. Since closing of the transaction was now not feasible prior to mid-March 2004, the working capital deficit of the Company would be substantially higher than $1.3 million since the months of January, February and March are historically the Company’s lowest revenue months, during which operational losses are generally recognized, and significant principal payments were scheduled to be paid on TBA’s indebtedness. The Special Committee requested that senior management attempt to quantify for the Committee the projected deficit working capital amounts and projected cash balances of the Company assuming a mid-March 2004 closing. The Special Committee discussed a concept whereby the parties would agree to a schedule of increasing working capital deficit ceilings tied to February, March and April closing dates, thus reducing the risk that the working capital deficit limits would be exceeded, resulting in a reduction in the amount of merger consideration to be distributable to the stockholders.

     Through the remainder of December 2003 and the first week of January 2004, TBA and the new buyer group continued negotiations of the terms and conditions of the proposal to acquire TBA. However, such negotiations were not successful, and TBA terminated its negotiations with the buyer group composed of Irving Azoff and Robert Geddes.

     On January 7, 2004, senior management of TBA, counsel and representatives of Bear Stearns met in Los Angeles with a new buyer group led by Party B regarding Party B’s continuing interest to acquire TBA.

     On January 28, 2004, the Special Committee met with counsel and Bear Stearns to review and discuss the form of a preliminary proposal to acquire the Company dated January 27, 2004 received from a new buyer group led by Party B. Although in format generally similar to the proposals submitted during the fall of 2003 by the Irving Azoff / Party B buyer group, the proposal contained numerous financial and non-financial refinements and Bear Stearns and counsel were given instructions as to negotiation strategy and the planned response to Party B. At this meeting, counsel also advised the Special Committee of the numerous electronic communications he and other representatives of TBA had recently received from Robert Geddes requesting updated financial information and access to the Company’s representatives so as to finalize the submission of a revised proposal to acquire the Company from the buyer group comprised of Irving Azoff and Robert Geddes. After much discussion, the Special Committee concluded that due to the sensitive nature of the Company’s discussions with Party B and the recent unsuccessful negotiations with Mr. Azoff and Mr. Geddes, the Company would not respond to Mr. Geddes and would withhold the delivery of the financial information sought by Mr. Geddes.

     At 2:30 p.m. on January 30, 2004, the Special Committee met with counsel and Bear Stearns to further negotiate the terms and provisions of the most recently received proposal from the Party B buyer group. Counsel summarized the results of the lengthy telephonic negotiation sessions which he and Bear Stearns conducted with Party B and certain of his financial partners on the afternoon of January 28, and the afternoon of January 29. Counsel and Bear Stearns identified for the Special Committee the continuing unresolved issues and provided an analysis of each and their suggested strategy for arriving at a definitive proposal. The Committee then carefully analyzed each unagreed issue and gave continuing instructions to counsel and Bear Stearns. During the course of such meeting, an electronic transmission was received by TBA’s counsel containing a revised proposal from the Irving Azoff / Robert Geddes buyer group, conditioned upon completion of financial due diligence. At the request of the Special Committee, counsel briefly reviewed the proposal during the meeting and reported that it appeared to be very similar to the proposal which the Company had negotiated with Irving Azoff / Robert Geddes during the first week of December 2003, but specifically did not include some of the significantly onerous terms which had led to termination of discussions with Irving Azoff / Robert Geddes in the first week of January 2004. After much discussion, the Special Committee authorized its professional advisors to continue negotiations with the buyer group led by Party B and to reinstigate negotiations with the Irving Azoff / Robert Geddes group.

     On January 31, 2004, the Special Committee met with counsel and Bear Stearns to discuss the continuing unresolved legal and financial issues contained in the January 27th proposal submitted by the buyer group led by Party B. Counsel and Bear Stearns advised the Special Committee that the buyer group remained adamant that there be included a mechanism to withhold a portion of the merger consideration until a closing date audit was concluded, but was considering their willingness to remove the concept from the letter of intent and agree to negotiate the concept during the 45-day exclusivity period contemplated in the draft proposal. The Special Committee agreed as to a negotiation strategy and provided instructions to counsel and Bear Stearns. The Special Committee also authorized the release of additional financial information to the Irving Azoff / Robert Geddes buyer group to allow them to complete their financial due diligence of the Company.

     On February 4, 2004, the Special Committee met with counsel and Bear Stearns. Counsel advised that he and Bear Stearns had continued to negotiate with the buyer group led by Party B with respect to their proposal as submitted, but as directed by Party B, counsel advised the Special Committee that the most recent form of proposal was the final offer from Party B, and that the Special Committee should either accept it or reject it, but seek no additional revisions. Counsel also advised that he had conducted extensive negotiations with Irving Azoff / Robert Geddes and their counsel throughout the day and had negotiated what was intended to be a final form of a proposal, which form had been circulated earlier in the day to the members of the Special Committee and to Bear Stearns. The Special Committee discussed each major business point contained in the negotiated proposal and compared the Irving Azoff / Robert Geddes draft proposal to the final proposal submitted by the buyer group led by Party B. After weighing and debating numerous issues, the Special Committee concluded that the draft proposal negotiated with the Irving Azoff / Robert Geddes buyer group provided the greatest value to the Company and its stockholders and had a higher likelihood of being successfully completed. Accordingly, the Special Committee authorized its Chairman to accept the Irving Azoff / Robert Geddes proposal on behalf of the Company upon receipt of a signed copy of the proposal. Approximately 30 minutes following the adjournment of the meeting of the Special Committee, TBA’s counsel received a signed form of the proposal submitted by the Irving Azoff / Robert Geddes buyer group, which signed proposal was identical to the form proposal considered by the Special Committee earlier in the afternoon. Counsel forwarded such proposal by facsimile to the Chairman of the Special Committee who executed and accepted the proposal on behalf of TBA. Immediately thereafter, as authorized by the Special Committee, TBA’s counsel telephoned Party B and advised him that the Special Committee, after significant deliberation, had accepted a proposal submitted by an alternative buyer.

     Pursuant to the terms of the February 4th letter agreement, the Irving Azoff / Robert Geddes buyer group deposited $500,000 in cash with an escrow agent, which amount was subject to forfeiture by the Irving Azoff / Robert Geddes buyer group if it terminated the letter agreement without “cause” as defined in the letter agreement. The letter agreement provided that the merger consideration to be paid to the Company’s common stockholders would be calculated at $7,650,000 plus the amount (if any) by which the Company’s indebtedness was less than $5.1 million at closing, minus the amount (if any) by which the Company’s indebtedness was greater than $5.1 million at closing, minus any working capital adjustments (as defined in the letter agreement) minus investment banking and fairness opinion fees payable to Bear Stearns and severance payments to Mr. Weaver. The proposal was estimated to result in consideration payable to holders of TBA common stock in an amount of approximately $0.87 per share. The letter agreement also provided the Irving Azoff / Robert Geddes buyer group a 45-day exclusivity period and provided for a $400,000 termination fee if TBA terminated the letter agreement to pursue an alternative acquisition proposal.

     On February 10, 2004, in response to the unauthorized publication of a news story regarding the possible acquisition of TBA on Billboard.com, TBA issued a press release announcing that it had entered into exclusive negotiations with a company affiliated with Irving Azoff and other parties for the acquisition of TBA. In such press release, TBA disclosed that it was likely that the acquisition, if completed, would be at a price no greater than, and would be possibly less than, the then current market price of TBA common stock of $0.90 per share.

     Throughout the remainder of February 2004, representatives of the Irving Azoff / Robert Geddes buyer group conducted financial and legal due diligence and met with many of the key employees of TBA. On March 3, 2004, counsel to the Irving Azoff / Robert Geddes buyer group presented to TBA a draft merger agreement to acquire TBA on the economic terms set forth in the February 4th letter agreement.

     On March 10, 2004, the Special Committee met with counsel and Bear Stearns to discuss the draft merger agreement. Counsel presented his analysis of each of the major provisions contained in the initial draft, and the Special Committee provided counsel with instruction with respect to the continuing negotiations of each such issue. During the first two weeks of March, the buyer group continued its financial due diligence of TBA.

     On March 16, 2004, the Irving Azoff / Robert Geddes buyer group delivered a letter to TBA requesting a $2.5 million reduction in merger consideration as a result of TBA’s actual 2003 results being 27% lower than the estimates previously provided to the buyer group by the Company (and on which the buyer group had based its proposal) and other financial and operational concerns identified during due diligence. On the morning of March 17, 2004, the Special Committee met with counsel, Bear Stearns and senior executives to consider a response to such request. After much discussion and analysis of each of the points raised in the March 16th letter, the Special Committee authorized its professional advisors to attempt to negotiate a $1 million reduction in merger consideration.

     The Special Committee reconvened with its counsel at 4:00 p.m. on March 17. Counsel advised that he and Bear Stearns had engaged in a series of negotiations with the Irving Azoff / Robert Geddes buyer group and its counsel in an attempt to negotiate a revised merger consideration. Counsel advised that the negotiations had focused on 12-month trailing stock prices of TBA common stock, methodologies by which companies in the same industry group as TBA are valued, working capital deficit issues, the fact that the Company was in default with respect to all of its indebtedness (approximately $4,900,000 in the aggregate), one acquisition noteholder had recently filed a lawsuit seeking enforcement of his $566,000 promissory note, and other material financial issues confronting the Company. After much discussion, counsel was authorized to contact the Irving Azoff / Robert Geddes buyer group and offer a merger consideration reduction from $7,650,000 to $6,150,000 and to extend the exclusivity period to March 29, 2004. Representatives of the Company continued negotiations with representatives of the buyer group and the parties agreed to a revised merger consideration of $6,150,000. Thereafter, the professional advisors began negotiating an amendment to the February 4th letter of intent to memorialize the revised proposal. However, due to an inability to agree on the final terms of the amendment, the original 45-day exclusivity period contained in the February 4th letter of intent expired on March 21, 2004.

     On March 22, 2004, the Company received an unsolicited indication of interest to acquire TBA from Party B. On March 23, 2004, the Special Committee met with counsel and Bear Stearns to consider its response to such unsolicited indication of interest. The Special Committee concluded that the March 22nd communication from Party B lacked clarity and was deficient with respect to multiple financial and non-financial issues. The Special Committee engaged in lengthy discussions with counsel regarding the parameters of its fiduciary duties under applicable law, the fact that the exclusivity period with the Irving Azoff / Robert Geddes buyer group had expired, and very significant concerns that any contact with Party B by representatives of TBA could be thereafter disclosed to Mr. Azoff and the possible ramifications of such disclosure. After lengthy discussion, counsel was authorized to contact Party B and advise him of the identified deficiencies contained in his March 22nd letter, but not to engage in substantive negotiations. The Special Committee also approved the terms of a proposed amendment to the February 4th letter of intent with Irving Azoff / Robert Geddes as submitted by counsel, but concluded not to execute and deliver the amendment until Company counsel had an opportunity to contact Party B. Immediately after the meeting, counsel contacted Party B by telephone and advised him of the identified deficiencies contained in his letter of March 22.

     By 2:30 p.m. on Tuesday, March 23, 2004, TBA’s counsel had received numerous phone calls and electronic communications from representatives of the Irving Azoff / Robert Geddes buyer group requesting the Company’s executed signature page to the letter agreement reducing the dollar amount of aggregate merger consideration and extending the exclusivity period to March 29, 2004. Concluding that any further delay in delivering the executed letter agreement would significantly negatively impact the negotiations with the Irving Azoff / Robert Geddes buyer group, counsel delivered the amendment to the letter agreement at approximately 3:45 p.m. on March 23 (although the letter agreement is dated March 22, 2004). Pursuant to the terms of such letter agreement, the aggregate merger consideration was reduced to $6,150,000, with the amount available for distribution to TBA stockholders to be reduced by (i) investment banking and fairness opinion fees to Bear Stearns, (ii) severance payments to Thomas Jackson Weaver III, and (iii) TBA’s professional fees and other transaction costs, including printing and mailing proxies to its stockholders, incurred on or after February 4, 2004, to the extent such fees and costs exceed $250,000. The proposal was estimated to result in consideration payable to holders of TBA common stock in an amount of approximately $0.68 per share. Importantly, all other adjustments to the amount of aggregate merger consideration, as contained in the February 4th letter of intent and the initial draft of the merger agreement, including reductions in merger consideration resulting from the Company exceeding projected amounts of outstanding indebtedness and working capital deficits, were eliminated. In addition, the exclusivity period was extended through March 29, 2004, and, at the request of the buyer, the term of the proposed consulting agreement with Mr. Weaver was extended from two years to three years.

     At approximately 7:30 p.m. on March 23, 2004, after having reinstated and extended the exclusivity period with the Irving Azoff / Robert Geddes buyer group through March 29, 2004, Party B submitted an unsolicited proposal to acquire TBA for aggregate merger consideration of $7.65 million plus the amount, if any, by which TBA’s indebtedness on the closing date is less than $5.1 million, minus the amount, if any, by which TBA’s indebtedness on the closing date is greater than $5.1 million, minus any working capital adjustment (as defined), minus any investment banking and fairness opinion fees and severance payments to Mr. Weaver. On Wednesday morning, March 24, in compliance with the Company’s letter agreement with the Irving Azoff / Robert Geddes buyer group, counsel prepared and delivered a communication to the Irving Azoff / Robert Geddes buyer group advising it of the receipt of the proposal for an alternative transaction.

     The Special Committee convened a meeting on March 25, 2004 to consider the obligations of the Company with respect to the handling of the unsolicited proposal received from Party B. Participating in the Special Committee meeting were counsel and representatives from Bear Stearns. Counsel summarized for the members of the Special Committee the various factors which it should consider in determining how to proceed in the exercise of its fiduciary duties under applicable law. In its deliberations, the Special Committee considered numerous issues, including:

•	the termination fee and expense reimbursement obligations to the Irving Azoff / Robert Geddes buyer group should it terminate the Company’s exclusivity agreement;

•	the delay which would necessarily result from pursuing an alternative transaction with Party B and the impact such delay would have on both the operations of the Company and the morale of its employees;

•	the uncertainty that a transaction with Party B could be concluded, considering the extremely difficult negotiation history the Company experienced in its prior negotiations with Party B and his investor group;

•	the concern that certain segments of the Company’s business base, primarily its artist management division, might terminate their relationship with the Company if a transaction was pursued with a group other than the Irving Azoff / Robert Geddes group;

•	Party B’s proposal was conditioned upon additional financial due diligence of the Company;

•	recognition that such financial due diligence would reveal the same financial information relied upon by the Irving Azoff / Robert Geddes buyer group to obtain a reduction in aggregate merger consideration from $7.65 million to $6.15 million; and

•	the offer from Party B contained closing date adjustments tied to the amount of outstanding indebtedness and target net working capital deficits, which provisions had been eliminated from the offer from Irving Azoff / Robert Geddes.

     After much additional deliberation, the Special Committee unanimously agreed, after consultation with counsel and Bear Stearns and in the exercise of its fiduciary duty, not to terminate its exclusivity with the Irving Azoff / Robert Geddes buyer group and further agreed to offer to extend the exclusivity period through April 8, 2004.

     On March 25, 2004, TBA and the Irving Azoff / Robert Geddes buyer group amended their letter agreement to extend the exclusivity period through April 8, 2004.

     On March 30, 2004, the Special Committee met with Mr. Weaver to discuss the termination of his employment agreement upon consummation of the proposed transaction with the Irving Azoff / Robert Geddes buyer group, and the severance, if any, to be paid to Mr. Weaver upon such termination. Members of the Special Committee advised Mr. Weaver that their duty was to represent the best interests of the stockholders, and in recognition that each dollar of severance paid to Mr. Weaver would result in a dollar reduction in the aggregate merger consideration distributable to the stockholders, the Special Committee was committed to maximize the distribution to the stockholders and thus concluded that it was not appropriate for Mr. Weaver to take any severance payment in connection with the termination of his employment agreement upon consummation of the merger. Mr. Weaver advised the Special Committee that he understood their position and that he would consider such position and respond to the Committee in writing. Later that day, Mr. Weaver notified the Special Committee in writing that he accepted their position on severance and would terminate his employment relationship at the closing of the merger. This agreement by Mr. Weaver was consistent with the Special Committee’s expectations, and thus did not affect the estimated consideration payable to holders of TBA common stock pursuant to the then current proposal.

     Throughout this time period, TBA and the Irving Azoff / Robert Geddes buyer group proceeded in their negotiations toward a definitive merger agreement containing the economic terms set forth in the amended letter agreement of March 22, 2004.

     On April 7, 2004, the Board of Directors of the Company convened a meeting to consider the proposed final form of merger agreement which had been negotiated by the Company’s professional advisors and circulated previously to each member of the Board of Directors. Participating in the meeting were counsel to the Company and representatives from Bear Stearns. Counsel advised the Board of the principles governing the Board’s fiduciary duties under applicable law in connection with its analysis and consideration of the merger agreement and answered all questions posed by members of the Board with respect thereto. Counsel then presented a detailed analysis of the provisions of the merger agreement, explaining each of the provisions and answering all questions asked by the Board. Upon completion of such analysis, representatives from Bear Stearns conducted a detailed presentation regarding the proposed acquisition. The discussion included, among other issues:

•	an analysis of the transaction multiples and implied valuation ratios resulting from the offer;

•	selected stock price and trading statistics with respect to the Company’s common stock;

•	an analysis of TBA’s forecasted financial results and cash flows for 2004 as provided by management;

•	the recent restructure of the Company’s bank debt and acquisition notes payable in expectation of consummation of the transaction with the Irving Azoff / Robert Geddes buyer group;

•	the lack of current alternative sources of financing that would allow the Company to carry out its business plan without substantially diluting its current stockholders;

•	the fact that the Company’s financial performance had declined significantly since the economic slowdown and terrorist attacks of 2001;

•	the limited liquidity of TBA stock; and

•	comparable prices being paid for companies similar to TBA.

     At the conclusion of such presentation, and after answering all questions posed by the Board, Bear Stearns delivered its oral opinion, subsequently confirmed in writing, to TBA’s Special Committee to the effect that, as of the date of its opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, the merger consideration to be received by the holders of TBA common stock was fair to such holders from a financial point of view. Thereafter, upon the unanimous recommendation of the Special Committee, the Board unanimously approved and adopted the merger agreement and the merger.

     On April 8, 2004, Parent, Merger Sub and TBA executed the merger agreement.

Recommendation of TBA Board of Directors and Reasons for the Merger

     TBA’s Board of Directors believes that the merger is fair to, and in the best interests of, TBA and its stockholders. Additionally, TBA’s Board of Directors believes that the merger will have a positive effect on TBA’s employees, customers and the communities that TBA serves. Accordingly, TBA’s Board of Directors, upon the unanimous recommendation of the Special Committee composed entirely of independent directors, has unanimously approved the merger agreement and unanimously recommends that stockholders vote “FOR” approval and adoption of the merger agreement and the merger.

     In reaching its decision to approve the merger agreement, TBA’s Board of Directors consulted with TBA’s management, as well as with its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

•	the belief that the merger would allow TBA stockholders to liquidate their investment at the highest available price, at an approximately 48% premium over the thirty-day average closing price per share of $0.46 for the period ended April 8, 2004, the last trading day before the announcement of signing the merger agreement, and at the highest price Parent is willing to pay;

•	the Company currently has no alternative sources of financing that would allow it to carry out its current business plan without substantially diluting the stock ownership of its current stockholders. Although the Company recently successfully restructured its current debt through March 31, 2005, each of the debt holders expressed willingness to enter into the restructure agreements in expectation of consummation of the merger. The Company’s management is not optimistic that it would be able to successfully restructure the indebtedness in March of 2005 without significantly diluting the existing stockholders;

•	the Company recently restructured $2.6 million in bank debt with AmSouth Bank and $2 million in acquisition notes with six note holders on the assumption that the merger with the Irving Azoff / Robert Geddes buyer group would be consummated and in order to avoid a “going concern” qualification from its auditors in connection with the audit of the Company’s financial statements for 2003. Prior to such restructuring, the Company was in payment default with respect to all of its indebtedness;

•	if the Company does not achieve its operating plan for 2004, the Company may have insufficient cash flow to fund operations and pay its indebtedness as it comes due;

•	certain of the Company’s key senior executives do not have long-term employment contracts with the Company and are not subject to any covenants prohibiting competition with the Company or solicitation of clients of the Company should they terminate their employment;

•	the failure to consummate the merger could lead certain key clients to either cease doing business with TBA or could lead certain key clients to require escrow of advanced deposits paid with respect to certain entertainment programs produced by TBA which could lead to the deterioration of TBA’s cash liquidity position;

•	the failure to consummate the merger could cause certain vendors to require advance payment for services rendered which could lead to deterioration of TBA’s working capital and cash liquidity positions;

•	the Company has experienced significant net losses in 2001, 2002 and 2003, and as of December 31, 2003, the Company had a net working capital deficit of approximately $3.9 million;

•	the Board of Directors’ knowledge of the business, financial results and prospects of the Company, as well as the Company’s evolution and past history;

•	the purchase price and the other terms and conditions of the merger agreement resulted from active, arm’s-length negotiations with Parent and its representatives over a significant period of time;

•	the certainty of valuation in an all cash bid without escrows, indemnities or hold-backs;

•	the belief that Parent has the financial resources to complete the merger expeditiously;

•	the Company’s small size and micro-market capitalization have inhibited any significant institutional investment interest;

•	during the past three years, there has been no significant growth in the Company’s business, sales on an annual basis have declined or are stagnant, and the earnings trend has been erratic;

•	the Company has failed to comply with its bank covenants during 2002 and 2003 due to failures to meet the minimum coverage ratios based on the Company’s earnings;

•	the current and prospective environment in which TBA operates, including national, regional and local economic conditions and competitive factors;

•	the increasing cost of remaining a publicly-traded company, including compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission;

•	the financial presentation of Bear Stearns and the opinion of Bear Stearns to the Special Committee to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations and qualifications set forth therein, the merger consideration to be received by the holders of TBA common stock was fair to such holders from a financial point of view (see “—Opinion of TBA’s Financial Advisor” below);

•	the financial interests of the directors and executive officers of TBA in the transaction that are in addition to their interest as stockholders;

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, and provisions relating to termination rights and the consequences of termination; and

•	the availability of appraisal rights for TBA stockholders under the Delaware General Corporation Law.

     TBA’s Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger, including:

•	TBA will no longer exist as an independently traded company and TBA stockholders will no longer participate in any future increase in the value of the Company;

•	the risks and contingencies related to the announcement and pendency of the merger, including any potentially negative perception of the merger by TBA’s employees, customers, vendors, stockholders and other parties and the potentially negative actions that such persons may take as a result of the announcement of the merger;

•	the possibility that the merger will not be completed and the potentially negative impact on the Company’s revenues, sales, earnings, operating results, financial condition, business and stock price in the event the merger does not close following the public announcement; and

•	if the merger does not close, the Company’s officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, and TBA will have had incurred substantial transaction costs in connection with the transaction and such costs will negatively impact the Company’s operating results.

     TBA’s Board of Directors reviewed these considerations as not being sufficient individually or in the aggregate to outweigh the advantages of the merger.

     The discussion and factors considered by the TBA Board is not intended to be exhaustive, but includes all material factors considered. In approving the merger agreement, the TBA Board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighed factors differently.

Opinion of TBA’s Financial Advisor

     In connection with the merger, our financial advisor, Bear Stearns, delivered a written opinion, dated April 7, 2004, to our Special Committee of the Board of Directors to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by the holders of the TBA common stock was fair to such holders from a financial point of view. The full text of the written opinion of Bear Stearns is attached to this proxy statement as Appendix B. We encourage you to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. THE OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

BEAR STEARNS’ OPINION

     Bear Stearns has acted as financial advisor to TBA’s Special Committee of the Board of Directors in connection with TBA’s review of strategic alternatives and the merger. In connection with Bear Stearns’ engagement as financial advisor, TBA’s Special Committee of the Board of Directors requested that Bear Stearns evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of the TBA common stock. On April 7, 2004, Bear Stearns delivered its oral opinion, subsequently confirmed in writing, to TBA’s Special Committee to the effect that, as of the date of its opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, the merger consideration to be received by the holders of TBA common stock, was fair to such holders, from a financial point of view.

     THE FULL TEXT OF BEAR STEARNS’ WRITTEN OPINION, DATED APRIL 7, 2004, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEAR STEARNS, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BEAR STEARNS OPINION. STOCKHOLDERS ARE ENCOURAGED TO, AND SHOULD, READ CAREFULLY THE BEAR STEARNS OPINION IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT.

     The Bear Stearns opinion was provided for the information of TBA’s Special Committee of the Board of Directors in connection with its consideration of the merger and relates only to the fairness, from a financial point of view, of the merger consideration to be received by holders of the TBA common stock. The Bear Stearns opinion does not address any other aspect of the merger or any related transaction or any other proposal, does not address TBA’s underlying business decision to effect the merger, does not constitute a recommendation to TBA’s Special Committee of the Board of Directors, and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

     Although Bear Stearns evaluated the fairness, from a financial point of view, of the merger consideration to be received by the holders of the TBA common stock, the amount and form of the merger consideration were determined by the parties to the merger agreement through arm’s-length negotiations. TBA did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by Bear Stearns in performing its analyses or rendering the Bear Stearns opinion.

In arriving at the Bear Stearns opinion, Bear Stearns:

•	reviewed the draft dated April 1, 2004 of the merger agreement;

•	reviewed the draft dated April 1, 2004 of the voting agreement and the draft dated April 1, 2004 of the consulting agreement (each as defined in the merger agreement), which TBA advised Bear Stearns were in substantially final form;

•	reviewed TBA’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended on or about December 31, 2000 through 2002, TBA’s Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2003, TBA’s preliminary results for the year ended December 31, 2003 and TBA’s Reports on Form 8-K for the three years ended the date of the Bear Stearns opinion;

•	reviewed certain operating and financial information relating to TBA’s business and prospects, including an annual income statement and monthly cash flow forecast for the year ended December 31, 2004, all as prepared and provided to Bear Stearns by TBA’s management;

•	met with certain members of TBA’s senior management to discuss TBA’s business, operations, historical and projected financial results, liquidity situation, status of debt restructurings and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the TBA common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed comparable in certain respects to TBA;

•	reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed comparable in certain respects to TBA and the Merger; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     For purposes of its opinion, Bear Stearns assumed that the Company Transaction Expenses will not exceed $1.1 million, and the fully-diluted number of shares of TBA common stock outstanding at the consummation of the merger will be approximately 7.5 million.

     In arriving at its fairness opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of TBA, nor was Bear Stearns furnished with any such appraisals. During the course of its engagement, Bear Stearns was asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with TBA, and Bear Stearns considered the results of such solicitation in rendering its opinion. Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on TBA.

     In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided by TBA to Bear Stearns, including, without limitation, the 2004 forecast. With respect to TBA’s projected financial results, Bear Stearns relied on representations that the projected financial results were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of TBA as to the expected future performance of TBA. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the 2004 forecast provided to Bear Stearns, and Bear Stearns further relied upon the assurances of the senior management of TBA that they were unaware of any facts that would make the information and 2004 forecast provided to Bear Stearns incomplete or misleading.

     In connection with its opinion, Bear Stearns did not receive financial forecasts for TBA on a stand-alone basis other than an income statement and cash flow forecast through December 31, 2004 referred to above. Bear Stearns considered, among other factors, TBA’s forecasted monthly free cash flow generation, as reflected in TBA’s monthly 2004 cash flow forecast, and TBA’s potential needs for external capital in order to conduct its business. In this regard, management of TBA advised Bear Stearns that, absent the merger, TBA has no alternative sources of financing that may be required to carry out its business plan without substantially diluting its current stockholders.

     The following is a summary of the material factors considered and material analyses underlying the Bear Stearns opinion dated April 7, 2004, delivered to TBA’s Special Committee of the Board of Directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Bear Stearns’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Process Review

     Bear Stearns considered the events that resulted in the negotiation of the merger agreement, including the process that was undertaken by TBA and its financial and legal advisors to identify and negotiate with prospective purchasers of TBA. Bear Stearns contacted 37 potential buyers of TBA from November 2002 to December 2003. Bear Stearns also considered TBA’s public disclosures regarding the initiative it was undertaking to explore strategic alternatives.

Operating Issues

     In connection with the delivery of its opinion, Bear Stearns reviewed selected historical financial and operational results and observed that:

•	the economic slowdown of 2001 and the impact of the September 11, 2001 terrorist attacks had a significant negative financial and operational impact on TBA’s business;

•	given recent operational issues, TBA management has had difficulty forecasting the financial performance of the business;

•	TBA recently restructured approximately $2.6 million in bank debt and $2.0 million in acquisition notes in order to avoid a “going concern qualification” from its auditors in TBA’s Form 10-K filed with the Securities and Exchange Commission on April 14, 2004;

•	Various key employees, in particular, artist managers, have left TBA or told management of the possibility that they might leave TBA if the merger is not consummated;

•	There is managerial complexity of operating a small public company with various business units and multiple offices; and

•	There are substantial costs to TBA in operating as a public company.

     In developing the bases by which it would formulate its opinion as to the fairness, from a financial point of view, of the merger consideration to be received in the merger by the holders of the TBA common stock, Bear Stearns observed that:

•	TBA management believes that the failure to consummate the merger could lead to the departure of certain key employees and could lead to the loss of a significant portion of 2004 estimated EBITDA and to a potential liquidity crisis;

•	TBA management believes that the failure to consummate the merger could lead certain key clients to either cease doing business with TBA or could lead certain key clients to require escrow of advance deposits paid with respect to future programs which could lead to the deterioration of TBA’s liquidity position;

•	TBA management believes that the failure to consummate the merger could cause certain vendors to require upfront payment for services rendered which could lead to a deterioration of TBA’s working capital and liquidity positions; and

•	TBA management believes that TBA currently has no alternative sources of financing that would allow TBA to carry out its business plan without substantially diluting TBA’s current stockholders.

2004 Monthly Cash Flow Analysis

     Bear Stearns considered TBA management’s 2004 monthly cash flow forecast that projects TBA’s cash balance will reach its lowest level in August 2004. Bear Stearns considered that TBA management believes the loss of any key employee or client could lead to a potential liquidity crisis.

Selected Stock Price and Trading Statistics Analysis

     Bear Stearns compared the merger consideration of $0.68 per share to the closing market price of TBA’s common stock as of certain dates, including February 4, 2004, which was the last trading day before TBA publicly disclosed that it was engaged in negotiations regarding a possible transaction with the buyer group led by Irving Azoff and Robert Geddes. The table below summarizes the comparison.

	TBA	Transaction
	Closing	Premium/Discount
	Price	(percentage)
Proposed Transaction Price	$0.68	NA
Closing Price (4/1/04)	0.38	77.2%
Closing Price (2/9/04)(1)	0.90	(25.2)
52-Week High (12/16/03)	1.20	(43.9)
52-Week Low (03/24/04)	0.36	87.0
52-Week Average	0.75	(9.9)
180-Day Average	0.69	(2.8)
90-Day Average	0.69	(2.8)
30-Day Average	0.48	37.3

(1)	Closing price the day before TBA issued a press release confirming TBA was in merger negotiations.

Bear Stearns also compared TBA’s trading volume on an absolute and relative basis to the twenty smallest companies in the S&P Small Cap index (as ranked by equity value). Bear Stearns found that TBA’s stock is more illiquid than the twenty smallest companies in the S&P Small Cap Index (as ranked by equity value) on both an absolute and relative basis. The table below summarizes the comparison.

Last Twelve Months
TBA
Total Volume	3,422,230
Avg. Daily Volume	13,744
% of Float(1)	0.2%
S&P Small Cap Index(2)
Avg. Daily Volume	109,427
% of Float(1)	0.8%

Last Three Months
TBA
Total Volume	789,500
Avg. Daily Volume	12,532
% of Float(1)	0.2%
S&P Small Cap Index(2)
Avg. Daily Volume	127,906
% of Float(1)	0.9%

(1)	Float represents total shares outstanding minus shares held by insiders.

(2)	Consists of 20 smallest companies in the S&P Small Cap index as ranked by equity value.

Analysis of Selected Public Companies

     Bear Stearns analyzed selected historical and projected operating information provided by TBA management, stock price performance data and valuation multiples for TBA and compared this data to that of seven publicly traded companies deemed by Bear Stearns to be comparable in certain respects to TBA. Bear Stearns reviewed, among other things, for each comparable company:

•  Enterprise Value as a multiple of LTM revenue
•  Enterprise Value as a multiple of LTM EBITDA
•  Enterprise Value as a multiple of 2004 projected revenue
•  Enterprise Value as a multiple of 2004 projected EBITDA

Enterprise Value is calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt, any minority interest and preferred stock. LTM is defined as the last twelve months. EBITDA refers to earnings before interest, taxes, depreciation and amortization.

The public companies Bear Sterns reviewed were:

• Chime Communications plc	• Mice Group plc
• CoActive Marketing Group Inc.	• Renaissance Entertainment Corp.
• Equity Marketing Inc.	• Spar Group Inc.
• Kupper Parker Communications Inc.

     Bear Stearns noted that due to various factors, none of the comparable companies are directly comparable to TBA for reasons including (a) that none of the comparable companies are in all the same businesses as TBA; (b) the business lines of the comparable companies in which TBA does not operate have different growth characteristics and economics than those in which TBA operates; (c) the majority of companies are larger than TBA and have performed better than TBA over recent history; (d) a significant portion of the comparable companies operate primarily outside of the U.S.; and (e) TBA’s distressed situation makes comparison of financial multiples less relevant. Bear Stearns also noted that only two of the comparable companies had research coverage, limiting the usefulness of 2004 estimated performance multiple comparisons. The table below summarizes the comparable company multiples with TBA’s transaction multiples.

	Enterprise Value	Enterprise Value	Enterprise Value	Enterprise Value
		2004 Estimated		2004 Estimated
	LTM Revenue	Revenue	LTM EBITDA	EBITDA
Comparable Company Low	.24x	.54x	4.7x	5.8x
Comparable Company High	1.63	1.73	13.2	9.5
TBA at Market	0.14	0.13	4.8	2.7
TBA at Offer	0.19	0.18	6.4	3.6
TBA at Adjusted Offer	0.26	0.25	8.9	5.1

     TBA’s enterprise value based on the closing share price of the TBA common stock as of April 1, 2004 is referred to as TBA at Market. TBA’s enterprise value based on the merger consideration being paid to common and preferred stockholders is referred to as TBA at Offer. TBA’s enterprise value based on the merger consideration being paid to common and preferred stockholders plus the estimated working capital deficit as of March 31, 2004 plus company transaction expenses is referred to as TBA at Adjusted Offer.

     Bear Stearns noted that the most significant multiple is enterprise value/LTM EBITDA and that TBA’s transaction multiples fall within the range of the comparable companies’ enterprise value/LTM EBITDA multiples.

Precedent Merger and Acquisition Transactions Analysis

     Bear Stearns analyzed a number of publicly announced merger and acquisition transactions in the entertainment marketing, corporate communications, live event and theme park industries. Bear Stearns reviewed, among other things, the comparable companies’ Enterprise Value at Purchase Price as a multiple of Last Twelve Months (pre-acquisition) EBITDA, which is referred to as LTM EBITDA. Bear Stearns noted that due to various factors, none of the comparable transactions are directly comparable to TBA for reasons including (a) that none of the target companies are in the majority of the businesses in which TBA operates; (b) the comparable transactions are all for targets significantly larger than TBA; and (c) TBA’s distressed situation makes comparison of financial multiples less relevant.

Comparable Merger and Acquisition Transactions

		Purchase
		Price(1)/
Date		LTM
Announced	Target/Acquiror	EBITDA
11/19/02	MDI Entertainment / Scientific Games Corp.	5.5x
06/18/02	Art Marketing Syndykat / Agora SA	NA
02/13/02	Dick Clark Productions / Capital Communications	10.9
03/06/00	Sports & Outdoor Media International / Sportsworld Media Group plc	16.3

		Purchase
		Price(1)/
Date		LTM
Announced	Target/Acquiror	EBITDA
08/16/99	First Leisure Corp plc (family entertainment division) / Moatdale Ltd.	8.4
05/01/99	Reino Aventura / Premier Parks, Inc.	7.9
08/07/98	Magicworks Entertainment Inc. / SFX Entertainment Inc.	19.1
04/16/98	Cellar Door Cos. / SFX Entertainment Inc.	11.6
12/24/97	Pace Entertainment Corp. / SFX Entertainment Inc.	11.0
12/16/97	Walibi SA / Premier Parks, Inc.	6.9
10/21/97	Knott’s Berry Farm / Cedar Fair, L.P.	9.0
09/01/97	Kentucky Kingdom / Premier Parks, Inc.	8.8
02/01/97	Stuart Amusement Co. / Premier Parks, Inc.	14.2

	TBA at Market	4.8
	TBA at Offer	6.4
	TBA at Adjusted Offer	8.9

(1)	Purchase price calculated based on enterprise value at transaction price.

References to TBA at Market, TBA at Offer and TBA at Adjusted Offer are as defined above.

     In addition to publicly announced transactions, Bear Stearns analyzed ten private transactions TBA completed from 1997 to 2001. Bear Stearns reviewed, among other things, the Enterprise Value at Purchase Price/Target EBITDA (based on target EBITDA for the year when acquisition occurred) EBITDA (“Target EBITDA”). Values and transaction multiples detailed in the table below were provided to Bear Stearns by TBA’s management.

Selected TBA Merger and Acquisition Transactions

		Purchase
Month		Price/Target
Acquired	Target	EBITDA
06/01	Alliance Artists Ltd.	5.0x
02/01	Moore Enterainment Inc	6.3
04/00	EJD Concert Services	4.0
01/00	Romeo Entertainment Group, Inc.	5.9
12/99	Mike Atkins Management, Inc.	4.0
10/98	Magnum Communications, Inc.	6.0
09/98	Image Entertainment Productions, Inc.	6.9
08/98	Corporate Productions, Inc.	6.0
06/98	Titley Spalding & Associates	4.0
04/97	Avalon Entertainment Group, Inc.(1)	6.0

	TBA at Market(2)	2.7
	TBA at Offer(2)	3.6
	TBA at Adjusted Offer(2)	5.1

(1)	The original purchase price of $7.2 million was later reduced to $4.7 million based on Avalon not meeting EBITDA target.

(2)	Multiple based on 2004 estimated EBITDA

Other Analyses

     In preparing its opinion for TBA’s Special Committee of the Board of Directors, Bear Stearns performed a variety of financial analyses, including those described above. The summary of Bear Stearns’ analyses is not a complete description of the analyses underlying the Bear Stearns opinion. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. The Bear Stearns opinion is therefore not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Bear Stearns made qualitative judgments as to the significance and relevance of each analysis and factor considered by it and did not attribute particular weight to any one analysis or factor. Bear Stearns did not form an opinion as to whether any individual analysis or factor, positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. Accordingly, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or of the summary described above or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     The analyses performed by Bear Stearns, particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those results suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Bear Stearns’ analyses are inherently subject to substantial uncertainty. The analyses were prepared solely as part of Bear Stearns’ analysis of the fairness, from a financial point of view, of the merger consideration to the holders of TBA common stock.

     The Bear Stearns opinion and financial analyses performed by Bear Stearns were only one of many factors considered by TBA’s Special Committee of the Board of Directors in their evaluation of the merger, and should not be viewed as determinative of the views of TBA’s Special Committee of the Board of Directors or TBA’s management with respect to the merger consideration payable to holders of TBA stock in the merger.

     TBA engaged Bear Stearns based on Bear Stearns’ qualifications, expertise and reputation in providing advice to companies with respect to transactions similar to the merger. Except as set forth in the following paragraph, Bear Stearns has not provided TBA any investment banking or other services in the past two years. Bear Stearns is an internationally recognized investment banking firm and, as part of its investment banking activities, regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and/or bank debt of TBA for Bear Stearns’ own account and for the account of Bear Stearns’ customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

     Pursuant to the terms of its engagement letter dated August 8, 2002 and the amendment to the engagement letter dated November 11, 2003 with Bear Stearns, TBA has agreed to pay Bear Stearns a total fee of $1,000,000, $100,000 which was paid as a retainer, $500,000 of which became payable upon the delivery of the Bear Stearns fairness opinion and the balance of which will become payable upon consummation of the merger. In addition, TBA has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the merger, including reasonable fees and disbursements of its legal counsel. TBA has also agreed to indemnify Bear

Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal security laws.

Covenant of Board of Directors to Recommend the Merger Agreement

     The merger agreement requires the TBA Board of Directors to recommend the approval and adoption of the merger agreement by the TBA stockholders. Subject to the rights of the TBA Board of Directors set forth below, the TBA Board may not withdraw or modify its recommendations of the merger agreement and the merger, approve or recommend any Competing Transaction (as defined in “—No Solicitation; Competing Transactions” beginning on page 45), or submit any Competing Transaction at the special meeting of stockholders. However, prior to the vote of the stockholders at the special meeting, if required by the fiduciary obligations of the TBA Board, as determined in good faith by a majority vote, following consultation with its outside counsel, and after compliance with the requirements described under “— No Solicitation; Competing Transaction” on page 45, the TBA Board may terminate the merger agreement and enter into a definitive agreement containing the terms of a Competing Transaction. In such event, TBA must pay to Merger Sub the termination fee and expense reimbursement described under “—Termination of the Merger Agreement; Termination Fees” on page 47.

Conditions to the Merger

     Completion of the merger is subject to the satisfaction of conditions set forth in the merger agreement or, if permitted by law, the waiver of those conditions by the party for whose benefit such conditions exist.

     The obligations of TBA, Parent and Merger Sub to complete the merger are subject to the following conditions:

•	The merger agreement and the merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of TBA common stock;

•	no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any governmental authority or a court of competent jurisdiction which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or of limiting or restricting TBA’s (or the surviving corporation following the merger), Parent’s or Merger Sub’s conduct or operation of the business of the Company after the merger; and

•	all other necessary and material governmental and regulatory clearances, consents, or approvals shall have been received.

     The obligations of Parent and Merger Sub to complete the merger are also conditioned upon the satisfaction or waiver of each of the following conditions:

•	performance by TBA of its obligations under the merger agreement, accuracy of TBA’s representations and warranties in the merger agreement, and delivery of a certificate of an executive officer of TBA as to the foregoing;

•	delivery to Parent and Merger Sub of financial statements of TBA for the 2003 fiscal year, together with an unqualified audit report issued by BDO Seidman, LLP, TBA’s independent accountants;

•	delivery to Parent and Merger Sub of TBA’s Form 10-K for the 2003 fiscal year, which must contain certain agreed-upon disclosure with respect to the sufficiency of TBA’s proposed cash flow;

•	restructuring of TBA’s loan agreement with AmSouth Bank, pursuant to agreed upon terms and otherwise acceptable to Parent and Merger Sub;

•	delivery of a satisfactory opinion from Hallett & Perrin, P.C., TBA’s legal counsel;

•	absence of a material adverse effect, which is defined to include any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (1) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of TBA and its subsidiaries, taken as a whole, or (2) the ability of TBA to perform its obligations under the merger agreement, and in each case shall include any change, effect, event, occurrence, condition or development that had or is reasonably likely to have a dollar impact on TBA in excess of $300,000, but will not include any change, effect, event, occurrence, condition or development relating to the announcement of the merger agreement or TBA’s performance of its obligations under the merger agreement;

•	the number of shares of TBA common stock held by stockholders seeking appraisal rights under Section 262 of the Delaware General Corporation Law may not exceed 10% of the aggregate number of shares of TBA common stock outstanding on the closing date;

•	the consulting agreement between Merger Sub and Thomas J. Weaver III must continue to be in full force and effect;

•	delivery of a satisfactory written statement from Bear Stearns confirming receipt of all amounts due to Bear Stearns;

•	the amount of TBA’s expenses in connection with the merger (excluding the fees and expenses of Bear Stearns and the success bonus payable to Bryan J. Cusworth) may not exceed by more than $50,000 the amount of such expenses determined by the parties 10 business days prior to the closing date of the merger;

•	receipt by TBA of all required consents;

•	resignation of all directors; and

•	termination of all agreements between TBA and its directors and their affiliates.

     The conditions set forth above relating to (i) the delivery of the Company’s financial statements for the 2003 fiscal year together with an unqualified audit report, and (ii) delivery of the Company’s Form 10-K for the 2003 fiscal year containing agreed-upon disclosure with respect to the sufficiency of the Company’s proposed cash flow, have each been successfully accomplished and delivered.

     The obligations of TBA to complete the merger are also conditioned upon the satisfaction or waiver of the following conditions:

•	performance by Parent and Merger Sub of their obligations under the merger agreement;

•	accuracy of Parent’s and Merger Sub’s representations and warranties in the merger agreement; and

•	delivery of a certificate of an executive officer of Parent as to the foregoing.

Representations and Warranties

     In the merger agreement, TBA, Parent and Merger Sub each made representations and warranties with respect to, among other things:

•	organization, existence and good standing;

•	authorization, execution, and the enforceability of the merger agreement;

•	the absence of conflicts with organizational documents, applicable laws and contracts;

•	consents required to execute the merger agreement and complete the merger;

•	the accuracy of information included in this proxy statement; and

•	brokers’ fees.

     TBA also made additional representations and warranties with respect to the following:

•	corporate power and authority, due authorization, execution and enforceability of the merger agreement, required votes, certain determinations by the Board of Directors and lack of shareholder rights or similar plan;

•	certificate of incorporation and bylaws;

•	capitalization;

•	subsidiaries;

•	filings with the Securities and Exchange Commission;

•	the preparation and accuracy of its financial statements;

•	the absence of undisclosed liabilities;

•	absence of certain changes or events since December 31, 2002;

•	pending or threatened legal proceedings;

•	receipt of the fairness opinion from Bear Stearns;

•	the inapplicability of state anti-takeover laws;

•	environmental matters;

•	leases and leased property;

•	ownership and condition of personal property;

•	certain contracts;

•	insurance;

•	compliance with laws;

•	the filing of tax returns, the payment of taxes and other tax matters;

•	employment, consulting, severance or indemnification agreements between TBA and any officer, director or employee of TBA;

•	change of control obligations;

•	labor and employment matters;

•	governmental permits;

•	employee benefit plans and the administration of those plans;

•	intellectual property rights; and

•	restructuring of acquisition notes.

     Parent and Merger Sub also made additional representations and warranties to TBA with respect to the following:

•	ability to pay the merger consideration.

Conduct of the Business Pending the Merger and Certain Covenants

     The merger agreement contains covenants of TBA pending the completion of the merger, including covenants regarding the conduct of TBA’s business. These covenants are briefly described below.

     TBA has agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course and in a manner consistent with past practice and use commercially reasonable efforts to do the following:

•	preserve its business organization;

•	keep available the services of its officers, key employees and key consultants;

•	preserve the current relationships with its customers and others with whom its has business relationships;

•	maintain its material assets in good repair and condition, other than those disposed of in the ordinary course of business;

•	maintain insurance;

•	maintain its books of account and records in the usual, regular and ordinary manner; and

•	maintain and protect all of its material intellectual property rights.

     Further, during the period from April 8, 2004, the date of the merger agreement, until the completion of the merger, TBA has agreed that it will not, and will cause each of its subsidiaries not to, take certain actions, including the following, unless permitted by Merger Sub:

•	amend its certificate of incorporation or bylaws;

•	issue any shares of its capital stock, or any rights to acquire capital stock, except the issuance of shares of common stock upon exercise of outstanding stock options or warrants;

•	sell, dispose or encumber any of its assets, except sales in the ordinary course of business consistent with past practice and asset sales for consideration, or having a fair market value, of not more than $100,000 in the aggregate;

•	declare or pay any dividend or other distribution on its capital stock (other than between TBA and any wholly-owned subsidiary);

•	reclassify, combine, split, subdivide or acquire any of its capital stock;

•	acquire any other entity or business organization;

•	incur debt (whether as principal or guarantor) or make any loans or investments, except in the ordinary course of business consistent with past practice and in an amount not in excess of $100,000;

•	authorize capital expenditures which are, in the aggregate, in excess of $100,000;

•	acquire, sell, lease or dispose of any real estate or other material assets, other than sales or leases of fixed assets (other than real estate) or sales of inventory and the purchase of supplies and equipment, in each case, in the ordinary course of business consistent with past practice;

•	enter into or amend any material employment, consulting, severance or similar agreement with any director, officer, or employee;

•	grant any salary or wage increase;

•	amend or modify any severance policy as in effect on September 30, 2003;

•	establish, adopt, amend or increase benefits under any employee benefit plan (other than as may be required by applicable law or any amendments required under stock option plans to complete the merger);

•	enter into or amend any agreement relating to any labor union, except as required by law;

•	discharge any material lien or pay any material obligation or liability, except in the ordinary course of business consistent with past practice;

•	commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

•	change any of its accounting procedures and practices, unless mandated by GAAP or the Securities and Exchange Commission;

•	take any action that, if taken after December 31, 2002, would have been required to be disclosed by TBA in the disclosure schedules to the merger agreement;

•	enter into any agreement with any director, officer, employee or stockholder of TBA, any of its subsidiaries or any affiliate of the foregoing, except in the ordinary course of business consistent with past practice;

•	enter into any material agreements, except in the ordinary course of business consistent with past practice;

•	take or fail to take certain actions with respect to taxes, including changing any of its tax practices, filing any amended tax return, settling any tax claim, surrendering any right to claim a refund of taxes, or failing to timely file any tax return;

•	take or fail to take any action that would result in a material violation of law or cause a material breach of any agreement;

•	transfer any material intellectual property rights, except in the ordinary course of business consistent with past practice;

•	fail to maintain or enforce any material intellectual property rights, except in the ordinary course of business consistent with past practice; or

•	authorize, propose or agree to take, any of the foregoing actions.

No Solicitation; Competing Transactions

     The merger agreement provides that TBA shall not, and shall cause each of its subsidiaries not to, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, discussions or the making of any proposal with respect to any merger, consolidation or other business combination involving TBA or any of its subsidiaries or acquisition of a material portion of the assets or capital stock of TBA or any of its subsidiaries (other than the merger contemplated by the merger agreement) or negotiate, explore or otherwise communicate in any way with any person (other than Parent or Merger Sub or their directors, officers, employees and representatives) with respect to any such transaction (a “Competing Transaction”) or enter into or consummate any agreement requiring it to abandon, terminate or fail to consummate the merger.

     However, prior to the vote of the TBA stockholders at the special meeting, TBA may, if its Board of Directors determines in good faith by a majority vote, following consultation with its outside counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors under Delaware law, in response to a Competing Transaction from any third party that was not solicited by the Company, furnish information pursuant to a customary confidentiality agreement, participate in discussions or negotiations regarding any Competing Transaction and conduct or participate in due diligence inquiries. However, the TBA Board will have this right only if such proposal is not subject to conditions to closing that are, in the aggregate, more onerous from those in the merger agreement and such proposal is, in the business judgment of the TBA Board, reasonably expected to result in a transaction more favorable to TBA’s stockholders from a financial point of view than the merger contemplated by the merger agreement.

     Subject to the rights of the TBA Board of Directors set forth below, the TBA Board may not withdraw or modify its recommendation of the merger agreement and the merger, approve or recommend any Competing Transaction, approve or recommend or enter into any agreement relating to any Competing Transaction, or submit any Competing Transaction at the special meeting of stockholders. However, prior to the vote of the stockholders at the special meeting, if required by the fiduciary obligations of the TBA Board, as determined in good faith by a majority vote, following consultation with its outside counsel, and after compliance with the requirements described below, the TBA Board may terminate the merger agreement and enter into a definitive agreement containing the terms of a Competing Transaction. In such event, TBA must pay to Merger Sub the termination fee and expense reimbursement described under “—Termination of the Merger Agreement; Termination Fees” on page 47.

     Prior to terminating the merger agreement as described above, TBA must provide notice of the Competing Transaction to Parent and Merger Sub and allow them five business days to submit a revised proposal adjusting the terms of the merger agreement. If the revised proposal, in the business judgment of the TBA Board, is substantially the same as the Competing Transaction, or is more favorable to the stockholders of the Company from a financial point of view than the Competing Transaction and is not subject to conditions to closing that are in the aggregate more onerous than those set forth in the Competing Transaction, then TBA will reject the Competing Transaction and recommend to the TBA stockholders the approval and adoption of the revised proposal of Parent and Merger Sub.

     TBA must advise Parent and Merger Sub of the receipt of any inquiries or proposals related to a Competing Transaction.

     TBA may not cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to TBA by another party prior to April 8, 2004.

Indemnification; Directors’ and Officers’ Insurance

     Parent and TBA, as the surviving corporation, will, except as may be limited by applicable laws, for a period of six years following the merger, be responsible for the indemnification obligations set forth in TBA’s and its subsidiaries’ charter documents and bylaws as of the date of the merger. TBA will also maintain their directors’ and officers’ liability insurance coverage for three years following the merger (which period may be extended to up to four years if the applicable statutes of limitations period extends more than three years after the merger). The annual cost of such insurance coverage shall not exceed 100% of TBA’s current premium for such insurance.

Termination of the Merger Agreement; Termination Fees

     The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, regardless of whether the stockholders have approved and adopted the merger agreement and the merger, under the circumstances described below. In such event, no party will have any further liability under the merger agreement, except for the termination payments described below, and other provisions of the merger agreement that survive its termination.

     TBA will return to Merger Sub the $500,000 deposit previously paid into escrow by Parent if the merger agreement is terminated as follows:

•	by written consent of Parent, Merger Sub and TBA;

•	by Parent, Merger Sub or TBA if any court or other governmental authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the merger (unless, prior to July 31, 2004, the party subject to such order, decree or ruling is using its commercially reasonable efforts to have such order, decree or ruling removed, so long as such order, decree or ruling has not become final and non-appealable);

•	by Parent, Merger Sub or TBA if the merger is not completed on or before July 31, 2004 (unless a breach of the agreement by the party seeking termination is the cause of the failure of the merger to be completed on or before such date); or

•	by Parent, Merger Sub or TBA, if the holders of TBA’s common stock do not approve and adopt the merger and the merger agreement at the special meeting of stockholders, or adjournment or postponement of such meeting (unless a breach of the agreement by the party seeking termination is the cause of the failure to obtain such stockholder approval).

     TBA will retain the $500,000 deposit if the merger agreement is terminated by TBA upon a breach by Parent or Merger Sub of the merger agreement, but only if such breach (if curable) is not cured within 30 days after written notice of such breach is delivered to Parent or Merger Sub.

     TBA will pay Merger Sub a $400,000 termination fee, return to Merger Sub the $500,000 deposit, and reimburse Parent and Merger Sub for the fees and expenses incurred by Parent and Merger Sub in connection with the merger agreement and the proposed merger, if the merger agreement is terminated as follows:

•	by Parent or Merger Sub if the Board of Directors of TBA or any committee thereof (1) withdraws, modifies in a manner adverse to Parent or Merger Sub, or refrains from giving its approval or recommendation of the merger agreement and the merger, or (2) recommends a Competing Transaction with respect to the Company to the Company’s stockholders, as described under “—No Solicitation; Competing Transactions” on page 45;

•	by Parent or Merger Sub, upon a breach by TBA of the merger agreement, but only if such breach (if curable) is not cured within 30 days after written notice of such breach;

•	by Parent or Merger Sub, upon a breach of the voting agreement by Mr. Weaver; or

•	by the Company if the Board of Directors elects to pursue a Competing Transaction, as described under “—No Solicitation; Competing Transactions” on page 45.

     Mr. Weaver has entered into an agreement with TBA whereby he has agreed to indemnify TBA against payment of the $400,000 termination fee and the fees and expenses of Parent and Merger Sub if Parent or Merger Sub terminate the merger agreement as a result of a breach of the voting agreement by Mr. Weaver.

Regulatory Approvals

     In connection with the merger, TBA, Parent and Merger Sub will be required to file a certificate of merger with the Delaware Secretary of State in accordance with the Delaware General Corporation Law after the approval of the merger agreement by TBA stockholders.

Expenses

     Except as otherwise provided in the merger agreement, the merger agreement provides that each party will bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. All expenses related to printing, filing and mailing this proxy statement shall be borne by TBA. If TBA’s expenses incurred in connection with the merger (other than fees and expenses payable to Bear Stearns and the $50,000 bonus payable to Bryan J. Cusworth upon consummation of the merger) exceed $250,000 from and after February 4, 2004, then the amount of the excess will reduce the merger consideration available to the stockholders. TBA will notify you or make an announcement regarding any reduction in the merger consideration not later than the 10th day prior to the special meeting of stockholders.

Amendment

     Prior to the effective time of the merger, any provision of the merger agreement may be amended by Parent, Merger Sub and TBA; provided, that after the approval and adoption of the merger agreement by the stockholders of TBA, no amendment may be made which would (i) change the amount or the type of merger consideration to be received by the TBA stockholders pursuant to the merger, (ii) change any other term or condition of the merger agreement if such change would adversely affect the TBA stockholders, or (iii) without the vote of the stockholders entitled to vote on the matter, change any term of the Certificate of Incorporation of TBA.

Waiver

     Prior to the effective time of the merger, any party to the merger agreement may (i) extend the time for the performance of any obligation or other act of any other party to the merger agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the merger agreement, and (iii) waive compliance with any agreement or condition to its obligations, other than (i) the requirement that the merger agreement and the merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of TBA common stock, and (ii) no court or governmental authority shall have issued a ruling having the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

Interests of Certain Persons in the Merger

     Some of TBA’s management and Board of Directors may have interests in the merger that are in addition to or different from the interests of TBA’s stockholders. TBA’s Board of Directors was aware of these interests and considered them in approving the merger agreement. As described below, these individuals have entered into agreements that will, effective upon the completion of the merger, provide for certain benefits.

Consulting Agreement

     Merger Sub and Thomas J. Weaver III, Chairman and Chief Executive Officer of TBA, have entered into a consulting agreement, dated April 8, 2004. This agreement will be assumed by TBA, as the surviving corporation, after the merger. The term of this agreement is for three years after the completion of the merger. Under this agreement, Mr. Weaver will receive a consulting fee of $175,000 per year. TBA will have the right to terminate this agreement for cause if Mr. Weaver breaches certain of his obligations under the agreement.

     After the merger, Mr. Weaver’s existing employment agreement with TBA will be terminated. Under his employment agreement, Mr. Weaver had the right, upon termination of the employment agreement, to receive a severance payment of $350,000 per year until December 31, 2008. However, in order to induce Parent and Merger Sub to enter into the merger agreement and complete the merger, Mr. Weaver agreed to forego the entire amount of this severance payment. Accordingly, Mr. Weaver will only be entitled to receive the amounts payable under the consulting agreement after the merger.

Indemnification; Directors’ and Officers’ Insurance

     Parent and TBA, as the surviving corporation, will, except as may be limited by applicable laws, for a period of six years following the merger, be responsible for the indemnification obligations set forth in TBA’s and its subsidiaries’ charter documents and bylaws as of the date of the merger. TBA will also maintain their directors’ and officers’ liability insurance coverage for three years following the merger (which period may be extended to up to four years if the applicable statutes of limitations period extends more than three years after the merger). The annual cost of such insurance coverage shall not exceed 100% of TBA’s current premium for such insurance.

Bonus

     Bryan J. Cusworth, Chief Financial Officer and Treasurer of TBA, received a $50,000 cash bonus upon TBA’s entry into the Merger Agreement and will receive a $50,000 cash bonus upon completion of the merger. A portion of such bonus is not payable until the 30th day after the completion of the merger.

Voting Agreement

     In connection with the execution of the merger agreement, Mr. Weaver entered into a voting Agreement with Parent. Under this agreement, Mr. Weaver granted Parent a proxy to vote 660,075 shares of TBA common stock in favor of the merger agreement and the merger. Pursuant to this agreement, Mr. Weaver also agreed not to sell, transfer or otherwise dispose of his shares of TBA common stock prior to the special meeting of stockholders, except for transfers in limited circumstances. This agreement will remain in effect until the earlier of the completion of the merger or the termination of the merger agreement. As of April 8, 2004, Mr. Weaver’s shares subject to this agreement represented approximately 9% of the total number of issued and outstanding shares of TBA common stock. The voting agreement is attached to this proxy statement as Appendix D.

Material Federal Income Tax Consequences of the Merger

     The following discussion is a general summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, final and temporary regulations promulgated by the United States Treasury Department, judicial authorities and current rulings and administrative practice of the Internal Revenue Service, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that you hold TBA common stock as a capital asset and does not address all aspects of federal income taxation that might be relevant to you in light of your circumstances, such as if you are a foreign person, a dealer in securities, a regulated investment company, an insurance company, a bank or other financial institution, a tax-exempt organization, a pass-through entity, a taxpayer who holds TBA common stock as part of a “straddle,” “hedge” or “conversion transaction” or who has a “functional currency” other than United States dollars or an individual person who has received TBA common stock as compensation or otherwise in connection with the performance of services. Further, this discussion does not address state, local or foreign tax consequences of the merger.

     The receipt of cash in exchange for shares of TBA common stock or TBA preferred stock in the merger will generally be a taxable transaction for federal income tax purposes. Your gain or loss per share will be equal to the difference between the per share cash consideration you receive and your adjusted tax basis per share in your TBA stock. Your gain or loss from the exchange will be a capital gain or loss if you hold your TBA stock as a capital asset. This gain or loss will be long-term if you have held TBA stock for more than 12 months prior to the merger. Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 15%. Capital losses are subject to limitations.

     You may be subject to backup withholding at the rate of 28% with respect to payments of cash consideration received pursuant to the merger, unless you (a) provide a correct taxpayer identification number, or TIN, in the manner required or (b) are a corporation or other exempt recipient and, when required, demonstrate this fact. To prevent the possibility of backup withholding, you must provide the paying agent with your correct TIN by completing a Form W-9 or Substitute Form W-9. If you do not provide the paying agent with your correct TIN, you may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. Any amount withheld will be creditable against your federal income tax liability. TBA (or its agent) will report to you and the Internal Revenue Service the amount of any “reportable payments,” as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.

     The foregoing discussion of the federal income tax consequences is for general information only. Your particular tax consequences will depend upon the facts and circumstances applicable to you. Accordingly, we urge you to consult your own tax advisor to determine the tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of state, local, foreign and other tax laws and any possible changes in those laws.

DISSENTERS’ RIGHTS OF APPRAISAL

     Notwithstanding any provision of the merger agreement to the contrary, any shares of TBA stock held by a holder who does not vote to approve the merger and complies with all the provisions of Section 262 of the Delaware General Corporation Law concerning the right to dissent from the merger and require payment of fair value shall not be converted into the right to receive the merger consideration pursuant to the merger agreement, but the holder shall only be entitled to the right to receive such consideration as may be determined to be due to such holder pursuant to the Delaware General Corporation Law. If a holder of shares of stock who demands appraisal of such shares under the Delaware General Corporation Law withdraws his or her demand or fails to perfect or otherwise loses his or her right of appraisal, his or her shares will be deemed to be converted as of the effective time of the merger into the right to receive the merger consideration pursuant to the merger agreement.

     The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached to this proxy statement as Appendix C. Failure to take any action required by Section 262 will result in a termination or waiver of a stockholder’s rights under Section 262. Perfecting your appraisal rights can be complicated and costly.

     A stockholder electing to exercise appraisal rights must (a) deliver to TBA, before the TBA stockholders vote on the merger agreement and the merger, a written demand for appraisal that is made by or on behalf of the person who is the holder of TBA stock for which appraisal is demanded, and (b) not vote in favor of approving and adopting the merger agreement and the merger. The demand must be delivered to TBA Entertainment Corporation at 16501 Ventura Boulevard, Suite 601 Encino, California 91436, Attention: Bryan J. Cusworth, Chief Financial Officer.

     A proxy or vote against approving and adopting the merger agreement and the merger does not constitute a demand for appraisal rights. A stockholder electing to take such action must do so by a separate written demand that reasonably informs TBA of the name and mailing address of the holder of record and of such stockholder’s intention to demand appraisal of such holder’s shares of TBA stock. Because a proxy left blank will, unless revoked, be voted FOR approval and adoption of the merger agreement and the merger, a stockholder electing to exercise appraisal rights who votes by proxy must not leave the proxy blank but must vote AGAINST approval and adoption of the merger agreement and the merger or ABSTAIN from voting for or against approval and adoption of the merger agreement and the merger, in addition to making a separate demand for appraisal. If the demand is not physically received by TBA before the special meeting, regardless of when mailed, then the demand will not be considered mailed.

     Only the holder of record of TBA stock is entitled to demand appraisal rights for TBA stock registered in that holder’s name. The demand must be executed by or for the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity. If stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record. A holder of record, such as a broker, who holds stock as nominee for beneficial owners may exercise a holder’s right of appraisal with respect to stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of stock covered by the demand. Where no number of shares of stock is expressly mentioned, the demand will be presumed to cover all shares of stock standing in the name of the holder of record.

     Within 10 days after the effective time of the merger, the surviving corporation will send notice of the effectiveness of the merger to each person who prior to the effective time of the merger satisfied the foregoing conditions. Any stockholder entitled to appraisal rights may, within 20 days after the date of the mailing of such notice, demand in writing from TBA the appraisal of his or her shares of stock. Such demand must reasonably inform TBA of the name and mailing address of the holder of record and of such stockholder’s intention to demand appraisal of such holder’s shares of stock.

     Within 120 days after the effective time of the merger, the surviving corporation or any stockholder who has satisfied the foregoing conditions and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock held by all stockholders entitled to appraisal. TBA does not currently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition to appraise the value of their stock or that the surviving corporation will initiate any negotiations with respect to the “fair value” of such stock. Accordingly, holders of TBA stock should initiate all necessary action to perfect their appraisal rights within the time periods prescribed in Section 262.

     Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights, as discussed above, is entitled, upon written request, to receive from the surviving corporation a statement setting forth (i) the aggregate number of shares of stock not voted in favor of the merger and with respect to which demands for appraisal have been received and (ii) the aggregate number of holders of such shares of stock. The surviving corporation is required to mail such statement within 10 days after it receives a written request to do so, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed and a copy is delivered to the surviving corporation, the surviving corporation must within 20 days after receipt of such petition file with the Delaware Court of Chancery in which the petition was filed a list of the names and addresses of all stockholders who have demanded appraisal rights. After notice to TBA and those stockholders, the Court can conduct a hearing to determine the stockholders entitled to appraisal rights. The Court may require stockholders who have demanded appraisal rights for their shares to submit their stock certificates to the Court for a notation thereon, and if any stockholder fails to comply with this requirement, the Court may dismiss the proceedings as to such stockholder.

     At a hearing on the petition, the Court will determine the stockholders entitled to appraisal rights and will appraise the shares of stock owned by such stockholders, determining their “fair value” exclusive of any element of value arising from the accomplishment or expectation of the merger and will determine the amount of interest, if any, to be paid upon the value of the shares of stock of the stockholders entitled to appraisal. In determining such “fair value,” the Court shall take into account all relevant factors. Any such judicial determination of the “fair value” of stock could be based on considerations other than or in addition to the price paid in the merger and the market value of TBA stock, including asset values, the investment value of the stock and any other valuation considerations generally accepted in the investment community. The value so determined for TBA stock could be more than, less than or the same as the consideration paid pursuant to the merger agreement. The Court may order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, be charged pro rata against the value of all the shares of TBA stock entitled to an appraisal.

     Any stockholder who has demanded an appraisal in compliance with Section 262 will not, from and after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to dividends or other distributions on those shares (other than those payable or deemed to be payable to stockholders of record at a date which is prior to the effective time of the merger).

     Holders of stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if a stockholder delivers to the surviving corporation a written withdrawal of such stockholder’s demand for an appraisal, except that any such attempt to withdraw made more than 60 days after the effective time of the merger requires the surviving corporation’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger agreement.

     If an appraisal proceeding is timely instituted, such proceeding may not be dismissed without the approval of the Delaware Court of Chancery as to any stockholder who has perfected a right of appraisal.

     Failure by the stockholder to take any required step to perfect appraisal rights may result in termination of the appraisal rights. Because the appraisal provisions of the Delaware General Corporation Law are so complex, stockholders who are considering exercising their appraisal rights under Section 262 should consult with their legal advisors.

     The merger agreement provides that Parent and Merger Sub will not be obligated to complete the merger if the number of shares of common stock held by stockholders who comply with all the provisions of Section 262 exceeds 10% of the aggregate number of shares of TBA common stock outstanding on the closing date of the merger.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

     Due to the contemplated consummation of the merger, TBA does not currently expect to hold a 2004 Annual Meeting of Stockholders, as TBA common stock will not be publicly traded after the merger. If the merger is not consummated, and we subsequently call an annual meeting to elect directors, we will announce the deadline for receipt of a stockholder proposal for the annual meeting within a reasonable time before we begin to print and mail our proxy materials. If such annual meeting is held after October 31, 2004, any proposal that a stockholder wishes to have included in the proxy solicitation materials to be used in connection with such meeting, must be received at the office of TBA no later than July 1, 2004.

     Stockholder proposals that are not submitted for inclusion in TBA’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Section 2.14 of TBA’s Bylaws, which provides that to be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of TBA. A stockholder’s notice must set forth, as to each matter the stockholder proposes to bring before an annual meeting, (a) a description of the business desired to be brought before the annual meeting and (b) certain other information set forth in TBA’s bylaws.

WHERE YOU CAN FIND MORE INFORMATION

     As required by law, TBA files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information contain additional information about TBA. You may read and copy any reports, statements or other information TBA files at the Securities and Exchange Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. TBA’s Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. A copy of TBA’s Securities and Exchange Commission filings are available without charge to stockholders upon written request addressed to

Bryan J. Cusworth, Chief Financial Officer, TBA Entertainment Corporation, 16501 Ventura Boulevard, Suite 601, Encino, California 91436.

     TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETING OF STOCKHOLDERS, ANY REQUEST SHOULD BE MADE BY    , 2004 (which is five business days before the date of the special meeting).

     You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. TBA has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

     This proxy statement is dated    , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Information Incorporated By Reference

     TBA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, TBA’s Quarterly Report for the quarter ended March 31, 2004, and TBA’s Current Report on Form 8-K dated April 12, 2004, each filed by TBA with the Securities and Exchange Commission (Commission File No. 001-16299), are incorporated by reference in this proxy statement. TBA’s Form 10-K, Form 10-Q and Forms 8-K are not presented in this proxy statement or delivered with it, but are available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephonic request directed to TBA at 16501 Ventura Boulevard, Suite 601, Encino, California 91436; Attn: Chief Financial Officer.

     No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by TBA or any other person. TBA has supplied all information contained in this proxy statement relating to TBA and TBA’s affiliates, except for information relating to the continuing shareholders other than in their capacities as officers or directors of TBA. Parent has supplied all information contained in this proxy statement relating to Parent, Merger Sub and their affiliates.

By order of the Board of Directors

Thomas J. Weaver III
Chairman and Chief Executive Officer

#221362v4

Appendix A

EXECUTION

MERGER AGREEMENT

AMONG

TBA HOLDINGS, LLC,

TBA MERGER SUB, INC.

AND

TBA ENTERTAINMENT CORPORATION

APRIL 8, 2004

 -i-

 -ii-

EXHIBITS

Exhibit A     -     Consulting Agreement
Exhibit B     -     Voting Agreement
Exhibit C     -     Restructuring Agreements
Exhibit D     -     Loan Agreement Modification

 -iii-

MERGER AGREEMENT

     This MERGER AGREEMENT dated April 8, 2004 (this “Agreement”) is made and entered into by and among TBA Holdings, LLC, a Delaware limited liability company (“Parent”), TBA Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”) and TBA Entertainment Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 9.04 hereof.

     WHEREAS, Merger Sub is a new corporation formed and wholly owned by Parent;

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable a merger (the “Merger”) of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger (the “Surviving Corporation”), and the Board of Directors of the Company has recommended that the holders of shares of the Company’s Common Stock, par value $0.001 per share (the “Company Common Stock”), approve and adopt this Agreement and the Merger upon the terms and conditions set forth herein;

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

     WHEREAS, as an inducement to Parent and Merger Sub entering into this Agreement and agreeing to participate in the Merger, Thomas Jackson Weaver III (“Weaver”) has agreed to enter into the Consulting Agreement attached hereto as Exhibit A and the Voting Agreement attached hereto as Exhibit B; and

     WHEREAS, the Merger described herein is subject to the approval of a majority of the outstanding shares of Company Common Stock and satisfaction of certain other conditions described in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE MERGER

     SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the Delaware General Corporate Law (“Delaware Law”), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the “Surviving Corporation”).

     SECTION 1.02 Effective Time; Closing. As promptly as practicable, and in no event later than five Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that can only be satisfied on the Closing Date (as defined below)), including, without limitation, the approval and adoption of this Agreement and the Merger by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock, the Parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with Delaware Law. The term “Effective Time” means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the Parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022 (or such other place as the Parties may agree) (the date on which such Closing takes place being the “Closing Date”).

     SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without further act or deed, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04 Certificate of Incorporation; By-laws.

     (a) From and after the Effective Time, subject to the terms of Section 6.06, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law and this Agreement, except that, as of the Effective Time, Article I of such Certificate of Incorporation shall be amended to read as follows: “The name of the Corporation is TBA Entertainment Corporation.”

     (b) From and after the Effective Time, subject to the terms of Section 6.06, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 1.05 Directors and Officers.

     (a) Directors. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the

Certificate of Incorporation and By-laws of the Surviving Corporation, applicable Law and this Agreement.

     (b) Officers. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, applicable Law and this Agreement.

     SECTION 1.06 Additional Actions. If, at any time at and after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or any of its Subsidiaries, or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE II
MERGER CONSIDERATION; EFFECT ON SECURITIES; EXCHANGE OF
CERTIFICATES; COMPANY STOCK OPTIONS; WARRANTS

     SECTION 2.01 Merger Consideration. The aggregate consideration to be paid to holders of Company Preferred Stock, Company Common Stock or “in the money” Warrants in connection with the Merger (the “Merger Consideration”) shall equal $6,150,000. The amount of Merger Consideration available for distribution to the holders of Company Preferred Stock, Company Common Stock and “in the money” Warrants shall be reduced by the amount of Company Transaction Expenses determined by the Parties no later than the 10th Business Day prior to the Stockholders Meeting.

     SECTION 2.02 Effect on Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Merger Sub, Company Common Stock or Company Preferred Stock:

     (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Corporation’s common stock, $0.001 par value per share.

     (b) Cancellation of Company Owned Stock. All shares of Company Common Stock and Company Preferred Stock (if any) that are (i) owned by Parent or Merger Sub, (ii) held in the treasury of the Company or (iii) owned by any wholly owned Subsidiary of the Company (collectively, the “Excluded Shares”) shall be cancelled and retired and shall cease to exist without any consideration payable therefor.

     (c) Conversion of Company Preferred Stock. Each share (a “Preferred Share”) of Series A Convertible Preferred Stock of the Company, par value $.001 per share (the “Company Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive, as provided and subject to the limitations set forth in this Article II, an amount in cash (the “Preferred Merger Consideration”), without interest, equal to (i) $0.03 plus (ii) the amount determined by dividing (x) the Merger Consideration plus the Warrant Exercise Proceeds less the Aggregate Preference Amount by (y) the aggregate number of shares of Company Common Stock outstanding as of the Effective Time determined on a fully diluted basis as if all outstanding shares of Company Preferred Stock and all outstanding “in the money” Warrants had been converted or exercised, as the case may be, into Company Common Stock immediately prior to the Effective Time. As of the Effective Time, all such shares of Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the cash into which their shares of Company Preferred Stock have been converted by the Merger as provided in this Section 2.02(c).

     (d) Conversion of Company Common Stock. Each share of Company Common Stock (a “Common Share”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive, as provided and subject to the limitations set forth in this Article II, an amount in cash (the “Common Merger Consideration”), without interest, equal to (x) the Merger Consideration plus the Warrant Exercise Proceeds less the Aggregate Preference Amount divided by (y) the aggregate number of shares of Company Common Stock outstanding as of the Effective Time determined on a fully diluted basis as if all outstanding shares of Company Preferred Stock and all outstanding “in the money” Warrants had been converted or exercised, as the case may be, into Company Common Stock immediately prior to the Effective Time. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the cash into which their shares of Company Common Stock have been converted by the Merger as provided in this Section 2.02(d).

     (e) Dissenting Stockholders. Anything in this Agreement to the contrary notwithstanding, any issued and outstanding Common Shares held by a Person immediately prior to the Effective Time (a “Dissenting Stockholder”) who complies with all the provisions of the Delaware Law concerning the right of holders of Common Shares to require appraisal of their Common Shares in accordance with Section 262 of the Delaware Law (Common Shares held by such a Dissenting Stockholder, “Dissenting Shares”) will not be converted as described in Section 2.02(d) but will become, by virtue of the Merger, the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the Delaware Law. Provided a Dissenting Stockholder complies with the provisions of the Delaware Law, such Dissenting Stockholder will have with respect thereto solely the rights provided under Section 262 of the Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in each case pursuant to Section 262 of the Delaware Law, each of such Common Shares will be deemed to have been converted as of the Effective Time into the right to receive the Common Merger Consideration in accordance with the provisions of this Article II.

     SECTION 2.03 Exchange of Certificates.

     (a) Paying Agent. Prior to the Effective Time, Merger Sub shall, with the approval of the Company, designate a bank or trust company to act as paying agent in the Merger (the “Paying Agent”).

     (b) Payment Fund. At the Closing immediately after the Effective Time: Parent shall: (i) pay to the Surviving Corporation by wire transfer of immediately available funds (which shall include the Deposit) a cash amount equal to the Merger Consideration; (ii) cause the Surviving Corporation to pay to the Paying Agent by wire transfer of immediately available funds a cash amount equal to the Merger Consideration plus the Warrant Exercise Proceeds less the Aggregate Warrant Consideration less the Company Transaction Expenses, and such amount shall be held and disbursed by the Paying Agent to the holders of Common Shares and Preferred Shares pursuant to the terms of this Agreement and the terms of a mutually acceptable Paying Agent Agreement (the “Paying Agent Agreement”) to be entered into by and among Parent, the Surviving Corporation and the Paying Agent at or prior to the Closing; and (iii) cause the Aggregate Warrant Consideration to be available to the Surviving Corporation for purposes of Section 2.05.

     (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was at the Effective Time a holder of record of Preferred Shares or Common Shares entitled to receive the Preferred Merger Consideration or Common Merger Consideration pursuant to Section 2.02, as the case may be (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Preferred Shares or Common Shares (the “Certificates”) shall pass, only upon delivery of the Certificates to the address specified therein and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Preferred Merger Consideration or the Common Merger Consideration, as applicable. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive promptly in exchange therefor from the Paying Agent the amount of cash into which the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.02, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of the shares of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the

Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.02. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate, the cash payable in respect of the shares represented by such Certificate as determined in accordance with this Article II, except that when authorizing such payment, the Board of Directors of the Surviving Corporation, may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

     (d) Deductions and Withholding. Merger Sub, Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the Preferred Merger Consideration or Common Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Preferred Stock such amount as Merger Sub, Surviving Corporation or Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made.

     (e) No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (f) No Liability. At any time following the expiration of six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of

Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon; provided, however, with respect to any Certificates which shall not have been surrendered prior to five (5) years after the Closing Date, the unclaimed cash payable in exchange for such Certificates shall, to the extent permitted by applicable abandoned property, escheat or similar law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Adjustments. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration, the Preferred Merger Consideration and the Common Merger Consideration shall be appropriately adjusted.

     SECTION 2.04 Company Options Plans.

     (a) The Company has previously issued options to purchase             shares of Company Common Stock (each, a “Company Stock Option”) pursuant to the TBA Entertainment Corporation 1995 Stock Option Plan, TBA Entertainment Corporation 1997 Stock Option Plan, TBA Entertainment Corporation 1998 Stock Option Plan and the TBA Entertainment Corporation 2000 Stock Option Plan (collectively, the “Company Stock Option Plans”), and the exercise price of each outstanding Company Stock Option is greater than the Common Merger Consideration. At the Effective Time, all Company Stock Options shall be cancelled and retired and shall cease to exist without any consideration payable therefore. Prior to the Effective Time, the Company shall obtain any consents from holders of the Company Stock Options and make any amendments to the terms of the Company Stock Option Plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04.

     (b) Except as may otherwise be agreed by Merger Sub and the Company, the Company Stock Option Plans shall terminate as of the Effective Time, and thereafter no participant in the Company Stock Option Plans shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

     SECTION 2.05 Warrants. The Surviving Corporation shall promptly after the Effective Time pay to each holder of an outstanding warrant to purchase Company Common Stock (a “Warrant”) issued in connection with the Company’s loan agreement with AmSouth Bank (as in effect from time to time, the “Loan Agreement”), in settlement of each such Warrant, to the extent exercisable, an amount in respect thereof equal to the product of (x) the excess, if any, of the Common Merger Consideration over the exercise price of each such Warrant, and (y) the number of shares of Company Common Stock subject to such Warrant immediately prior to its settlement (the “Warrant Consideration”) (such payment to be net of applicable withholding taxes and which, for the avoidance of doubt, will be equal to zero in cases where such Warrant is not “in the money”). Upon receipt of the Aggregate Warrant Consideration, the Warrants shall be cancelled and retired and shall cease to exist. Prior to the Effective Time, the Company shall obtain any consent necessary to give effect to this Section 2.05.

     SECTION 2.06 Termination of Stock Plans. Except as may otherwise be agreed by Merger Sub and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

     SECTION 3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite organizational power and authority and all necessary governmental approvals to own, lease and operate the properties and assets it currently owns, operates or holds under lease and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term “Company Material Adverse Effect” means, when used in connection with the Company, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement, and in each case shall include any change, effect, event, occurrence, condition or development that had or is reasonably likely to have a dollar impact on the Company or the Surviving Corporation in excess of $300,000; provided, that Company Material Adverse Effect shall not include any change, effect, event, occurrence, condition or development relating to the announcement of this Agreement or the Company’s performance of its obligations under this Agreement.

     SECTION 3.02 Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent and Merger Sub complete and correct copies of its and each of its

Subsidiaries’ Certificate of Incorporation and By-laws (or similar organizational documents) (collectively, the “Organizational Documents”), each as amended to the date hereof. Such Organizational Documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Organizational Documents.

     SECTION 3.03 Capitalization. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock par value $0.001 per share, and (ii) 1,000,000 shares of preferred stock of the Company, par value $0.001 per share, of which 557,143 shares have been designated as Company Preferred Stock and the balance of which have not been designated as of the date hereof. As of the date hereof, there are 7,375,425 shares of Company Common Stock issued and outstanding and 2,040 shares of Company Preferred Stock issued and outstanding. Section 3.03 of the Company Disclosure Schedule identifies and describes the number of shares of Company Common Stock to be received upon exercise or conversion (and the exercise or conversion price) of each outstanding share of Company Preferred Stock, each Company Stock Option and each Warrant. Except for the Company Preferred Stock, the Company Stock Options, the Warrants or as contemplated by this Agreement, there are no existing options, warrants, convertible securities, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell, or caused to be issued, transferred or sold, contingently or otherwise, any shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as identified and described in Section 3.03 of the Company Disclosure Schedule, there are no outstanding stock appreciation rights or similar phantom equity securities issued by the Company with respect to the capital stock of the Company.

     SECTION 3.04 Subsidiaries. Except as set forth in Section 3.04 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Except as set forth in Section 3.04 of the Company Disclosure Schedule, all outstanding shares of stock (or other interest of equity ownership) of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any Liens, and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of such Subsidiary or any securities or obligations convertible or exchangeable for such shares or to grant, extend or enter into any such option, warrants, convertible security, call, right, commitment, preemptive right or agreement.

     SECTION 3.05 Authority Relative to this Agreement.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the             shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     (b) The affirmative vote at a duly called meeting of stockholders at which a quorum is present of the holders of a majority of the outstanding Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of capital stock of the Company or any of the Company Subsidiaries required to approve the Merger, this Agreement and the Transactions. Except as described in Section 3.05(c), no other vote of the stockholders or directors of the Company or any of the Company Subsidiaries is required by law, and no amendment of the Certificates of Incorporation or By-laws of the Company or any of the Company’s Subsidiaries is required in order for the Company to consummate the Merger and the Transactions.

     (c) As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the Transactions are advisable and are fair to and in the best interests of the Company and has approved the same and (ii) resolved to recommend that the Company’s stockholders vote to approve and adopt this Agreement and the transactions contemplated herein.

     (d) The Company has not adopted a shareholder rights plan or any similar plan or instrument.

     SECTION 3.06 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Transactions will not (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any of its Subsidiaries, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment, decree or common law (collectively, “Laws”) applicable to the Company, any of its Subsidiaries or by which any of its properties or assets is bound or affected, except for such conflicts or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound or affected, except as disclosed in Section 3.06(a) of the Company Disclosure Schedule and except for any such violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect and will not prevent or delay the consummation of the Transactions.

     (b) Except as disclosed in Section 3.06(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), the rules of the American Stock Exchange (“AMEX”), state takeover laws and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.07 SEC Filings; Financial Statements; Undisclosed Liabilities.

     (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 1998 and has made available to Parent and Merger Sub all registration statements filed by the Company with the SEC, including all exhibits filed in connection therewith (on all forms applicable to the registration of securities) prior to the date of this Agreement (collectively, and together with all forms, reports and documents required to be filed by it with the SEC on or after the date hereof, the “Company SEC Reports”). As of their respective dates, the Company SEC Reports that were filed prior to the date hereof (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company shall deliver to Parent and Merger Sub as soon as they become available true and complete copies of any Company SEC Reports that are filed on or after the date hereof (collectively, the “Subsequent Company SEC Reports”), and each of such Subsequent Company SEC Reports shall (i) comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) As of their respective dates, each of the financial statements (including, in each case, any notes and schedules thereto) contained in the Company SEC Reports that were filed prior to the date hereof complied (and, as of their respective dates, each of the financial statements to be included in the Subsequent Company SEC Reports or delivered to Parent and Merger Sub pursuant to Section 5.02(b) (collectively, the “Interim Financial Statements”) will comply) in all material respects as to form with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), each fairly presented in all material respects the consolidated financial position, results of operations or cash flows (as applicable) of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP and each was correct and complete in all material respects and was consistent with the books and records of the Company and its Subsidiaries (subject, in the case of unaudited statements, to the absence of footnotes and to normal and recurring year-end adjustments none of which would, individually or in the aggregate, have a Company Material Adverse Effect).

     (c) Since December 31, 2002, except as disclosed in the Company SEC Reports or as described in Section 3.07(c) of the Company Disclosure Schedule, there has not been any Company Material Adverse Effect, or any event, condition or development which the Company believes is reasonably likely to result in a Company Material Adverse Effect.

     (d) Neither the Company nor any of its Subsidiaries has any material liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for taxes) other than such liabilities or obligations (i) disclosed in the Company Disclosure Schedule, (ii) that have been specifically disclosed or provided for in the most recent audited consolidated balance sheet of the Company filed with the SEC, (iii) that have been incurred in the ordinary course of business consistent with past practice since the date of the most recent audited consolidated balance sheet of the Company filed with the SEC, or (iv) that are not required by GAAP to have been included in the Company’s consolidated balance sheet and would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.08 Absence of Certain Changes or Events. Except as disclosed in Section 3.08 of the Company Disclosure Schedule or the Company SEC Reports filed as of the date hereof or as contemplated by this Agreement, since December 31, 2002, neither the Company nor any of its Subsidiaries has, directly or indirectly:

     (a) redeemed, purchased, otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any shares of capital stock of the Company, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than between the Company and a wholly-owned Subsidiary thereof);

     (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell, deliver or grant any shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or any of its Subsidiaries, other than pursuant to and in accordance with (i) the Company Stock Option Plans, (ii) the Warrants or (iii) as listed in Section 3.03 of the Company Disclosure Schedule;

     (c) (i) except in the ordinary course of business and consistent with past practice, created or incurred any indebtedness for borrowed money in excess of $100,000, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation, (iii) entered into any commitment or transaction material to the Company or any of its Subsidiaries in excess of $100,000, (iv) incurred any liabilities except for liabilities which, individually and in the aggregate, would not have a Company Material Adverse Effect; or (v) mortgaged, pledged or subjected to any lien or encumbrance, any asset having a book or market value in excess of $100,000;

     (d) instituted any material change in its accounting methods, principles or practices except as required by GAAP or the rules and regulations of the SEC;

     (e) revalued any of its respective assets in any material respect, including without limitation, writing down the value of inventory or writing off notes or accounts receivables except for amounts previously reserved as reflected in the December 31, 2002 balance sheet;

     (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate, have a Company Material Adverse Effect;

     (g) suffered any adverse change, or any development involving a prospective adverse change, except for those changes or prospective changes which, individually and in the aggregate, would not have a Company Material Adverse Effect;

     (h) granted any increase in the base compensation of, or made any other material change in the employment terms for, any of its directors, officers and employees, except for increases or changes reflecting or based upon changed responsibilities or duties made in the ordinary course of business consistent with past practice;

     (i) adopted, modified or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers and employees other than changes which do not materially increase the aggregate cost of such plan or contract;

     (j) except for provision of services or sales in the ordinary course of business and consistent with past practice, (i) sold, leased, licensed, transferred or otherwise disposed of any of its assets or property having a book or market value, in excess of $100,000 or

(ii) entered into, or consented to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

     (k) entered into any new line of business, or incurred or committed to incur any capital expenditures, obligations or liabilities in connection therewith in excess of $100,000 in the aggregate;

     (l) acquired or agreed to acquire by merging or consolidating with, or agreed to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business of any other Person;

     (m) made any cancellation or waiver of (i) any right material to the operation of the business of the Company or any of its Subsidiaries, or (ii) any material debts or claims against any Affiliate of the Company;

     (n) made any disposition of, or failed to keep in effect any material right in, to or for the use of any material patent, trademark, service mark, trade name, copyright or trade secret of the Company or any of its Subsidiaries;

     (o) entered into any agreement, arrangement or transaction with any Affiliate of the Company; or

     (p) agreed to (i) do any of the things described in the preceding clauses (a) through (o) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article III untrue or incorrect.

     SECTION 3.09 Absence of Litigation. Except as disclosed in the Company SEC Reports filed through the date hereof or in Section 3.09 of the Company Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries, or any of its properties or assets, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims (or claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation), would have a Company Material Adverse Effect. Except as disclosed in Section 3.09 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.10 Opinion of Financial Advisor. The Company has received the opinion, dated as of the date hereof, of Bear Stearns & Co. (the “Company Financial Advisor”), to the effect that as of the date thereof, and subject to the qualifications and limitations set forth therein, the Common Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

     SECTION 3.11 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent and Merger Sub a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger, and there have been no amendments to such agreements.

     SECTION 3.12 Company Action; State Takeover Statutes. Assuming that Parent and Merger Sub owned, in the aggregate, less than 15% of the Company Common Stock at or any time prior to such approval, the approval of the Company’s Board of Directors described in Section 3.05(c) is sufficient to render inapplicable to the Merger, this Agreement and the other Transactions the restrictions on “business combinations” set forth in Section 203 of the Delaware Law. To the Company’s Knowledge, no other “fair price,” “moratorium,” “control share,” “business combination,” “affiliate transaction,” or other anti-takeover statute or similar statute or regulation of any state is applicable to the Merger, this Agreement and the other Transactions.

     SECTION 3.13 Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement or the other documents to be filed with the SEC or any Governmental Authority in connection with the Transactions (the “Other Filings”), other than information supplied or to be supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion or incorporation by reference therein, at the respective time filed with the SEC or such other Governmental Authority, and, in addition, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions relating to Parent or Merger Sub) at the time of the mailing thereof to the Company’s stockholders will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.14 Environmental Matters.

     (a) Each of the Company and its Subsidiaries has complied, and is in compliance, with all applicable Law with respect to environmental, health or safety matters, except where such noncompliance would not have a Company Material Adverse Effect.

     (b) Neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority or any other Person alleging that the Company or its Subsidiaries is liable under or in breach of any applicable Law with respect to environmental, health or safety matters, except where such liability or breach would not have a Company Material Adverse Effect.

     (c) Neither the Company nor its Subsidiaries, nor any of their respective predecessors or affiliates has treated, stored, disposed of, arranged for the disposal of, transported, handled or released, or exposed any person to, any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities or investigative, corrective or remedial obligations, pursuant to any applicable Law with respect to environmental, health or safety matters which liabilities or obligations would have a Company Material Adverse Effect.

     (d) The Company and its Subsidiaries have furnished to Parent and Merger Sub all environmental reports, audits, assessment and other documents materially bearing on environmental, health or safety liabilities relating to their past or present facilities or operations which are in their possession or under their reasonable control.

     SECTION 3.15 Real Property.

     (a) Section 3.15 of the Company Disclosure Schedule identifies by street address all real estate leased, subleased or otherwise occupied pursuant to an agreement (the “Leases”) by the Company or any of its Subsidiaries (the “Leased Premises”). The Leased Premises are leased to the Company or any of its Subsidiaries pursuant to written leases, copies of which have been made available to Merger Sub. Except as disclosed in Section 3.15 of the Company Disclosure Schedule, or except as would not have a Company Material Adverse Effect, with respect to each Lease: (i) the Company or any of its Subsidiaries, as applicable, have a good and valid leasehold interest in and to all of the Leased Premises, and, to the Company’s Knowledge, such leasehold interest is subject to no Liens; (ii) each Lease is in full force and effect and is enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in such Lease; (iii) there exists no default by the Company or condition which, with the giving of notice, the passage of time or both, could become a default by the Company under any Lease; and (iv) no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

     (b) The Leased Premises constitute all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company or any of its Subsidiaries as currently conducted. The Leased Premises are in good condition and repair (subject to normal wear and tear) and are sufficient and appropriate for the conduct of business by the Company and its Subsidiaries. To the Company’s Knowledge, (i) all permits, licenses and other approvals necessary to the current occupancy and use of the Leased Premises have been obtained, are in full force and effect and have not been violated by the Company and (ii) there exists no violation by the Company of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Premises, in each case except where the failure to be in full force and effect or where any such violation would not have a Company Material Adverse Effect. All facilities located on the Leased Premises are supplied with adequate utilities and other services necessary for the conduct of the Company’s business as currently conducted. There is no pending or, to the Knowledge of the Company, threatened condemnation proceeding, or lawsuit or administrative action affecting any portion of the Leased Premises to which the Company or any of its Subsidiaries is a named party, except where such proceeding, lawsuit or action would not have a Company Material Adverse Effect.

     SECTION 3.16 Personal Property.

     (a) Each of the Company and its Subsidiaries has good title to all material personal property of any kind or nature which the Company or any of its Subsidiaries purport to own, free and clear of all Liens, except for (i) Liens disclosed on Section 3.16 of the Company Disclosure Schedule, (ii) Liens for non-delinquent taxes and non-delinquent statutory liens arising other than by reason of default, (iii) statutory Liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iv) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, (v) purchase money Liens, and (vi) Liens which do not materially detract from the value or use of all such personal property. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by and material to the Company or any of its Subsidiaries as now used, possessed and controlled by the Company or any of its Subsidiaries, as applicable.

     (b) All machinery, equipment and other tangible assets currently being used by the Company or any of its Subsidiaries which are owned or leased by the Company or any of its Subsidiaries and material to the business of the Company or any of its Subsidiaries are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put, except where any other condition of any machinery, equipment or other tangible asset would not have a Company Material Adverse Effect.

     SECTION 3.17 Contracts. Section 3.17 of the Company Disclosure Schedule is a complete list of all written agreements of the Company or any of its Subsidiaries (other than contracts for the sale or lease in the ordinary course of business of the Company’s services or products) that are currently in effect (except for those set forth in clause (x) below) and that are (i) leases, sales contracts and other agreements with respect to any property, real or personal, of the Company or any of its Subsidiaries which provide for the receipt or expenditure by the Company or any of its Subsidiaries after the date of this Agreement, of more than $100,000; (ii) contracts or commitments for capital expenditures or acquisitions in excess of $100,000 for one project or set of related projects; (iii) guarantees of third party obligations; (iv) agreements (including non-competition agreements) which restrict the kinds of businesses in which the Company or any of its Subsidiaries may engage or the geographical area in which any of them may conduct their business; (v) indentures, mortgages, loan agreements or other agreements relating to the borrowing of money by the Company or any of its Subsidiaries, the granting of Liens or lines of credit by the Company or any of its Subsidiaries, in each case, involving an amount in excess of $100,000; (vi) collective bargaining agreements; (vii) material licenses, agreements, assignments or contracts (whether as licensor or licensee, assignor or assignee) relating to any patent and trademark rights; (viii) brokerage or finder’s agreements; (ix) joint venture agreements, partnership agreements or similar agreements; (x) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements executed within the last five years, in each case, involving an amount in excess of $100,000; (xi) employment, consulting or management agreements; or (xii) agreements or other arrangements with any director or executive officer of the Company or its Affiliates (other than customary at will employment arrangements) (all items required to be disclosed in Section 3.17 of the Company Disclosure Schedule being hereinafter referred to as “Contracts”). True and correct copies of all the Contracts have been made available to Parent and Merger Sub. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, (i) all Contracts are valid and subsisting and in full force and effect, and each of the Company and its Subsidiaries has duly performed its respective obligations thereunder in all material respects to the extent such obligations have accrued, and (ii) no breach or default thereunder by the Company, any of its Subsidiaries, or, to the Company’s Knowledge, by any other party thereto, has occurred, except where such breach or default would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.18 Insurance Policies. The Company has made available to Parent and Merger Sub material insurance policies of the Company and each of its Subsidiaries, and each such policy is in full force and effect. No written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy. To the Knowledge of the Company, there are no pending claims against such insurance by the Company or any of its Subsidiaries as to which the insurers have denied coverage or otherwise reserved rights.

     SECTION 3.19 Compliance with Laws. Except for matters relating to environmental matters (which are the subject of Section 3.14), neither the Company nor any of its Subsidiaries is in violation of or has violated or failed to comply with any Law applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.

     SECTION 3.20 Tax Matters.

     (a) The Company and each Subsidiary of the Company have filed all material Tax Returns that they were required to file prior to the date hereof. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by any of the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been paid. None of the Company or any Subsidiary of the Company currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company or any Subsidiary of the Company does not file Tax Returns that the Company so not filing is or may be subject to taxation by that jurisdiction.

     (b) The Company and each Subsidiary of the Company has withheld and paid all Taxes required to have been withheld and paid by applicable Law.

     (c) To the Company’s Knowledge, there is no dispute or claim concerning any Tax liability of any of the Company or any Subsidiary of the Company.

     (d) Neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) Neither the Company nor any Subsidiary of the Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Company nor any Subsidiary of the Company is a party to any Tax allocation or sharing agreement.

     (f) Neither the Company nor any Subsidiary of the Company has any liability for the Taxes of any Person other than the Company and the Subsidiaries of the Company (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

     (g) Other than the Company’s ownership of Titley Spalding & Associates LLC, neither the Company nor any Subsidiary of the Company owns an interest in an entity either treated as a partnership or whose separate existence is ignored for federal income tax purposes.

     SECTION 3.21 Employment Agreements. Except as disclosed on Section 3.21 of the Company Disclosure Schedule, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company and any directors, officers, or other employees of the Company.

     SECTION 3.22 Change of Control Provisions. Except as disclosed on Section 3.22 of the Company Disclosure Schedule, none of the arrangements, agreements or understandings listed in the Company Disclosure Schedule (including, for the avoidance of doubt, the agreements identified in Section 3.21 thereof) and none of the Company’s employee benefit plans, programs or arrangements contain any provision that would become operative as the result of a change of control of the Company or that will become operative as a result of the Transactions.

     SECTION 3.23 Employees. To the Knowledge of the Company, as of the date of this Agreement, no key employee, or group of employees, of the Company or any of its Subsidiaries has any plans to terminate employment with the Company. The Company and each of its Subsidiaries has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and does not have any labor relations problems (including, without limitation, threatened or actual strikes or work stoppages or material grievances) other than such problems that would not have a Company Material Adverse Effect.

     SECTION 3.24 Permits. Each of the Company and its Subsidiaries has all Permits, except for those Permits the failure to have would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.24 of the Company Disclosure Schedule contains a complete list of the Permits (each a “Material Permit”), exclusive of any Permits with respect to state or local sales, use or other Taxes or business or occupational licenses or where the failure to have such Permit would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, all of the Material Permits are in full force and effect. No outstanding notice of cancellation or termination has been delivered to the Company or any of its Subsidiaries in writing in connection with any such Material Permit nor, to the Knowledge of the Company, has any such cancellation or termination been threatened. To the Knowledge of the Company, no application, action or proceeding for the modification of any such Material Permits is pending or threatened that may result in the revocation, modification, nonrenewal or suspension of any Material Permits. The Company and each of its Subsidiaries has filed when due all documents required to be filed with any Governmental Authority in connection with such Material Permits and, at the time of the filing thereof, all such filings were accurate and complete in all material respects.

     SECTION 3.25 Employee Benefit Plans.

     (a) Section 3.25 of the Company Disclosure Schedule contains a list of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other plan, program, policy, practice, arrangement or contract (whether group or individual) providing for payments, deferred compensation or benefits or reimbursements to employees or former employees (or their beneficiaries or dependents) maintained, sponsored, contributed or required to be contributed to by the Company or with respect to which the Company has any material liability or potential liability. For purposes of this Section 3.25, “Company” shall be deemed to include any entity required to be aggregated with the “Company” under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, at any relevant time. Each item listed in Section 3.25 of the Company Disclosure Schedule is a “Benefit Plan.”

     (b) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the Internal Revenue Service (the “IRS”) (or, if a prototype plan, an opinion letter with respect to the prototype plan) that such Benefit Plan is qualified under Section 401(a) of the Code, and, to the Company’s Knowledge, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

     (c) The Company does not have any liability or potential liability (including, but not limited to, withdrawal liability) with respect to (i) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

     (d) Except as disclosed on Section 3.25 of the Company Disclosure Schedule, none of the Benefit Plans obligates the Company to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

     (e) Each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and in compliance in all material respects with all applicable laws and regulations, including, but not limited to, ERISA and the Code.

     (f) The Company has complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law (“COBRA”) in all material respects; and the Company has no obligation under any Benefit Plan or otherwise to provide health or life insurance benefits to former employees of the Company or any other Person, except as specifically required by COBRA.

     (g) With respect to each Benefit Plan, the Company has made available to Parent and Merger Sub true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statement, (iv) the most recent summary plan description provided to participants, and (v) the most recent determination letter received from the IRS.

     (h) With respect to each Benefit Plan, all payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing required, or recommended by the Company’s advisors, shall have been made or properly accrued on the December 31, 2002 balance sheet. None of the Benefit Plans has any material unfunded liabilities.

     SECTION 3.26 Intellectual Property Rights.

     (a) Section 3.26 of the Company Disclosure Schedule sets forth a complete and correct list of all: (i) patented or registered Intellectual Property Rights and pending patent applications and other applications for registration of Intellectual Property Rights owned or filed by or on behalf of the Company or any of its Subsidiaries; (ii) all trade names and unregistered trademarks and service marks owned or used by the Company or any of its Subsidiaries and material to the conduct of its business; and (iii) all material licenses or similar agreements or arrangements for Intellectual Property Rights to which the Company or any of its Subsidiaries is a party (either as a licensor or licensee).

     (b) Except as disclosed in Section 3.26 of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all of the Intellectual Property Rights necessary for the operation of its business as currently conducted free and clear of all encumbrances, licenses or other restrictions; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the material Intellectual Property Rights owned or used by the Company or any of its Subsidiaries has been made, is currently outstanding or, to the Knowledge of the Company, is threatened, and to the Knowledge of the Company, there are no grounds for the same except for any such claim that would not, individually or in the aggregate, have a Company Material Adverse Effect; (iii) the loss or expiration of any Intellectual Property Right owned or used by the Company or any of its Subsidiaries would not have a Company Material Adverse Effect, and, to the Knowledge of the Company, no such loss or expiration is threatened, pending or reasonably foreseeable; (iv) neither the Company nor any of its Subsidiaries has received any written notices of, and, to the Company’s Knowledge, there is no infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries (including, without limitation, any demand or request that the Company or any of its Subsidiaries license any rights from a third party) except for any such infringement, misappropriation or conflict that would not, individually or in the aggregate, have a Company Material Adverse Effect; (v) neither the Company nor any of its Subsidiaries, to the Company’s Knowledge, have infringed, misappropriated or otherwise conflicted with any Intellectual Property Rights or other rights of any third parties and, to the Company’s Knowledge, there is no infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company and each of its Subsidiaries as currently conducted; and (vi) the Company and each of its Subsidiaries has taken commercially reasonable steps to protect, maintain and safeguard the material Intellectual Property Rights owned or used by it.

     SECTION 3.27 Debt Restructuring. Attached hereto as Exhibit C are true and correct copies of letter agreements (the “Restructuring Agreements”) pursuant to which the Acquisition Notes identified in Section 3.27 of the Company Disclosure Schedule have been amended and modified. Each of the Restructuring Agreements is valid and subsisting and in full force and effect, and none of the Restructuring Agreements has been modified or amended in any way since the execution thereof or repudiated by any of the parties thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Each of Parent and Merger Sub hereby represents and warrants to the Company that:

     SECTION 4.01 Organization and Qualification. Each of Parent and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

     SECTION 4.02 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action and no other corporate or limited liability company proceedings on the part of the Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     SECTION 4.03 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (i) conflict with or violate the charter documents, By-laws or other organizational documents of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below), or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound or affected, except for any such breaches or defaults which, individually or in the aggregate, would not have a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means, when used in connection with Parent or Merger Sub, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of Parent or Merger Sub or (ii) the ability of Parent or Merger Sub to perform its obligations under this Agreement.

     (b) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable stock exchange, state takeover laws, and filing and recordation of appropriate merger documents as required by Delaware Law or any other applicable state law, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, individually or in the aggregate is not reasonably likely to have a Parent Material Adverse Effect.

     SECTION 4.04 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement or the Other Filings, at the respective time filed with the SEC or other Governmental Authority, and, in addition, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting (as defined below), contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company or any of its Subsidiaries could become liable or obligated.

     SECTION 4.06 Commitments. Parent and Merger Sub have, and on the Closing Date will have, sufficient committed funds to make the payments required to be made under Article II hereof.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01 Conduct of Business by the Company Pending the Merger. Between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless Merger Sub shall otherwise agree in writing (which shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries, to conduct its business in the ordinary course and in a manner consistent in all material respects with past practice. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use all commercially reasonable efforts to (i) preserve intact its business organization, (ii) keep available the services of the current officers, key employees and key consultants of the Company and each of its Subsidiaries, (iii) preserve the current relationships of the Company and each of its Subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other Persons with which the Company or any of its Subsidiaries has significant business relations, (iv) maintain all material assets in good repair and condition (except for ordinary wear and tear) other than those disposed of in the ordinary course of business, (v) maintain all insurance necessary to the conduct of the Company’s business as currently conducted, (vi) maintain its books of account and records in the usual, regular and ordinary manner and (vii) maintain and protect all of its material Intellectual Property Rights in a manner consistent in all material respects with past practice. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, and shall cause each of its Subsidiaries not to, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Merger Sub (which shall not be unreasonably withheld):

     (a) amend or otherwise change its Certificate of Incorporation or By-laws;

     (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interests), of the Company or any of its Subsidiaries or (ii) any assets of the Company or any of its Subsidiaries, except for (A) sales in the ordinary course of business consistent with past practice and other asset sales for consideration or having a fair market value aggregating not more than $100,000 and (B) issuance of             shares of Company Common Stock upon exercise of outstanding Company Stock Options or Warrants;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than between any wholly-owned Subsidiary and the Company);

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof;

     (f) (i) incur or agree to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances, or capital contributions to or investments in, any other Person, except in the ordinary course of business consistent with past practice and in an amount not in excess of $100,000; or (ii) authorize capital expenditures which are, in the aggregate, in excess of $100,000;

     (g) acquire, or agree to acquire, sell, lease or dispose of any Real Estate or other material assets, other than sales or leases of fixed assets (other than Real Estate) or sales of inventory and the purchase of supplies and equipment, in each case, in the ordinary course of business consistent with past practice;

     (h) (i) enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreement or arrangements with any director, officer, or employee, (ii) grant any salary or wage increase or (iii) amend or modify any severance policy as in effect on September 30, 2003;

     (i) establish, adopt, amend or increase benefits under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement (other than as may be required by applicable Law or by Section 2.04 of this Agreement);

     (j) enter into or amend any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law, in which case the Company shall provide Merger Sub with reasonable advance written notice of such fact;

     (k) discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (fixed or contingent) except in the ordinary course of business consistent with past practice, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

     (l) make or institute any change in accounting procedures or practices in its accounting procedures and practices unless mandated by GAAP or by rules and regulations of the SEC;

     (m) take any action that, if taken after December 31, 2002 but prior to the date hereof, would have been required to be disclosed in Section 3.08 of the Company Disclosure Schedule unless otherwise permitted under this Section 5.01;

     (n) enter into any agreement or other arrangement with any director, officer, employee or stockholder of the Company, any of its Subsidiaries or any Affiliate of the foregoing, except in the ordinary course of business consistent with past practice;

     (o) enter into any agreement or other arrangement that is reasonably likely to be material to the business of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

     (p) make or change any election, change an annual accounting period, adopt or change any accounting method (except as permitted under Section 5.01(l) above), file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, fail to timely file any Tax Return, take a position on a Tax Return not in keeping with prior practice or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or any of its Subsidiaries;

     (q) take any action or omit to take any action which would result in a violation of any applicable Law or would cause a breach of any agreement, contract or commitment, which violation or breach would have a Company Material Adverse Effect;

     (r) license, assign or otherwise transfer to any Person or entity any rights to any material Intellectual Property Rights owned or used by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

     (s) fail to maintain or enforce any material Intellectual Property Rights owned or used by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice; or

     (t) authorize or propose, or agree to take, any of the foregoing actions prohibited under Section 5.01.

     SECTION 5.02 Subsequent Company SEC Reports; Monthly Financial Statements.

     (a) Subsequent Company SEC Reports. Between the date of this Agreement and the Effective Time, the Company shall file all Subsequent Company SEC Reports when and as required to be filed by it with the SEC (or timely file a Form 12b-25 or other applicable Form, and thereafter timely comply with the filing requirements thereto) and shall deliver true and complete copies of the same to Parent and Merger Sub as soon as they become available. The Subsequent Company SEC Reports shall (i) comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Monthly Financial Statements. Not later than the 25th day after the end of each month ending after the date of this Agreement, the Company shall deliver to Parent and Merger Sub a consolidated balance sheet of the Company and each of its consolidated Subsidiaries as of the last day of such month together with an income statement for the month ended on such date. Such financial statements shall comply in all material respects as to form with the applicable accounting requirements and rules and regulations of the SEC and shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, each fairly presenting in all material respects the consolidated and consolidating financial position or results of operations (as applicable) of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP, and each shall be correct and complete in all material respects and shall be consistent with the books and records of the Company and its Subsidiaries (subject, in each case, to the absence of footnotes and to normal and recurring year-end adjustments none of which would, individually or in the aggregate, have a Company Material Adverse Effect).

ARTICLE VI
ADDITIONAL AGREEMENTS

     SECTION 6.01 Stockholders Meeting. Subject to the provisions of Section 6.05 and Section 8.01, the Company shall, consistent with applicable law, call and hold a meeting of the holders of shares of Company Common Stock (the “Stockholders Meeting”) as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the Merger. The Company, through its Board of Directors or a committee thereof, shall recommend to its stockholders approval and adoption of this Agreement and the Merger, which recommendation shall be contained in the Proxy Statement (as defined below); provided, however, that the Board of Directors of the Company or a committee thereof may fail to make its recommendation to the stockholders of the Company, or may withdraw, modify or change its recommendation to the stockholders of the Company, in accordance with Section 6.05(b). The Company shall solicit from the holders of shares of Company Common Stock proxies in favor of the approval and adoption of the Merger, and shall take all other action reasonably necessary or advisable to secure the vote or consent of such holders required by Delaware Law, except as permitted under Section 6.05(b).

     SECTION 6.02 Preparation of Proxy Statement.

     (a) The Company shall, as soon as practicable, but in any event within twenty (20) days after the date hereof, prepare and file (after providing Parent and Merger Sub with a reasonable opportunity to review and comment thereon) preliminary proxy materials (including, without limitation, a Schedule 13e-3 filing, if required to be filed under the Exchange Act) relating to the Stockholders Meeting (together with any subsequent amendments thereof or supplements thereto, the “Proxy Statement”) with the SEC and shall use its commercially reasonable efforts to respond to any comments of the SEC (after providing Parent and Merger Sub with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. The Company shall notify Parent and Merger Sub promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent and Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. The Company shall cause the Proxy Statement (other than portions relating to Parent and Merger Sub) to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Stockholders Meeting (including any requirement to amend or supplement the Proxy Statement). Parent and Merger Sub shall cooperate with the Company in the preparation of the Proxy Statement, and each Party shall furnish to the other such information relating to it and its Affiliates and the Transactions and such further and supplemental information as may be reasonably requested by the other Party and shall promptly notify the other Party of any change in such information. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement; provided, that no such amendment or supplement to the —— Proxy Statement will be made by the Company without providing Parent and the Merger Sub the reasonable opportunity to review and comment thereon.

     (b) Subject to the Company’s rights under Section 6.05(b), the Company shall include in the Proxy Statement the unanimous recommendation of the voting members of the Company’s Board of Directors, subject to any modification, amendment or withdrawal thereof, and shall represent that the Company Financial Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

     SECTION 6.03 Appropriate Action; Consents; Filings; Further Assurances.

     (a) Subject to Section 6.05 hereof, each of the Parties shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Transactions and make effective the Merger as promptly as practicable, (ii) obtain expeditiously from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws and (B) any other applicable Law; provided, that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing. From the date of this Agreement until the Effective Time, each of the Parties shall promptly notify the other Parties in writing of any pending or, to the Knowledge of the first Party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock, Company Preferred Stock or “in the money” Warrants into cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Surviving Corporation to own or operate all or any portion of the businesses or assets of the Company or any of its Subsidiaries, which in either case would have a Company Material Adverse Effect prior to or after the Effective Time, or a Surviving Corporation Material Adverse Effect after the Effective Time. The term “Surviving Corporation Material Adverse Effect” means, when used in connection with the Surviving Corporation, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Surviving Corporation or its Subsidiaries, taken as a whole or (ii) the ability of the Surviving Corporation to perform its obligations under this Agreement, and in each case shall include any change, effect, event, occurrence, condition or development that had or is reasonably likely to have a dollar impact on the Surviving Corporation in excess of $300,000; provided, that Surviving Corporation Material Adverse Effect shall not include any change, effect, event, occurrence, condition or development relating to the announcement of this Agreement or the Surviving Corporation’s performance of its obligations under this Agreement.

     (b) The Parties shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the Transactions.

     (c) The Parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third-party consents, (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Surviving Corporation Material Adverse Effect from occurring after the Effective Time. In the event that any Parties shall fail to obtain any third-party consent described above, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other Party or Parties, to minimize any adverse effect upon the Parties, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (d) If any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the Transactions, the Parties shall take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

     (e) If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional documents, the proper officers and directors of the Parties to this Agreement shall take all such necessary action.

     SECTION 6.04 Access to Information.

     (a) From the date hereof to the Effective Time, the Company shall (and shall cause each of its Subsidiaries to) provide to Parent and Merger Sub (and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access to all information and documents which Parent and Merger Sub may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company or any of its Subsidiaries (except for information and documents that are identified to Merger Sub as being attorney-client privilege information or information that is attorney work product) and Parent and Merger Sub will treat and hold as such any confidential information it receives from the Company or any of its Subsidiaries in the course of the reviews contemplated by this Section 6.04; except to the extent that any such confidential information (i) becomes generally known to and available for use by the public other than as a result of Parent’s or Merger Sub’s violation of this Section 6.04, (ii) was obtained by Parent or Merger Sub from a source other than the Company or its Representatives and not known to Parent or Merger Sub, after due inquiry, to be subject to non-disclosure agreement with the Company, or (iii) is required to be disclosed pursuant to applicable law or legal process, in which event Parent and Merger Sub shall promptly provide written notice to the Company to allow the Company to seek (at the Company’s expense) a protective order with respect to such information.

     (b) From the date hereof to the Effective Time, the Company shall (and shall cause each of its Subsidiaries to): (i) provide to Parent and Merger Sub and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent and Merger Sub or such Representatives may reasonably request (except for information and documents that are identified to Merger Sub as being attorney-client privilege information or information that is attorney work product).

     (c) No investigation by any Party, whether prior to the execution of this Agreement or pursuant to this Section 6.04, shall affect any representation or warranty in this Agreement of any other Party hereto or any condition to the obligations of the other Parties hereto.

     SECTION 6.05 No Solicitation.

     (a) The Company shall not, and the Company shall cause each of its Subsidiaries not to, and the Company agrees that it shall not authorize nor permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, discussions or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any of its Subsidiaries or acquisition of any kind of a material portion of the assets or capital stock of the Company or any of its Subsidiaries (other than the Transactions) or negotiate, explore or otherwise communicate in any way with any Person (other than Parent or Merger Sub or their directors, officers, employees and representatives) with respect to any such transaction (a “Competing Transaction”) or enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other Transactions; provided, however, that prior to the vote of the stockholders of the Company at the Stockholders Meeting, the Company may, if and so long as the Company’s Board of Directors determines in good faith by a majority vote, following consultation with its outside counsel as to legal matters, that failing to take such action would constitute a breach of the fiduciary duties of the Company’s Board of Directors under the Delaware Law, in response to a Competing Transaction from any Person that was not solicited by the Company and that did not otherwise result from the breach of this Section 6.05, and subject to compliance with Section 6.05(c), (x) furnish information with respect to the Company to such Person pursuant to a customary confidentiality agreement, (y) participate in discussions or negotiations with such Person regarding any Competing Transaction and (z) conduct or participate in “due diligence” inquiries; provided, in each case, that such proposal is not subject to conditions to closing that are, in the aggregate, more onerous from those set forth in this Agreement and such proposal is, in the business judgment of the Board of Directors of the Company, reasonably expected to result in a transaction more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustments to the terms and conditions of such transactions proposed by Merger Sub in response to such Competing Transaction pursuant to Section 6.05(b) below).

     (b) Neither the Company (or any of its Subsidiaries) nor the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval, adoption or recommendation by the Board of Directors of the Company or any such committee of this Agreement, the Merger or the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any Competing Transaction or propose or agree to do any of the foregoing, or (iv) submit any Competing Transaction at the Stockholders

Meeting for purposes of voting upon approval and adoption of the Competing Transaction; provided, however, that prior to the vote of the stockholders of the Company at the Stockholders Meeting, the Company may, to the extent required by the fiduciary obligations of the Board of Directors (or special committee thereof) of the Company, as determined in good faith by a majority vote of the Board of Directors (or special committee thereof) of the Company, following consultation with its outside counsel as to legal matters, and after compliance with the following sentence, terminate this Agreement pursuant to Section 8.01(h) (provided that concurrently with such termination the Company enters into a definitive agreement containing the terms of a Competing Transaction). If the Company wishes to exercise its right to terminate this Agreement pursuant to this Section 6.05(b), the Company shall, as a condition precedent to the effectiveness of such termination, (A) pay to Merger Sub (or its designees) the amounts described in Section 8.03(a) by wire transfer of immediately available funds, and (B) deliver to Merger Sub and Parent a written acknowledgment from the Company and the other Person that is party to the Competing Transaction that the Company and such other Person have irrevocably waived any right to contest such payment. Notwithstanding anything in this Agreement to the contrary, the Company may only exercise its right to terminate this Agreement pursuant to this Section 6.05(b) at a time that is after the fifth (5th) Business Day following Parent’s and Merger Sub’s receipt of written notice (the “Competing Notice”) advising Parent and Merger Sub that the Board of Directors (or special committee thereof) of the Company is prepared, subject to any action taken by Parent and Merger Sub pursuant to this sentence, to cause the Company to accept a Competing Transaction, specifying the material terms and conditions of such Competing Transaction and identifying the Person making such Competing Transaction (it being understood and agreed that any amendment or modification of a Competing Transaction shall result in a new Competing Transaction for which a new five (5) Business Day period following a new notice referred to above shall be required under this sentence); provided, however, that Parent and Merger Sub shall have the right during such five (5) Business Day period after receipt of the Competing Notice to offer to adjust the terms and conditions of the Transactions by tendering to the Company a new proposal for such terms and conditions (the “Revised Proposal”); provided, further, that if the Revised Proposal, in the business judgment of the Board of Directors (or special committee thereof) of the Company, is substantially the same as the Competing Transaction, or is more favorable to the stockholders of the Company from a financial point of view than the Competing Transaction and is not subject to conditions to closing that are in the aggregate more onerous than those set forth in the Competing Transaction, then, subject only to the amendment of this Agreement to incorporate the terms and conditions of the Revised Proposal, the Company shall reject the Competing Transaction and recommend to its stockholders the approval and adoption of the Revised Proposal, subject again to the terms of this Section 6.05(b).

     (c) The Company promptly (and in any event within 24 hours of the relevant event) shall advise Parent and Merger Sub orally and in writing of any Competing Transaction or any inquiry with respect to or that could reasonably be expected to lead to any Competing Transaction and the identity of the Person making any such Competing Transaction or inquiry, and, in each case, the material terms and conditions thereof, including any material amendment or other modification to the terms of any such

Competing Transaction or inquiry. The Company shall keep Parent and Merger Sub fully apprised of the status of any proposal relating to a Competing Transaction on a current basis.

     (d) The Company shall not cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company by any other party prior to the date of this Agreement.

     SECTION 6.06 D&O Indemnification.

     (a) Each of Parent and the Company agree that, except as may be limited by applicable Laws, for six (6) years from and after the Effective Time, the indemnification obligations set forth in the Company’s or any Subsidiary’s Certificate of Incorporation and the Company’s By-Laws, in each case as of the date of this Agreement, shall survive the Merger as continuing obligations of the Surviving Corporation and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time.

     (b) The Company shall maintain in effect, for three (3) years or until the applicable statute of limitations expires but in no event longer than four (4) years, from and after the Effective Time, directors’ and officers’ liability insurance policies covering the Persons who are currently covered in their capacities as such directors and officers (the “Covered Parties”) by the Company’s current directors’ and officers’ policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; provided, however, in the event the annual premium for such coverage exceeds 100% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage, the Surviving Corporation shall notify the Covered Parties who shall then elect as a group either (i) to allow the Surviving Corporation to obtain as much comparable insurance as possible for an annual premium equal to 100% of the last annual premium paid immediately prior to the date hereof by the Company, or (ii) to seek coverage from another carrier, in which event the Surviving Corporation shall reimburse the Covered Parties the cost of such alternate coverage up to an amount equal to 100% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage.

     (c) In the event that any action, suit, proceeding or investigation relating thereto or to the Transactions is commenced, whether before or after the Effective Time, the Parties agree to cooperate and use their respective reasonable efforts to defend against and respond thereto.

     (d) Following the Effective Time, Parent shall cause the Surviving Corporation to perform its obligations under this Section 6.06.

     SECTION 6.07 Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each of the Parties hereto shall promptly notify the other Parties hereto of:

     (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any (i) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any material covenant or any condition to the obligations of any of the Parties to effect the Merger not to be complied with or satisfied;

     (b) the failure of any of the Parties hereto to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

     (c) the receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

     (d) the receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; and

     (e) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Party, threatened against, relating to or involving or otherwise affecting the Company, Parent or Merger Sub, which relates to the consummation of the Transactions.

in each case, to the extent such event or circumstance is or becomes known to the Party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

     SECTION 6.08 Public Announcements. Subject to the following sentences, Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions. Prior to the Closing, Parent, Merger Sub and the Company shall not issue any such press release or make any such public statement without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with AMEX or another national securities exchange to which the Company is a party and, in such case, shall use reasonable efforts to consult with all the Parties hereto prior to such release or statement being issued. The Parties shall agree on the text of a joint press release by which Parent, Merger Sub and the Company will announce the execution of this Agreement.

     SECTION 6.09 Stockholder Approval. Subject to Section 6.05 and Section 8.01, the Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-laws to obtain the requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company.

     SECTION 6.10 Exchange Act and AMEX Filings. Unless an exemption shall be expressly applicable, or unless the other Parties agree otherwise in writing, the Company, Parent and Merger Sub will file with the SEC and AMEX all reports and notices required to be filed by each of them pursuant to the rules and regulations of the SEC and AMEX (including, without limitation, all required financial statements). Such reports, notices and other information shall comply in all material respects with all of the requirements of the SEC and AMEX rules and regulations, and when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 6.11 Further Assurances. Each of the Parties shall execute such documents and other papers and take or cause to be taken such further action as may be reasonably required to carry out the provisions hereof and to consummate and make effective the Transactions. Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to satisfy each of its covenants and obligations under this Agreement and to satisfy each condition to Closing it is required to satisfy hereunder.

     SECTION 6.12 Performance By Merger Sub. Parent shall cause Merger Sub to perform its obligations hereunder.

ARTICLE VII
CONDITIONS TO THE MERGER

     SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions (or, if permitted by applicable Law, waiver by the Party for whose benefit such conditions exist):

     (a) this Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law and the Company’s Certificate of Incorporation;

     (b) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or of limiting or restricting the Surviving Corporation’s, Parent’s or Merger Sub’s conduct or operation of the business of the Company after the Merger; and

     (c) all other necessary and material governmental and regulatory clearances, consents, or approvals shall have been received.

     SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent and Merger Sub of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except that each representation and warranty qualified by materiality or Company Material Adverse Effect shall be true in all respects) as of the Closing Date as if made at and as of such time, except to the extent that a representation or warranty is made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects as of such date; and (iii) Merger Sub shall have received a certificate signed by an executive officer of the Company as to the satisfaction of the conditions set forth in this Section 7.02(a);

     (b) Parent and Merger Sub shall have received: (i) audited consolidated financial statements for the Company and each of its Subsidiaries for the year ended December 31, 2003, together with an audit report with respect thereto issued by the Company’s certified public accountants, which report shall not be qualified as to the scope of the audit or to the status of the Company and its Subsidiaries as a going concern; and (ii) the Company’s annual report filed on Form 10K with respect to the year ended December 31, 2003 which will contain disclosure substantially to the effect that the Company’s management believes that the Company’s future cash flows from operations, its current cash reserves and availability of funds under its revolving credit line will be sufficient to satisfy its current and future debt service and working capital requirements through at least March 31, 2005, (subject only to contingencies if the Transactions are not consummated);

     (c) The Loan Agreement shall have been restructured pursuant to a modification, forbearance or similar agreement that contains material financial terms substantially as set forth in the term sheet attached as Exhibit D hereto and is otherwise satisfactory to Parent and Merger Sub in their sole discretion, and such agreement shall continue to be in full force and effect on the Closing Date without modification;

     (d) Parent and Merger Sub shall have received an opinion from Hallett & Perrin, P.C., the Company’s legal counsel, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent and Merger Sub;

     (e) since the date of this Agreement, no event shall have occurred which has or which would reasonably be expected to have a Company Material Adverse Effect;

     (f) the number of Dissenting Shares shall not exceed 10% of the aggregate number of Common Shares outstanding as of the Closing Date;

     (g) the consulting services agreement between Merger Sub and Weaver (in the form attached as Exhibit A) shall continue to be in full force and effect;

     (h) Parent and Merger Sub shall have received a written statement from the Company Financial Advisor confirming that all amounts due to it by the Company or the Surviving Corporation have been paid in full and otherwise in form and substance satisfactory to Parent and Merger Sub;

     (i) Parent and Merger Sub shall have received a written statement from each officer entitled to receive a severance payment as a result of the Transactions in form and substance satisfactory to Parent and Merger Sub;

     (j) the actual amount of Company Transaction Expenses shall not exceed by more than $50,000 the amount of Company Transaction Expenses determined by the Parties pursuant to Section 2.01;

     (k) the Company shall have obtained all consents, authorizations, approvals and waivers from third parties (including, for the avoidance of doubt, the holders of the Warrants and Company Stock Options) required to be obtained by the Company under this Agreement, in form reasonably acceptable to Parent and Merger Sub, which are necessary in order to enable (i) the consummation of the Transactions and (ii) the Company and each of its Subsidiaries to conduct their businesses in all material respects after the Closing Date on the same basis as conducted prior to the date hereof, in each case, except for those the failure of which to obtain would not have a Company Material Adverse Effect or a Surviving Corporation Material Adverse Effect; and

     (l) Parent and Merger Sub shall have received written notice (effective as of the Effective Time) of (i) the resignation of all of the directors of the Company and (ii) the termination of all agreements between the Company and any of its Subsidiaries on the one hand and any of its directors and their Affiliates on the other hand, other than as set forth herein.

     SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, as the case may be, of the following further conditions:

     (a) Parent and Merger Sub shall have performed all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time;

     (b) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct, in each case as of the Closing Date as if made at and as of such time; and

     (c) the Company shall have received a certificate signed by an executive officer of Parent and Merger Sub as to the satisfaction of the conditions set forth in Section 7.03(a) and Section 7.03(b).

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

     (a) by written consent of Parent, Merger Sub and the Company;

     (b) by Parent, Merger Sub or the Company if (i) any court of competent jurisdiction in the United States or other Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger (provided, however, that no Party may terminate this Agreement pursuant to this Section 8.01(b) prior to July 31, 2004 if the Party subject to such order, decree or ruling is using its commercially reasonable efforts to have such order, decree or ruling removed, unless such order, decree or ruling shall have become final and non-appealable), or (ii) the Effective Time shall not have occurred on or before July 31, 2004; provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose breach of any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

     (c) by Parent, Merger Sub or the Company, if the Stockholders Meeting shall have been held and the holders of outstanding shares of Company Common Stock shall have failed to approve and adopt the Merger and this Agreement at such meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Company if its breach of any obligation under this Agreement has been the cause of or resulted in the failure to obtain such stockholder approval;

     (d) by Parent or Merger Sub if the Board of Directors of the Company or any committee thereof (i) shall withdraw, modify in a manner adverse to Parent or Merger Sub, or refrain from giving its approval or recommendation of this Agreement or any of the Transactions or (ii) recommends a Competing Transaction with respect to the Company to the Company’s stockholders pursuant to Section 6.05;

     (e) by the Company, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.03 would not be satisfied; provided, however, that, if such breach is curable by Parent or Merger Sub through the exercise of its commercially reasonable efforts and Parent or Merger Sub continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(e) unless such breach is not cured within 30 days from the date on which the Company delivers to Parent or Merger Sub written notice setting forth in reasonable detail the circumstances giving rise to such breach;

     (f) by Parent or Merger Sub, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.02(a) would not be satisfied; provided, however, that, if such breach is curable by the Company through the exercise of its commercially reasonable efforts and the Company continues to exercise such commercially reasonable efforts, Parent or Merger Sub may not terminate this Agreement under this Section 8.01(f) unless such breach is not cured within 30 days from the date on which Parent or Merger Sub delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such breach;

     (g) by Parent or Merger Sub, upon a breach of the Voting Agreement by Weaver; or

     (h) by the Company in accordance with Section 6.05(b).

     SECTION 8.02 Method of Termination; Effect of Termination.

     (a) Any such right of termination hereunder shall be exercised by written notice of termination given by the terminating Party to the other Parties hereto in the manner hereinafter provided in Section 9.03. Any such right of termination shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting Party hereto arising out of any default hereunder by any other Party hereto.

     (b) Except as provided in Section 9.01, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the Parties hereto or any of their respective officers or directors and all rights and obligations of any Party hereto shall cease, except for (i) fraud and (ii) as set forth in Section 8.03; provided, however, that nothing herein shall relieve any Party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a Party by reason of any breach by the other Party or Parties of this Agreement.

     SECTION 8.03 Payments on Termination.

     (a) In the event that this Agreement is terminated pursuant to paragraph (d), (f), (g) or (h) of Section 8.01, the Company shall, within five (5) Business Days of such termination, pay (or direct the payment of) the following amounts to Merger Sub (or its designee) by wire transfer of immediately available funds to the account(s) specified by Merger Sub: (i) in reimbursement for Parent’s and Merger Sub’s expenses, an amount in cash equal to the aggregate amount of (x) the reasonable and accountable costs, fees and expenses incurred in connection with pursuing the transactions contemplated by this Agreement (including reasonable fees and expenses of legal, accounting and financial advisors) and (y) reasonable out-of-pocket expenses, in each case as such expenses may be estimated by Parent and Merger Sub in good faith prior to the date of such payment, subject to an adjustment payment between the Parties upon Parent’s and Merger Sub’s definitive determination of such expenses; (ii) the return of the $500,000 cash deposit (the “Deposit”) being held in escrow by the Company’s legal counsel pursuant to the letter agreement (the “Letter Agreement”) dated February 4, 2004 between Bear Stearns & Co. (on behalf of the Company) and AECR Corporation (on behalf of Parent) as thereafter amended by letter agreements dated March 22, 2004 and March 25, 2004; and (iii) an amount in cash equal to $400,000; provided, however, that if the Company terminates this Agreement pursuant to paragraph (h) of Section 8.01, then notwithstanding the foregoing, the Company shall be required to pay (or direct the payment of) the foregoing amounts to Merger Sub (or its designees) as a condition precedent to the effectiveness of such termination as provided in Section 6.05(b).

     (b) In the event that this Agreement is terminated pursuant to paragraph (e) of Section 8.01, the Company shall be entitled to retain the Deposit.

     (c) In the event that this Agreement is terminated pursuant to paragraph (a), (b) or (c) of Section 8.01, the Company shall, within five (5) Business Days of such termination, pay or otherwise direct the return of the Deposit to Merger Sub (or its designee) by wire transfer of immediately available funds to the account(s) specified by Merger Sub.

     SECTION 8.04 Amendment. This Agreement may be amended by the Parties hereto at any time prior to the Effective Time; provided, that after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made which would (i) change the amount or the type of Merger Consideration to be received by the stockholders of the Company pursuant to the Merger, (ii) change any other term or condition of this Agreement if such change would adversely affect the holders of shares of Company Common Stock or Company Preferred Stock or (iii) without the vote of the stockholders entitled to vote on the matter, change any term of the Certificate of Incorporation of the Company. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

     SECTION 8.05 Waiver. At any time prior to the Effective Time, any Party hereto may (i) extend the time for the performance of any obligation or other act of any other Party hereto, (ii) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered by the other Party pursuant hereto and (iii) waive compliance with any agreement or condition to its obligations (other than the conditions set forth in paragraphs (a) and (b) of Section 7.01) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by such Party or Parties to be bound thereby.

ARTICLE IX
GENERAL PROVISIONS

     SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article I and Article II and Section 6.06 and Section 6.11 shall survive the Effective Time indefinitely (or until the earlier termination in accordance with the terms thereof), and those set forth in Sections 8.02 and 8.03 and this Article IX shall survive termination indefinitely.

     SECTION 9.02 Expenses. Except as provided in Section 2.01 (with regard to the determination of the Merger Consideration) or Section 8.03(a), all fees, costs and expenses incurred by the Parties shall be borne solely and entirely by the Party which has incurred the same. For the avoidance of doubt, all expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Transactions shall be deemed to have been incurred by the Company.

     SECTION 9.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.03):

if to Parent or Merger Sub:

JHW Greentree Capital, L.P.
177 Broad Street
Stamford, CT 06901
Telecopy: (203) 973-1422
Attention: Michael R. Stone
                  Michael B. Cowan
                  Samuel L. Shimer

with copies (that will not constitute notice to Parent or Merger Sub) to:

Kirkland & Ellis LLP
Citicorp Center
153 East 53rd Street
New York, New York 10022
Telecopy: (212) 446-4900
Attention: Frederick Tanne, Esq.
                  Armand A. Della Monica, Esq.

if to the Company:

TBA Entertainment Corporation
402 Heritage Plantation Way
Hickory Valley, Tennessee 38042
Telecopy: (731) 764-6107
Attention: Thomas Jackson Weaver III

and

Frank Bumstead
Chairman of the Special Committee
1700 Hayes Street
Suite 304
Nashville, TN 37203
Telecopy: (615) 329-9765

with copies (that will not constitute notice to the Company) to:

Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
Telecopy: (214) 922-4170
Attention: Randall E. Roberts, Esq.

     SECTION 9.04 Certain Definitions. For purposes of this Agreement, the term:

     (a) “Acquisition Notes” means those certain promissory notes issued by the Company or any of its Subsidiaries in connection with the acquisition of the business, stock or assets of another Person, as in effect from time to time;

     (b) “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person;

     (c) “Aggregate Preference Amount” means the product obtained by multiplying (x) $0.03 by (y) the aggregate number of outstanding             shares of Company Preferred Stock (which amount, for the avoidance of doubt, is $61.20);

     (d) “Aggregate Warrant Consideration” means the aggregate Warrant Consideration payable under Section 2.05 with respect to outstanding Warrants;

     (e) “Business Day” means any day other than a Saturday, Sunday, a day on which the principal offices of the SEC in Washington, D.C. are not open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in the City of New York, New York are permitted or required to be closed for business;

     (f) “Code” means the Internal Revenue Code of 1986, as amended;

     (g) “Common Share” has the meaning set forth in Section 2.02(d);

     (h) “Company Common Stock” has the meaning set forth in the recitals hereto;

     (i) “Company Financial Advisor” has the meaning set forth in Section 3.10;

     (j) “Company Material Adverse Effect” has the meaning set forth in Section 3.01;

     (k) “Common Merger Consideration” has the meaning set forth in Section 2.02(d);

     (l) “Company Preferred Stock” has the meaning set forth in Section 2.02(c);

     (m) “Company Stock Option” has the meaning set forth in Section 2.04(a);

     (n) “Company Transaction Expenses” means the sum of (i) all fees, commissions, costs and expenses payable by the Company or any of its Subsidiaries to the Company Financial Advisor or any other broker, investment bank or financial advisor as a result of the Transactions and the issuance of any related fairness opinion (the aggregate amount of which will be approximately $1,000,000), (ii) all severance payments required to be made to officers of the Company or any of its Subsidiaries as a result of the Transactions (excluding payment of any Merger Consideration to which they are entitled pursuant to Article II in their capacities as stockholders of the Company) and the bonus described in Section 9.4(n) of the Company Disclosure Schedule, the aggregate amount of which will be approximately $50,000, and (iii) the amount determined by the Parties on or prior to the 10th Business Day before the Stockholders Meeting to be the aggregate amount of all other fees, costs and expenses incurred or estimated to be incurred by the Company commencing February 4, 2004 through the Effective Time in connection with the Transactions to the extent such other fees, costs and expenses exceed, in the aggregate, $250,000;

     (o) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     (p) “Deposit” has the meaning set forth in Section 8.03(a);

     (q) “Dissenting Shares” has the meaning set forth in Section 2.02(e).

     (r) “Governmental Authority” means any United States (federal, state or local), foreign or supra-national government, or governmental, regulatory or administrative authority, agency or commission;

     (s) “Intellectual Property Rights” means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights;

     (t) “Interim Financial Statements” has the meaning set forth is Section 3.07(b).

     (u) “Knowledge” with respect to (i) the Company, means the actual knowledge, after reasonable investigation, of Thomas Jackson Weaver III, Frank A. Weaver, Sr., Bryan J. Cusworth and Greg Janese and (ii) Parent and Merger Sub, means the actual knowledge, after reasonable investigation, of Eugene L. Cobuzzi, Robert Geddes and Michael Cowan;

     (v) “Laws” has the meaning set forth in Section 3.06(a);

     (w) “Letter Agreement” has the meaning set forth in Section 8.03(a);

     (x) “Lien” shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset;

     (y) “Loan Agreement” has the meaning set forth in Section 2.05;

     (z) “Merger Consideration” has the meaning set forth in Section 2.01.

     (aa) “Parent Material Adverse Effect” has the meaning set forth in Section 4.03(a);

     (bb) “Permits” shall mean all franchises, licenses, authorizations, approvals, permits, consents or other rights granted by a Governmental Authority and all certificates of convenience or necessity, immunities, privileges, licenses, concessions, consents, grants, ordinances and other rights, of every character whatsoever required for the conduct of business and the use of properties by the Company or any Subsidiary as currently conducted or used;

     (cc) “Person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, Person (including, without limitation, a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

     (dd) “Preferred Merger Consideration” has the meaning set forth in Section 2.02(c);

     (ee) “Preferred Share” has the meaning set forth in Section 2.02(c);

     (ff) “Proxy Statement” has the meaning set forth in Section 6.02(a);

     (gg) “Real Estate” means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such Person, in and to all real estate and improvements owned or leased by any such Person and which is used by any such Person in connection with the operation of its business;

     (hh) “Stockholders Meeting” has the meaning set forth in Section 6.01;

     (ii) “Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity;

     (jj) “Surviving Corporation Material Adverse Effect” has the meaning set forth in Section 6.03(a);

     (kk) “Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not;

     (ll) “Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof;

     (mm) “Transactions” means the Merger and the other transactions contemplated by this Agreement;

     (nn) “Voting Agreement” means that certain Voting Agreement, dated as of the date hereof, by and among Parent, Merger Sub and Weaver;

     (oo) “Warrant” has the meaning set forth in Section 2.05;

     (pp) “Warrant Consideration” has the meaning set forth in Section 2.05; and

     (qq) “Warrant Exercise Proceeds” means the aggregate amount of the exercise prices of all of the “in the money” Warrants (which amount, for the avoidance of doubt, is $1,250).

     SECTION 9.05 Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) references to “$” will be references to United States

Dollars; and (viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

     SECTION 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.07 Entire Agreement; Assignment. This Agreement (including the Exhibits and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, including the Letter Agreement. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, except that Parent or Merger Sub may assign all or any of its rights and obligations hereunder to any Affiliate of Parent or Merger Sub; provided, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning Party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than as intended under section 6.06, which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     SECTION 9.09 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 9.10 Governing Law; Jurisdiction; Waiver of Jury Trial. THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ANY CONFLICT OF LAW RULE OR PRINCIPLE THAT WOULD REFER TO THE LAWS OF ANOTHER JURISDICTION). EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT, IN ANY ACTION OR PROCEEDING THAT IS OTHERWISE PERMITTED UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN

CONNECTION WITH THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MUST BE BROUGHT AND/OR DEFENDED IN SUCH COURT. EACH PARTY HERETO CONSENTS TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY THE APPLICABLE LAW OF THE FORUM IN ANY ACTION BROUGHT UNDER OR ARISING OUT OF THIS AGREEMENT, AND EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT EACH MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

     SECTION 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.13 Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable either to this Agreement or such other documents and instruments.

     SECTION 9.14 Company Disclosure Schedule. The Company Disclosure Schedule is qualified in its entirety by reference to the specific provisions of this Agreement, and the matters set forth therein are not intended to constitute, and shall not be construed to constitute, representations or warranties of the Company, except and to the extent provided in this Agreement.

* * * * *

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Merger Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TBA HOLDINGS, LLC

By:	/s/ Michael B. Cowan

Name: Michael B. Cowan
Title: Vice President

TBA MERGER SUB, INC.

By:	/s/ Michael B. Cowan

Name: Michael B. Cowan
Title: Vice President

TBA ENTERTAINMENT CORPORATION

By:	/s/ Thomas Jackson Weaver III

Name: Thomas Jackson Weaver III
Title: Chief Executive Officer

Appendix B

April 7, 2004

Special Committee of the Board of Directors
TBA Entertainment Corporation
16501 Ventura Boulevard, Suite 601
Encino, CA 91436

Ladies and Gentlemen:

We understand that TBA Entertainment Corporation (“TBA”), TBA Holdings, LLC (“Parent”), and TBA Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into a Merger Agreement (the “Agreement”) to be dated as of April 8, 2004, pursuant to which Merger Sub will be merged with and into TBA (the “Merger”). Pursuant to the Agreement, each share of TBA common stock, par value $.001 per share (the “TBA Common Stock”), will be converted into the right to receive a pro rata portion on a fully diluted basis of an amount equal to $6.15 million in cash less the Company Transaction Expenses (as defined in the Agreement) and certain other amounts as provided in the Agreement (the “Common Merger Consideration”). For purposes of this opinion, we have assumed that (i) the Company Transaction Expenses will not exceed $1.1 million and (ii) the fully diluted number of shares of TBA Common Stock outstanding at the consummation of the Merger is expected to be approximately 7.5 million. The terms and conditions of the Merger, including the manner of calculating the Common Merger Consideration, are more fully described in the Agreement. You have provided us with a draft of the Agreement, which you have advised us is in substantially final form.

You have asked us to render our opinion as to whether the Common Merger Consideration is fair, from a financial point of view, to the holders of the TBA Common Stock.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the draft dated April 1, 2004 of the Agreement;

•	reviewed the draft dated April 1, 2004 of the Voting Agreement and the draft dated April 1, 2004 of the Consulting Agreement (each as defined in the Agreement), which you have advised us are in substantially final form;

•	reviewed TBA’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended on or about December 31, 2000 through 2002, its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2003, its preliminary results for the year ended December 31, 2003 and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information relating to TBA’s business and prospects, including an annual income statement and monthly cash flow forecast for the year ended December 31, 2004, all as prepared and provided to us by TBA’s management;

•	met with certain members of TBA’s senior management to discuss TBA’s business, operations, historical and projected financial results, liquidity situation, status of debt restructurings and future prospects;

TBA Entertainment Coorporation
April 7, 2004

•	reviewed the historical prices, trading multiples and trading volume of the TBA Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed comparable in certain respects to TBA;

•	reviewed the terms of recent mergers and acquisitions of companies which we deemed comparable in certain respects to TBA and the Merger; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by TBA, including, without limitation, the 2004 forecast. With respect to TBA’s projected financial results, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of TBA as to the expected future performance of TBA. We have not assumed any responsibility for the independent verification of any such information or of the forecast provided to us, and we have further relied upon the assurances of the senior management of TBA that they are unaware of any facts that would make the information and 2004 forecast provided to us incomplete or misleading.

In connection with our opinion, we did not receive financial forecasts for TBA on a stand-alone basis other than an income statement and cash flow forecast through December 31, 2004 referred to above. We have considered, among other factors, TBA’s forecasted monthly free cash flow generation, as reflected in TBA’s monthly 2004 cash flow forecast, and TBA’s potential needs for external capital in order to conduct its business. In this regard, management of TBA has advised us that, absent the Merger, TBA has no alternative sources of financing that may be required to carry out its business plan without substantially diluting its current stockholders.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of TBA, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with TBA, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on TBA.

We have acted as a financial advisor to TBA in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of TBA for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of TBA and does not constitute a recommendation to the Special Committee of the Board of Directors of TBA or any holders of TBA Common Stock as to how to vote in connection with the Merger. This opinion does not address TBA’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for TBA or the effects of any other transaction in which TBA might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part,

TBA Entertainment Coorporation
April 7, 2004

without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of TBA Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Merger Consideration is fair, from a financial point of view, to the holders of the TBA Common Stock.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ Marc Daniel

Marc Daniel
Senior Managing Director

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW — APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any             shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of 1such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of 1such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of 1such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s             shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw 1such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after 1such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded 1 appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of 1such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

EXECUTION

CONSULTING AGREEMENT

     This CONSULTING AGREEMENT (this “Agreement”) is made as of April 8, 2004, by and between TBA Merger Sub, Inc., a Delaware corporation (the “Company”), and Thomas Jackson Weaver III (“Consultant”).

     WHEREAS, contemporaneously with the execution of this Agreement, the Company, TBA Holdings, LLC, a Delaware limited liability company and the Company’s sole stockholder (“Parent”) and TBA Entertainment Corporation, a Delaware corporation (“TBA”), entered into a Merger Agreement (as amended, the “Merger Agreement”) pursuant to which Parent has agreed, subject to the terms and conditions contained therein, to acquire 100% of the capital stock of TBA through the merger (the “Merger”) of the Company with and into TBA, with TBA being the surviving corporation of such merger (in such capacity, the “Surviving Corporation”). Certain capitalized terms used herein are defined in paragraph 12 hereof. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

     WHEREAS, Consultant and TBA are parties to an employment agreement dated as of January 1, 1994 (as amended, the “Employment Agreement”), pursuant to which Consultant is employed by TBA as its Chief Executive Officer for a rolling five-year term.

     WHEREAS, Consultant acknowledges that he is, and through the performance of his duties hereunder will become, familiar with a large body of trade secrets and other confidential and proprietary information concerning TBA and its Subsidiaries and that the continued success of TBA and its Subsidiaries depends, in part, upon the use and protection of such trade secrets and information.

     WHEREAS, Consultant desires to enter into this Agreement in connection with, and as inducement for the Surviving Corporation and Parent to enter into and perform their respective obligations under, the Merger Agreement.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Termination of Employment Agreement. At the effective time of the Merger (the “Effective Time”), the Employment Agreement shall automatically terminate and shall thereafter cease to be of further force or effect and, for the avoidance of doubt, Consultant shall not be entitled to any of the rights, compensation or benefits otherwise provided therein or related thereto.

     2. Consulting Services.

     (a) From and after the Effective Time, the Surviving Corporation shall engage Consultant as an independent contractor, and not as an employee, to render consulting services to the Surviving Corporation as hereinafter provided, and Consultant hereby accepts such engagement, for the period beginning at the Effective Time and ending as provided in paragraph 5 hereof (the “Consulting Period”).

     (b) For the avoidance of doubt, the parties acknowledge and agree that (i) this Agreement shall not operate as, or constitute, an offer or contract of employment, either during its currency or at expiry for whatever reason and (ii) from and after the Effective Time, the Surviving Corporation’s rights and obligations hereunder shall be the rights and obligations of the Surviving Corporation as successor-in-interest to the Company.

     3. Position and Duties.

     (a) During the Consulting Period, Consultant shall render such administrative, financial, marketing and other executive and managerial services to the Surviving Corporation as the board of directors of the Surviving Corporation (the “Board”) may from time to time request, which are not inconsistent in nature with the Consultant’s prior position as Chief Executive Officer of TBA (together, the “Consultant Duties”).

     (b) During the Consulting Period, Consultant shall report to the Board, and shall devote his reasonable efforts and attention to the business and affairs of the Surviving Corporation and its Subsidiaries as requested by the Board, such duties not to exceed 10 hours per month during the Consulting Period. Consultant shall perform his duties, responsibilities and functions to the Surviving Corporation and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Surviving Corporation’s and its Subsidiaries’ policies and procedures in all material respects.

     4. Compensation and Expense Reimbursement.

     (a) During the Consulting Period, Consultant’s fee shall be $175,000 per annum (the “Consulting Fee”). The Consulting Fee will be payable by the Surviving Corporation in regular installments in accordance with the Surviving Corporation’s general payment practices (in effect from time to time), and in any event no less frequently than once every two weeks.

     (b) During the Consulting Period, the Surviving Corporation shall reimburse Consultant for all reasonable travel expenses incurred by Consultant at the request of the Surviving Corporation in the course of performing his duties and responsibilities under this Agreement (the “Reimbursable Expenses”), subject to and in accordance with the Surviving Corporation’s policies in effect from time to time with respect to reimbursement of travel and the reporting and documentation of such expenses. All other fees, costs and expenses incurred by Consultant in performing his duties and responsibilities under this Agreement, including, without limitation, entertainment and business expenses, or travel expenses incurred other than at the request of the Surviving Corporation, shall be paid by the Consultant.

     (c) Except as expressly provided in this paragraph 4 or in paragraph 10 below, Consultant shall not be entitled to any compensation, reimbursement, benefits, perquisites or other remuneration of any kind as a result of the consulting arrangement contemplated under this Agreement.

     5. Term. The Consulting Period shall end on the third (3rd) anniversary of the Effective Time; provided that the Consulting Period may be terminated by the Surviving Corporation at any time prior to such date for Cause (a “Termination”). Except as otherwise provided herein, any Termination of the Consulting Period by the Surviving Corporation shall be effective as specified in a written notice from the Surviving Corporation to Consultant.

     6. Termination.

     (a) If the Consulting Period is terminated by the Surviving Corporation for Cause, Consultant shall only be entitled to receive (i) the portion of the Consulting Fee earned through the date of Termination and (ii) reimbursement of Reimbursable Expenses incurred by Consultant through the date of Termination, and Consultant shall not be entitled to any other fees, compensation or benefits from the Surviving Corporation thereafter.

     (b) Except as otherwise expressly provided herein, all of Consultant’s rights to fees hereunder which would have accrued after the Termination or expiration of the Consulting Period shall cease upon such Termination or expiration. The Surviving Corporation may offset any amounts Consultant owes it against any amounts it owes Consultant hereunder.

     7. Confidential Information.

     (a) Obligation to Maintain Confidentiality. Consultant acknowledges that he is, and through the performance of the Consultant Duties hereunder will become, familiar with trade secrets and a large body of confidential and proprietary information concerning the Surviving Corporation, its Subsidiaries and Affiliates and that the continued success of the Company, TBA, the Surviving Corporation, and their Subsidiaries and Affiliates depends upon the use and protection of such trade secrets and confidential and proprietary information. All such trade secrets and confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s, TBA’s, the Surviving Corporation’s, or their Subsidiaries’ or Affiliates’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Consultant during the course of his performance under this Agreement concerning the business and affairs of the Company, TBA, the Surviving Corporation, or their Subsidiaries or Affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s, TBA’s, the Surviving Corporation’s, or their Subsidiaries’ or Affiliates’ business or industry of which Consultant becomes aware during the Consulting Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Consultant’s course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Consultant shall not (except in connection with the good faith performance of his duties hereunder) disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Consultant’s acts or omissions to act in breach of this paragraph 7(a) or (ii) is required to be disclosed pursuant to any applicable law or court order. Consultant agrees to deliver to the Surviving Corporation at the end of the Consulting Period, or at any other time the Surviving Corporation may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company, TBA, the Surviving Corporation, or their Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that he may then possess or has under his control.

     (b) Ownership of Intellectual Property. Consultant has made, and shall continue to make prompt and full disclosure to the Company, TBA, the Surviving Corporation, or their Subsidiaries or Affiliates, as the case may be, of all material ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s, TBA’s, the Surviving Corporation’s, or their Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Consultant (either solely or jointly with others) while acting as a consultant to the Surviving Corporation, its Subsidiaries or its Affiliates (whether prior to the date hereof or otherwise) (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Surviving Corporation, one of its Subsidiaries or one of its Affiliates. To the extent that any Work Product is not deemed to be a “work made for hire,” Consultant hereby assigns and agrees to assign to the Surviving Corporation, one of its Subsidiaries or one of its Affiliates all right, title and interest, including without limitation, the intellectual property rights that Consultant may have in and to such Work Product. Consultant shall promptly, but at no out of pocket cost to himself, perform all actions reasonably requested by the Board (whether during or after the Consulting Period) to establish and confirm the Surviving Corporation’s, its Subsidiary’s or its Affiliate’s ownership of any such Work Product (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).

     (c) Third Party Information. Consultant understands that the Surviving Corporation and its Subsidiaries and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Surviving Corporation’s and its Subsidiaries’ and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Consulting Period and thereafter, and without in any way limiting the provisions of paragraph 7(a) above, Consultant will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than (i) to personnel of the Surviving Corporation, its Subsidiaries and its Affiliates who need to know such information in connection with their work for the Surviving Corporation, or such Subsidiaries and Affiliates or (ii) as required by law or legal process) or use, except in connection with his work for the Surviving Corporation, its Subsidiaries and its Affiliates, Third Party Information unless expressly authorized by a majority of the Board.

     8. Noncompete; Non-Solicitation. In further consideration of the compensation to be paid to Consultant hereunder, Consultant hereby agrees as follows:

     (a) During the Consulting Period, Consultant shall not, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, as stockholder or partner or any other similar capacity with any business which is in competition with the business of TBA or the Surviving Corporation and or any of its Subsidiaries as and where conducted at the Effective Time, or (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from TBA or the Surviving Corporation or any of its Subsidiaries, or any successor to any of the foregoing Persons, any individual (other than Barbara Kutz and Minette Kinney) who is, has agreed to be or within one (1) year of such solicitation, employment, retention, interference or enticement has been, employed or retained by TBA, the Surviving Corporation or its Subsidiaries, or any successor to any of the foregoing Persons. Notwithstanding the foregoing restrictions, ownership of not more than 4% of the outstanding stock of any publicly traded company shall not, in and of itself, be a violation of this paragraph 8(a).

     (b) The restrictive covenants contained in this paragraph 8 are independent of any other provision of this Agreement, and the existence of any claim that Consultant may allege against the Surviving Corporation, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants.

     9. Enforcement. If, at the time of enforcement of paragraphs 7 or 8 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Consultant’s services are unique and because Consultant has access to Confidential Information Work Product and Third-Party Information, the parties hereto agree that the Company, TBA, the Surviving Corporation and their Subsidiaries and Affiliates would suffer irreparable harm from a breach of paragraphs 7 or 8 by Consultant and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company, TBA, the Surviving Corporation and their Subsidiaries and its Affiliates or their respective successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Consultant of paragraphs 7 or 8 , the Noncompete Period shall be tolled until such breach or violation has been duly cured.

Consultant acknowledges that the restrictions contained in paragraphs 7 and 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

     10. Consultant’s Cooperation. During the Consulting Period Consultant shall cooperate with the Surviving Corporation in any administrative, regulatory or judicial proceeding as reasonably requested by the Surviving Corporation (including, without limitation, Consultant being available to the Surviving Corporation upon reasonable notice for interviews and factual investigations, appearing at the Surviving Corporation’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Surviving Corporation all pertinent information and turning over to the Surviving Corporation all relevant documents which are or may come into Consultant’s possession, all at times and on schedules that are reasonably consistent with Consultant’s other permitted activities and commitments to the extent not prohibited by any applicable law or judicial or administrative order). In the event the Surviving Corporation requires Consultant’s cooperation in accordance with this paragraph, the Surviving Corporation shall reimburse Consultant for reasonable travel and other out of pocket expenses related thereto (including lodging and meals, upon submission of receipts or other evidence of expense acceptable to the Surviving Corporation).

     11. Consultant’s Representations. Consultant hereby represents and warrants to the Surviving Corporation that (i) the execution, delivery and performance of this Agreement by Consultant does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which Consultant is bound, (ii) Consultant is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the Employment Agreement) and (iii) upon the execution and delivery of this Agreement by the Surviving Corporation, this Agreement shall be the valid and binding obligation of Consultant, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Consultant hereby acknowledges and represents that he has consulted with independent legal counsel regarding the rights and obligations under this Agreement and fully understands the terms and conditions contained herein.

     12. Certain Definitions. For purposes of this Agreement:

     “Affiliate” of any particular Person means any other Person in relation to which that Person has possession, directly or indirectly, of the power to either (a) vote securities having ordinary voting power for the election of directors or (b) direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

     “Cause” shall mean (i) any breach of paragraph 7 or (ii) any material breach of paragraph 8 or paragraph 10 of this Agreement; provided, that with respect to paragraph 10, such breach has not been remedied by Consultant within 15 days after receiving written notice from the Surviving Corporation of such breach.

     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

     13. Survival. Paragraphs 6 through 10 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Consulting Period.

     14. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, faxed or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Consultant:

Thomas Jackson Weaver III 215 Heritage Plantation Way Hickory Valley, Tennessee 38042 Telecopy: (731) 764-6107

with a copy, which shall not constitute notice, to: Hallett & Perrin, PC 2001 Bryan Street Suite 3900 Dallas, TX 75201 Telecopy: (214) 922-4170 Attention: Randall E. Roberts

Notices to the Company (before the Effective Time):

c/o JHW Greentree Capital, L.P. 177 Broad Street Stamford, CT 06901 Telecopy: (203) 973-1422 Attention: Michael R. Stone Michael B. Cowan Samuel L. Shimer

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP Citigroup Center 153 East 53 Street New York, NY 10022 Fax: 212-446-4900 Attention: Frederick Tanne, Esq. Armand A. Della Monica, Esq.

Notices to the Company or the Surviving Corporation (after the Effective Time):

TBA Entertainment Corporation 1650 Ventura Boulevard Encino, CA 91436 Fax: (731) 764-6107 Attention: Chief Executive Officer

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP Citigroup Center 153 East 53 Street New York, NY 10022 Fax: 212-446-4900 Attention: Frederick Tanne, Esq. Armand A. Della Monica, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

     15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this

Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     16. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties concerning the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

     17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     18. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     19. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant, the Surviving Corporation and their respective heirs, successors and assigns, except that Consultant may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Surviving Corporation and the Surviving Corporation may not assign any of its rights or obligations hereunder except in the case of an assignment to the purchaser of all or substantially all of the Surviving Corporation’s assets provided that as a condition to such assignment, the purchaser shall assume and agree in writing to perform all of the Surviving Corporation’s obligations hereunder.

     20. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ANY CONFLICT OF LAW RULE OR PRINCIPLE THAT WOULD REFER TO THE LAWS OF ANOTHER JURISDICTION). EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT, IN ANY ACTION OR PROCEEDING THAT IS OTHERWISE PERMITTED UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MUST BE BROUGHT AND/OR DEFENDED IN SUCH COURT. EACH PARTY HERETO CONSENTS TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY THE APPLICABLE LAW OF THE FORUM IN ANY ACTION BROUGHT UNDER OR ARISING OUT OF THIS AGREEMENT, AND EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT EACH MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

     21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Surviving Corporation (as approved by the Board) and Consultant, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Surviving Corporation’s right to terminate the Consulting Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

     22. Tax Matters; Indemnification.

     (a) Consultant shall bear exclusive responsibility for the payment of any Social Security or similar contributions, income tax and other charges in respect of any payments made to Consultant under this Agreement. Consultant shall indemnify and keep indemnified the Surviving Corporation against any liability it suffers or incurs as a result of any claims against it for such sums and any other claims arising out of Consultant being found to be an employee of Surviving Corporation.

     (b) The Surviving Corporation shall indemnify Consultant and hold him harmless against any expenses, damages or liabilities (collectively, “Losses”) arising from claims made against him by third parties as a result of or related to actions taken by Consultant during the Consulting Period in the performance of the Consulting Duties; provided, however, that (i) in no event shall Consultant be entitled to indemnification hereunder with respect to Losses arising from or related to his gross negligence, willful misconduct, bad faith or breach of this Agreement, and (ii) the indemnification provided hereunder shall be subject to the terms, conditions and requirements set forth in the indemnification obligations provided in TBA’s Certificate of Incorporation and/or By-Laws (in each case as in effect on the date of this Agreement) with respect to the indemnification rights provided to officers of TBA.

     23. Third Party Beneficiary. It is expressly agreed by the parties hereto that each of Parent, TBA and the Surviving Corporation shall be a third party beneficiary of this Agreement.

     24. Automatic Termination Upon Termination of Merger Agreement. This Agreement shall automatically terminate without further action of the parties upon the termination of the Merger Agreement in accordance with its terms, and neither party hereto will have any liability whatsoever to the other party hereto as a result of such termination. For the avoidance of doubt, the parties acknowledge and agree that (i) this Agreement shall have no effect on the Employment Agreement until the Effective Time, at which point the Employment Agreement shall terminate in accordance with paragraph 1 hereof, (ii) Consultant will not be deemed to have been engaged by the Company, the Surviving Corporation or any of their Affiliates or Subsidiaries until the commencement of the Consulting Period in accordance with paragraph 2 hereof, and until such time Consultant will not be entitled to any of the rights or benefits described herein, nor will Consultant be bound by any of the covenants hereof and (ii) none of the Company, the Surviving Corporation or any of their Affiliates or Subsidiaries will have any liability whatsoever to Consultant under this Agreement until the commencement of the Consulting Period in accordance with paragraph 2 hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

TBA MERGER SUB, INC.

By: /s/ Michael B. Cowan

Name: Michael B. Cowan Title: Vice President

/s/ Thomas Jackson Weaver III

THOMAS JACKSON WEAVER III

Appendix E

EXECUTION

VOTING AGREEMENT

     This VOTING AGREEMENT (this “Agreement”) is dated April 8, 2004, and entered into by and among TBA HOLDINGS, LLC, a Delaware limited liability company (“Parent”), TBA MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Thomas Jackson Weaver, III (“Weaver”).

     WHEREAS, Weaver is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of 660,075 shares of the common stock, $0.001 par value per share (the “Common Stock”) of TBA Entertainment Corporation (the “Company”).

     WHEREAS, on the date hereof the Company, Parent and Merger Sub have entered into a Merger Agreement (the “Merger Agreement”) pursuant to which Parent will acquire 100% of the outstanding capital stock of the Company through the merger of Merger Sub with and into the Company (the “Merger”) on the terms and conditions set forth in the Merger Agreement, a copy of which is attached hereto as Annex A. Capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement.

     WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and expend the time and resources required to consummate the Merger, for the benefit of all stockholders of the Company, including Weaver, Parent has requested and Weaver has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Standstill. During the Term (as defined below), Weaver agrees that neither he nor any of his Affiliates will directly or indirectly (i) sell, assign, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber (collectively, “Sell”) any of the Shares (as defined in Section 8(a) below) or enter into any contract, option or other arrangement or undertaking to Sell any of the Shares, or (ii) relinquish control of the voting power with respect to any of the Shares, deposit any of the Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy with respect to any of the Shares (other than a proxy to vote in favor of the Merger at a meeting of the Company’s stockholders). For the purposes of this Agreement, “Term” will mean the period from the date of execution of this Agreement until the earlier of the date of termination of the Merger Agreement or the date of the closing of the Merger.

     2. No-Shop. During the Term, Weaver agrees that neither he nor any of his advisors (including any accountant, banker, attorney or other agent) or Affiliates (his “Representatives”) will, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, discussions or the making of any proposal (an “Acquisition Proposal”) with respect to any merger, consolidation or other business combination involving the Company or its Subsidiaries or acquisition of any kind of a material portion of the assets or capital stock of the Company or its Subsidiaries (other than the Transactions) or negotiate, explore or otherwise communicate in any way with any Person (other than Parent or Merger Sub or their directors, officers, employees and representatives) with respect to any such transaction (a “Competing Transaction”) or enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other Transactions. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any of Weaver’s Representatives will be deemed to be a breach of this Section 2 by Weaver. Upon execution of this Agreement, Weaver and his Representatives will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Weaver promptly (and in any event within 24 hours of the relevant event) shall advise Parent and Merger Sub orally and in writing of any Competing Transaction or any inquiry with respect to or that could reasonably be expected to lead to any Competing Transaction and the identity of the Person making any such Competing Transaction or inquiry, and, in each case, the material terms and conditions thereof, including any material amendment or other modification to the terms of any such Competing Transaction or inquiry. Weaver shall keep Parent and Merger Sub fully apprised of the status of any proposal relating to a Competing Transaction on a current basis.

     3.     Voting and Support. Nothing in Section 3 or Section 4 hereof shall limit or restrict Weaver’s fiduciary duties as a director of the Company to the Company’s stockholders under applicable law; provided that no action taken by Weaver in his capacity as a member of the Company’s board of directors (whether required or not) shall release him of his obligations hereunder. During the Term, Weaver does hereby irrevocably agree to vote (or cause to be voted) all of the Shares (as defined in Section 8(a) below) at every annual, special or adjourned meeting of the stockholders (including any consent in lieu of a meeting) of the Company (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, (ii) against any Acquisition Proposal relating to a Competing Transaction (other than with respect to the Transactions), or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement, and (iv) except as specifically requested in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries, (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization, dissolution, liquidation or winding up of the Company or its Subsidiaries, (C) any change in the majority of the board of directors of the Company, (D) any change in the present capitalization of the Company or any amendment to the Company’s certificate of incorporation, (E) any other material change in the Company’s corporate structure or business, and (F) any other action which is intended or would reasonably be expected to impede, interfere with, delay postpone, discourage or materially adversely affect the Merger, the transactions contemplated by the Merger Agreement or the contemplated economic benefits of any of the foregoing. During the Term, Weaver will not enter into any agreement or understanding with any Person to vote in any manner inconsistent with this Section 3.

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     4.     IRREVOCABLE PROXY. WEAVER HEREBY GRANTS TO, AND APPOINTS EACH OF PARENT AND EACH OF MICHAEL B. COWAN AND ROBERT GEDDES, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OR REPRESENTATIVES OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, AS HIS IRREVOCABLE (DURING THE TERM) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE HIS SHARES (AS DEFINED IN SECTION 8(A) BELOW) AS INDICATED IN SECTION 3 ABOVE. WEAVER INTENDS THIS PROXY TO BE IRREVOCABLE (DURING THE TERM) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EFFECTUATE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS IRREVOCABLE PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY HIM WITH RESPECT TO THE SHARES. NOTWITHSTANDING THE FOREGOING, THIS IRREVOCABLE PROXY WILL BE AUTOMATICALLY REVOKED WITHOUT ANY FURTHER ACTION ON THE PART OF WEAVER, PARENT OR MERGER SUB AT THE END OF THE TERM.

     5.     Waiver of Appraisal Rights. Weaver hereby waives, and agrees not to exercise or assert, any rights of appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the Merger.

     6.     Conduct of Weaver. During the Term, Weaver will not (i) take, agree or commit to take any action that would make any representation and warranty of Weaver hereunder inaccurate in any respect at any time, or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any representation or warranty from being inaccurate in any respect at any time, in each case except to the extent required by applicable law.

     7.     Further Assurances. During the Term, Weaver will take such further actions and execute such further documents and instruments as may reasonably be requested by Parent and Merger Sub to carry out the provisions of this Agreement and/or the Merger Agreement.

     8.     Representations & Warranties. Weaver represents and warrants to Parent and Merger Sub as follows:

     (a)  Valid Title, etc. Weaver is the true and beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934) of 660,075 shares of Common Stock (each a “Share” and collectively, the “Shares”) with no restrictions on the rights of disposition pertaining thereto, except for any restrictions contemplated herein or arising under applicable securities laws. Weaver has exclusive power to vote, exclusive power of disposition and exclusive power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his Shares with no limitations, qualifications or restrictions on these rights. Weaver represents that neither he nor any of his Affiliates is party to or bound by any agreement with respect to the voting (by proxy or otherwise), sale or other disposition of the Shares (other than this Agreement).

     (b) Non-Contravention. The execution and delivery of this Agreement by Weaver and the performance by him of his obligations under this Agreement (i) are within his powers, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental

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body, agency, official or authority, and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of Weaver or to a loss of any material benefit of Weaver under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on him or result in the imposition of any lien on any asset of Weaver other than any conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (A) impair the ability of Weaver to perform his obligations under this Agreement or (B) prevent or delay the consummation of any of the transactions contemplated hereby.

     (c)  Binding Effect. This Agreement has been duly executed and delivered by Weaver, and this Agreement is the valid and binding agreement of Weaver, enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

     (d)  Merger Agreement. Weaver has reviewed the Merger Agreement and is familiar with the terms and the conditions set forth therein.

     9.     Termination. This Agreement will automatically terminate and be of no further force and effect upon the earlier of (i) the termination of the Merger Agreement, or (ii) the closing of the Merger. Notwithstanding anything in the previous sentence, Sections 11(b) through 11(h) will survive the termination of this Agreement and the termination of this Agreement will not affect any rights any party has with respect to the breach of this Agreement by another party prior to such termination.

     10.     Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, faxed or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

if to Parent or Merger Sub:

c/o JHW Greentree Capital, L.P.
177 Broad Street
Stamford, CT 06901
Telecopy:	(203) 973-1422
Attention:	Michael R. Stone
Michael B. Cowan
Samuel L. Shimer

     with copies (that will not constitute notice to Parent or Merger Sub) to:

Kirkland & Ellis LLP
Citicorp Center
153 East 53rd Street
New York, New York 10022

Telecopy:	(212) 446-4900
Attention:	Frederick Tanne, Esq.
Armand A. Della Monica, Esq.

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if to Weaver:

Thomas Jackson Weaver, III
215 Heritage Plantation Way
Hickory Valley, TN 38042
Telecopy: (731) 764-6107

     with copies (that will not constitute notice to Weaver to):

Hallett & Perrin, P.C
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
Telecopy: (214) 922-4170
Attention: Randall E. Roberts, Esq

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

     11.     Miscellaneous.

     (a)  Weaver acknowledges and agrees that this Agreement constitutes a binding agreement of Weaver and that Parent and Merger Sub may be irreparably damaged if for any reason he fails to perform any of his obligations hereunder, and that Parent and Merger Sub would not have an adequate remedy at law for money damages in that event. Accordingly, Parent and Merger Sub will be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Weaver. This provision is without prejudice to any other rights that Parent and Merger Sub may have against Weaver for any failure to perform his obligations under this Agreement.

     (b)  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     (c)  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     (d)  This Agreement together with the Merger Agreement embodies the complete agreement and understanding among the parties concerning the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

     (E) GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE

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LAWS OF THE STATE OF DELAWARE (EXCLUDING ANY CONFLICT OF LAW RULE OR PRINCIPLE THAT WOULD REFER TO THE LAWS OF ANOTHER JURISDICTION). EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT, IN ANY ACTION OR PROCEEDING THAT IS OTHERWISE PERMITTED UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MUST BE BROUGHT AND/OR DEFENDED IN SUCH COURT. EACH PARTY HERETO HEREBY CONSENTS TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY THE APPLICABLE LAW OF THE FORUM IN ANY ACTION BROUGHT UNDER OR ARISING OUT OF THIS AGREEMENT, AND EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT EFFECTIVELY, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

     (f)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     (g)  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h)  All costs and expenses incurred in connection with this Agreement or the transactions contemplated under the Merger Agreement will be paid by the party incurring such cost or expense.

* * *

[Signature pages follow]

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     IN WITNESS WHEREOF, the undersigned have executed this Voting Agreement as of this 8th day of April, 2004.

TBA HOLDINGS, LLC

By:	/s/ Michael B. Cowan

Name: Michael B. Cowan
Title: Vice President

TBA MERGER SUB, INC.

By:	/s/ Michael B. Cowan

Name: Michael B. Cowan
Title: Vice President

/s/ Thomas Jackson Weaver III

Thomas Jackson Weaver, III

ANNEX A

MERGER AGREEMENT

(See attached)

TBA Entertainment Corporation
16501 Ventura Boulevard, Suite 601
Encino, California 91436
Phone — (818) 726-2616
Fax — (818) 728-2615
http://www.tbaent.com

TBA ENTERTAINMENT CORPORATION
16501 Ventura Boulevard, Suite 601
Encino, California 91436

Proxy Solicited on Behalf of the Board of Directors for the Special Stockholders Meeting
to be held on _____________, 2004

Please detach and mail in the enclosed envelope.

The undersigned hereby appoints Thomas Jackson Weaver III and Bryan J. Cusworth, or either of them, each with full power of substitution, attorney and proxy (the “Proxies”) for and in the name and place of the undersigned, to vote all of the shares of common stock, $0.001 par value (“Shares”), of TBA Entertainment Corporation which the undersigned could vote if personally present at the Special Stockholders Meeting to be held on    , 2004 beginning at 10:00 a.m. local time, at    , or at any adjournment or postponement thereof, upon the proposal set forth below and as described in the proxy statement for such meeting and, in their discretion, upon all matters incident to the conduct of the Special Stockholders Meeting and such other matters as may be properly brought before the Special Stockholders Meeting.

Please mark your vote in the box in the following manner using dark ink only:☒

The Board of Directors recommends a vote “FOR” the following proposal:

TO APPROVE THE MERGER TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT

FOR	☐	AGAINST	☐	ABSTAIN	☐

In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the meeting or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED IN THE SPACE PROVIDED. TO THE EXTENT NO DIRECTIONS ARE GIVEN, THEY WILL BE VOTED FOR THE PROPOSAL AND, IN THE DISCRETION OF THE PROXIES, UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

This signed Proxy revokes all proxies previously given by the undersigned to vote at the Special Stockholders Meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Special Stockholders Meeting and the Proxy Statement relating to the Special Stockholders Meeting.

Dated:                                       , 2004

Signature

Signature (if jointly held)

Please sign exactly as your name(s) appear(s) on this Proxy. When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.